Exhibit 10.1

LOAN AGREEMENT

dated as of July 1, 2019

among

Spark Networks SE,
as Administrative Borrower and as a Borrower,

Spark Networks, Inc.,

as a Borrower,

Zoosk, Inc.,

as a Borrower,

and the GUARANTORS from time to time party hereto,

the LENDERS from time to time party hereto,

BLUE TORCH FINANCE LLC,
as Administrative Agent,

and

BLUE TORCH FINANCE LLC,
as Collateral Agent

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

SCHEDULES

Schedule 1.01(a)	Term Loan Commitments
Schedule 1.01(b)	Revolving Loan Commitments
Schedule 1.01(c)	Historical Consolidated Adjusted EBITDA
Schedule 5.13	Existing Indebtedness
Schedule 5.19	Subsidiaries
Schedule 7.08	Litigation
Schedule 7.09	Capitalization and Subsidiaries
Schedule 7.14	Intellectual Property
Schedule 7.15	Real Property
Schedule 7.19	Security Filings and Filing Offices
Schedule 7.23	Brokers
Schedule 7.24	Insurance
Schedule 7.26	Deposit Accounts, Securities Accounts and Commodity Accounts
Schedule 9.02	Liens
Schedule 9.05	Investments
Schedule 9.10	Transactions with Affiliates

EXHIBITS

Exhibit A-1	Form of Term Loan Note
Exhibit A-2	Form of Revolving Note
Exhibit B	Form of Guaranty and Security Agreement
Exhibit C	Form of Collateral Assignment of Closing Date Acquisition Documents
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Notice of Conversion/Continuation
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Borrowing Notice

LOAN AGREEMENT

LOAN AGREEMENT dated as of July 1, 2019 (as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, this “Agreement”) among Spark Networks SE, a Societas Europaea (Europäische Gesellschaft) with registered seat in Munich, Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin, Federal Republic of Germany (“Spark”), Spark Networks, Inc., a Delaware corporation (“Spark Inc.”), and Zoosk, Inc., a Delaware corporation (“Zoosk” and, together with Spark and Spark Inc., each a “Borrower”, and collectively, the “Borrowers”), the Subsidiaries of Spark that are Guarantors or become Guarantors hereunder pursuant to Section 8.10 hereof, the Lenders from time to time party hereto, BLUE TORCH FINANCE LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, each an “Agent” and collectively the “Agents”).

Introductory Statement

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 21, 2019 (together with the schedules and exhibits thereto, the “Closing Date Acquisition Agreement”), Spark will acquire, directly or indirectly Zoosk, Inc. and its Subsidiaries (collectively, the “Closing Date Target”) (as set forth in the Closing Date Acquisition Agreement) (the “Closing Date Acquisition”); and

WHEREAS, the Borrowers have requested that (a) the Term Loan Lenders extend term loans to the Borrowers on the Closing Date in the aggregate principal amount of $120,000,000 and (b) the Revolving Lenders provide commitments for revolving loans in an amount up to $5,000,000, in each case, the proceeds of which the Borrowers will use in accordance with Section 8.12; and

WHEREAS, the Lenders desire to extend such term loans to the Borrowers and provide revolving loan commitments to the Borrowers, the Administrative Agent desires to act as administrative agent for the Lenders, and the Collateral Agent desires to act as collateral agent for the Secured Parties, in each case on and subject to the terms and conditions of this Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Defined Terms. As used herein, the following terms have the meanings specified in this Section 1.01 unless the context otherwise requires:

“Acceptable Bank” means:

(a)          a bank or financial institution which has (i) a rating for its long-term unsecured and non-credit-enhanced debt obligations of A or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A-2 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognized credit rating agency and (ii) a combined capital and surplus greater than $500,000,000; or

(b)          any other bank or financial institution approved by the Administrative Agent in its reasonable discretion.

“Account Control Agreement” means, with respect to a deposit account or a securities account located in the United States (other than an Excluded Deposit Account), an account control agreement in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by the Loan Party owning such account, the Collateral Agent, and the applicable depositary bank or securities intermediary, as applicable, which account control agreement provides the Collateral Agent with, among other things, “control” over such account (as defined in, and for purposes of, the UCC) and the cash or investment property therein, as applicable.

“Accounts” or “accounts” means “Accounts”, as such term is defined in the UCC as in effect on the date hereof.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated Adjusted EBITDA of such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated Adjusted EBITDA”.

“Acquisition” means the purchase or other acquisition by a Loan Party or Subsidiary thereof of all of the Capital Stock in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets representing a business unit or business line of or customer base of) any Person that, upon the consummation thereof, will be wholly-owned (other than director’s qualifying shares) directly or indirectly by a Loan Party (including, without limitation, as a result of a merger or consolidation or the purchase or other acquisition of all or a substantial portion of the property and assets of a Person).

“Acquisition Consideration” means the consideration for any Acquisition and all other payments, directly or indirectly, by any Loan Party or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Acquisition, whether paid in cash or by exchange of properties (including capital expenditures used to fund any portion of a purchase price and any assumptions of Indebtedness) or otherwise (but excluding transaction costs and expenses, exchange of capital stock and any portion of the purchase price attributable to cash on the balance sheet of the target), and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time (including all Earn-Out Obligations), and whether or not any such future payments (including all Earn-Out Obligations) are subject to the occurrence of any contingency (calculated, in the case of Earn-Out Obligations, at the maximum amount payable in respect thereof).

“Administrative Agent” has the meaning set forth in the preamble to this Loan Agreement.

“Administrative Borrower” has the meaning set forth in Section 2.11(j).

“Affiliate” means, with respect to any Person, (i) any other Person that directly, or indirectly (through one or more intermediaries or otherwise), Controls or is Controlled by or is under common Control with such Person, and (ii) such Person’s officers, directors and other Persons functioning in substantially similar roles. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, for purposes of this definition, any Person which owns directly or indirectly ten percent (10%) or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person, or ten percent (10%) or more of the Capital Stock of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person. The terms “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding anything herein to the contrary, neither Agent nor any Lender, nor any of their respective Affiliates, shall be deemed an Affiliate of any Loan Party solely by virtue of the transactions contemplated by this Loan Agreement and the other Loan Documents.

“Agents” and “Agent” each has the meaning set forth in the preamble to this Loan Agreement.

“Aggregate Revolving Loan Commitment” means the commitment, if any, of the Revolving Lenders to make Revolving Loans to the Borrowers hereunder, which as of the Closing Date shall be in an aggregate principal amount of $5,000,000.

“Alternative Interest Rate Election Event” has the meaning given to such term in Section 2.06(c).

“Anti-Terrorism Laws” has the meaning given to such term in Section 7.31.

“Applicable Accounting Standards” means (a) prior to the GAAP Election, IFRS, and (b) upon and at all times after the GAAP Election, GAAP; provided, that, with respect to Historical Financial Statements, “Applicable Accounting Standards” shall refer to the accounting standards pursuant to which such Historical Financial Statements were prepared (as specified in the definition thereof).

“Applicable Laws” means, as to any Person, any Laws applicable to, or otherwise binding upon, such Person or any of its property, products, business, assets or operations, or to which such Person or any of its property, products, business, assets or operations is subject.

“Applicable Margin” means, (a) with respect to any LIBOR Rate Loan, eight percent (8.00%) per annum, and (b) with respect to any Base Rate Loan, seven percent (7.00%) per annum.

“Approved Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or investing in one or more debt securities, bank loans, other commercial loans, or other similar extensions of credit in the Ordinary Course of Business, and which Person either: (a) is administered, managed, advised or underwritten by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, manages, advises or underwrites a Lender; or (b) purchases, holds or invests in, or was formed for the purpose of purchasing, holding or investing in, one or more debt securities, bank loans, other commercial loans, or other similar extensions of credit originated by (i) a Lender or (ii) an Affiliate of a Lender.

“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit F or such other form as acceptable to the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with Applicable Accounting Standards.

“Authorized Officer” means, with respect to any Person, the president, board member (Vorstand), director (Geschäftsführer), chief executive officer, chief financial officer, chief operating officer or secretary of such Person (or a manager, in the case of a Person that is a limited liability company), provided that, with respect to financial reporting and other financial matters (including Compliance Certificates, Consolidated Excess Cash Flow, and Solvency Certificates), “Authorized Officer” means the chief financial officer of the applicable Loan Party or such other officer or similar Person performing such duties for such Loan Party.

“Availability” means, subject to the provisions of Section 6.01, at any time, an amount equal to (i) the Aggregate Revolving Loan Commitment minus (ii) the aggregate Revolving Exposure of all Revolving Lenders.

“Availability Period” means the period beginning on the first Business Day occurring after the Closing Date and ending on the earliest to occur of (i) June 30, 2023 and (ii) the date on which the Revolving Loans become due and payable in accordance with Section 10.02.

“AWG” has the meaning given such term in Section 7.32.

“AWV” has the meaning given such term in Section 7.32.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by Administrative Agent) as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent in good faith) or any similar release by the Federal Reserve Board (as determined by Administrative Agent in good faith), (b) the sum of one-half of one percent (0.50%) per annum and the Federal Funds Rate, and (c) the sum of (x) the LIBOR Rate calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than one and one half percent (1.50%) per annum), plus (y) one percent (1.00%) per annum, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Board” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

“Borrower” and “Borrowers” have the meaning set forth in the preamble to this Loan Agreement.

“Borrowing Notice” means a written notice in the form of Exhibit I, which shall be delivered by an Authorized Officer of the Administrative Borrower.

“Budget” has the meaning given to such term in Section 8.01(f).

“Business” means the business of online dating, online matchmaking, dating events, advertising and businesses that are reasonably supplemental, complementary or incidental thereto.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York and Munich are required, authorized or otherwise permitted by law or other governmental actions to close, and (b) with respect to any notices or determinations in connection with any LIBOR Rate established hereunder, any day that is also a day for trading by and between banks in Dollar deposits in the London Interbank Eurodollar market.

“Capital Stock” means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person, and in each case any and all warrants, rights or options to purchase, and all conversion or exchange rights, voting rights, calls or rights of any character with respect to, any of the foregoing.

“Capitalized Lease Obligations” means, as applied to any Person, subject to Section 1.03, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with Applicable Accounting Standards.

“Capitalized Leases” means, as applied to any Person, all leases of property (real or personal) that have been or should be, in accordance with Applicable Accounting Standards, classified as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis.

“Cash Equivalents” means:

(a)          any direct obligation of, or unconditional guaranty by, the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or the United States of America (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America) maturing not more than one year after the date of acquisition thereof;

(b)          commercial paper maturing not more than one hundred eighty (180) days from the date of issue and issued by a corporation (other than an Affiliate of any Loan Party) organized under the laws of the United Kingdom, any member state of the European Economic Area, any Participating Member State, any state of the United States of America or of the District of Columbia and, at the time of acquisition thereof, rated A 1 or higher by S&P or P 1 or higher by Moody’s;

(c)          any certificate of deposit, time deposit or bankers’ acceptance, maturing not more than one year after its date of issuance, which is issued by an Acceptable Bank;

(d)          any repurchase agreement having a term of thirty (30) days or less entered into with any Acceptable Bank which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(e)          mutual funds with assets in excess of $5,000,000, substantially all of which are of the type described in clauses (a) through (d) of this definition; and

(f)           other short term liquid investments approved in writing by the Administrative Agent.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and binding standards issued thereunder.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means the occurrence of any of the following:

(a)          any Person, “person” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Spark that exceeds 35% thereof;

(b)          other than as permitted under Sections 9.03 and 9.04, Spark or any other Loan Party at any time ceases (i) to own and control directly, beneficially and of record, on a fully diluted basis, 100% of the outstanding voting and economic Capital Stock of any of its Subsidiaries or (ii) to be the managing member of, or have or exercise the power to elect a majority of the board of directors or other managing body of any of its Subsidiaries; or

(c)          any sale of all or substantially all of the property or assets of Spark and its Subsidiaries other than in a sale or transfer to another Loan Party.

“Claims” has the meaning set forth in the definition of Environmental Claims.

“Closing Date” means the first date upon which all conditions precedent listed in Article V have been satisfied or waived by no later than 1:00 p.m. pursuant to the terms thereof (i.e., July 1, 2019).

“Closing Date Acquisition” has the meaning set forth in the Introductory Statement to this Loan Agreement.

“Closing Date Acquisition Agreement” has the meaning set forth in the Introductory Statement to this Loan Agreement.

“Closing Date Target” has the meaning set forth in the Introductory Statement to this Loan Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all rules, regulations, standards and guidelines issued thereunder. Section references to the Code are to the Code as in effect at the date of this Loan Agreement, and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means any assets of any Loan Party or other assets upon which the Collateral Agent and/or the Secured Parties has been granted a Lien in connection with this Loan Agreement, including pursuant to the Security Documents.

“Collateral Agent” has the meaning set forth in the preamble to this Loan Agreement.

“Collateral Assignee” has the meaning given to such term in Section 12.06(d).

“Collateral Assignment of Closing Date Acquisition Documents” means an assignment by Spark to the Collateral Agent (for the benefit of the Secured Parties) of all of Sparks’ rights under the Closing Date Acquisition Agreement and each other material agreement, document or instrument executed pursuant to, or delivered in connection with, such agreement, including each Joinder Agreement (as defined in the Closing Date Acquisition Agreement), in each case together with all schedules and exhibits thereto, substantially in the form of Exhibit C.

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Loan Parties.

“Commitment” means, with respect to (a) each Term Loan Lender, such Lender’s Term Loan Commitment and (b) each Revolving Lender, such Revolving Lender’s Revolving Loan Commitment.

“Commitment Fee Rate” means a per annum rate equal to three quarters of one percent (0.75%).

“Commitment Percentage” means for any Revolving Lender, the percentage identified as its Commitment Percentage on Schedule 1.01(b), as such percentage may be modified in connection with any assignment made in accordance with the terms of this Loan Agreement.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Administrative Borrower substantially in the form of Exhibit D, together with such changes thereto or departures therefrom as the Administrative Agent may reasonably request or approve from time to time.

“Confidential Information” has the meaning given to such term in Section 12.18.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for a specified period, an amount determined for the Consolidated Companies equal to, on a trailing twelve month basis (including, subject to the established Consolidated Adjusted EBITDA amounts provided below, any months that precede the Closing Date):

(a)          Consolidated Net Income of the Consolidated Companies, plus

(b)          to the extent reducing Consolidated Net Income (other than in respect of clauses (x), (xiv), (xv), (xviii) and (xxi)), the sum of, without duplication, amounts for:

(i)          Consolidated Interest Expense during such measurement period,

(ii)         all Taxes on or measured by income (but excluding tax refunds), the provision for federal, state, local and foreign income taxes, taxes on profit or capital, including, without limitation, state franchise and similar taxes and withholding taxes,

(iii)        total depreciation expense,

(iv)        total amortization expense (including amortization of intangible assets, including goodwill, lease assets, deferred financing costs and software),

(v)         other non-cash charges and expenses reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period),

(vi)        transaction costs, fees and expenses incurred in connection with the consummation of the Transactions, including amendments, modifications and waivers relating to the Transactions,

(vii)       transaction costs, fees and expenses incurred in connection with the issuance of Indebtedness or Capital Stock, Investments (including Permitted Acquisitions), and Dispositions, in each case to the extent permitted by the Loan Documents and whether consummated or unconsummated; provided that the amount added back pursuant to this clause (vii) relating to transactions that are not consummated shall not exceed $1,000,000 in the aggregate during any trailing twelve month period,

(viii)      the amount of any Earn-Out Obligations and other contingent consideration obligations in connection with any Permitted Acquisition (including the Deferred Merger Payment), other Investments permitted by the Loan Documents, and similar acquisitions and Investments completed prior to the Closing Date, in each case that are paid or accrued during the applicable period, and

(ix)         the amount of extraordinary, nonrecurring or unusual costs, charges, expenses or losses (including any legal settlements and including all fees and expenses relating thereto); provided, that the aggregate amount added back for cash costs, charges, expenses or losses pursuant to this clause (ix) shall not exceed an amount equal to 7.5% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-back),

(x)          pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies that result (or that are expected in good faith to result in the following twelve months, net of the amount of actual benefits realized from such actions during such period) from the Transactions, Acquisitions, Dispositions, recapitalizations, other similar transactions, operating improvements or changes, restructurings, cost-savings and similar initiatives, plans or other actions; provided, that (A) such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable, factually supportable and reasonably attributable to the actions specified, (B) such actions have been taken or are expected to be taken (in the good faith determination of the Administrative Borrower) within twelve months of the date of determination, and (C) the aggregate amount added back pursuant to this clause (x) and the following clause (xi) shall not exceed an amount equal to 25% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-backs),

(xi)         all restructuring costs, integration costs, business optimization expenses or costs, expenses and losses relating to the undertaking of cost-saving initiatives, operating expense reductions and other synergies and similar initiatives, retention, recruiting, relocation and signing bonuses and expenses, severance costs, transaction fees and expenses, any one-time expense relating to enhanced accounting function or other transaction costs; provided, that the aggregate amount added back pursuant to this clause (xi) and the foregoing clause (x) shall not exceed an amount equal to 25% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-backs),

(xii)       all (A) costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or arrangement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, including any charges arising from the grant or settlement of virtual stock option programs, stock appreciation or similar rights, and (B) the Permitted Cash VSOP Payments,

(xiii)       payments to employees or officers (x) made prior to the Closing Date in connection with the Liquidity Bonus Plan (as defined in the Closing Date Acquisition Agreement) and (y) in connection with the Retention Plan (as defined in the Closing Date Acquisition Agreement),

(xiv)      all adjustments set forth in the (A) quality of earnings report in respect of the Closing Date Target delivered to the Administrative Agent on February 28, 2019 and (B) quality of earnings report in respect of Spark and its Subsidiaries delivered to the Administrative Agent on March 1, 2019,

(xv)       proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace to the extent received in cash during such period (to the extent not otherwise included in Consolidated Net Income) or reasonably and in good faith expected to be received within 60 days of the end of such period; provided that any amount added back pursuant to this clause (xv) for amounts reasonably expected to be received within 120 days of the end of such period shall be added back in the period during which the lost income related to such business interruption insurance proceeds was incurred, and, to the extent not actually received during such 120 day period, shall be deducted from Consolidated Adjusted EBITDA in the subsequent period of measurement; provided, further, that the amounts added back under this clause (xv) but not received in cash during the applicable period, when aggregated with all amounts added back pursuant to clause (xx)(C), shall not exceed an amount equal to 5.0% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-back),

(xvi)      [reserved],

(xvii)     any purchase accounting effects, including, without limitation, any write-downs of deferred revenue,

(xviii)    solely for the purpose of determining compliance with Section 9.13 (and for no other purpose under any Loan Document) in respect of any Test Period in which there is a Financial Covenant Default, the amount of proceeds of any Equity Cure Investment received by the Borrowers,

(xix)       [reserved],

(xx)        losses, expenses and payments that are covered by indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by the Borrowers or any of their respective Subsidiaries to the extent such losses, expenses and payments have been (or are reasonably and in good faith anticipated by the Administrative Borrower to be) reimbursed pursuant to the applicable third-party insurance, indemnity, guaranty or acquisition agreement in (A) such period, (B) an earlier period if not added back to Consolidated Adjusted EBITDA in such earlier period or (C) within 120 days of the end of such period; provided that, in the case of clause (C), to the extent such amounts are not so reimbursed within such 120 day period, such amounts shall reduce Consolidated Adjusted EBITDA in the next measurement period (unless such amounts are later so reimbursed), provided, further that the aggregate amount added back pursuant to clause (C) of this clause (xx), when aggregated with amounts not received in cash during the applicable period under clause (xv), shall not exceed an amount equal to 5.0% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-backs), and

(xxi)       all adjustments set forth in the Spark Model delivered to the Administrative Agent on March 4, 2019; minus

(c)          to the extent increasing Consolidated Net Income for such measurement period, the sum of, without duplication:

(i)          amounts for other non-cash gains (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); and

(ii)         the amount of extraordinary, nonrecurring or unusual gains received during the specified period.

There shall be included in determining Consolidated Adjusted EBITDA for any measurement period, without duplication (other than for purposes of calculating Consolidated Excess Cash Flow), the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by a Loan Party or Subsidiary of a Loan Party during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by a Loan Party or Subsidiary thereof during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition).

There shall be excluded in determining Consolidated Adjusted EBITDA for any period, without duplication, the Disposed EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person sold, transferred or otherwise disposed of by a Loan Party or Subsidiary of a Loan Party during such period (each such Person, property, business or asset so sold or disposed, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding anything herein to the contrary, proceeds of an Equity Cure Investment shall not be included in the calculation of Consolidated Adjusted EBITDA for purposes of any calculation of Consolidated Excess Cash Flow.

Consolidated Adjusted EBITDA for each of the certain historical periods shall be deemed to be the amounts set forth in Schedule 1.01(c).

“Consolidated Capital Expenditures” means, for any specified period, the sum of, without duplication, all expenditures made, directly or indirectly, by the Consolidated Companies during such period, determined on a consolidated basis in accordance with Applicable Accounting Standards, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows of the Consolidated Companies, or have a useful life of more than one year, but excluding (i) expenditures made in connection with the acquisition, replacement, substitution, improvement, expansion or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) with cash proceeds of Dispositions that are reinvested in accordance with this Loan Agreement, (d) with proceeds of landlord financed leasehold improvements, or (e) to the extent financed with the Net Equity Proceeds of an equity issuance (other than the Net Equity Proceeds from any Equity Cure Investment) by Spark to the extent not prohibited by this Loan Agreement, and (ii) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions or other permitted Investments in all or substantially all of the equity or assets of another Person or business unit or division.

“Consolidated Companies” means the Loan Parties and their Subsidiaries on a consolidated basis in accordance with Applicable Accounting Standards.

“Consolidated Excess Cash Flow” means, for a specified period, the excess (if any), of:

(a)          Consolidated Adjusted EBITDA for such period, plus

(b)          the amount of cash gains excluded in the calculation of Consolidated Adjusted EBITDA (other than such excluded cash gains resulting from any tax refunds), minus

(c)          the sum for such period (without duplication and to the extent that the following amounts have not already been deducted in determining Consolidated Adjusted EBITDA for such period) of:

(i)          Consolidated Interest Expense paid in cash, plus

(ii)         scheduled principal amortization payments of Indebtedness and payments at maturity actually made during such period, plus

(iii)        all non-cash items that were added back to Consolidated Adjusted EBITDA (or that were included in and not deducted from Consolidated Net Income), plus

(iv)        Taxes paid in cash by the Consolidated Companies, plus

(v)         Consolidated Capital Expenditures not financed with the proceeds of long term Indebtedness, plus

(vi)        unfinanced expenditures actually paid in cash using internally generated cash with respect to or in connection with any Permitted Acquisition or other permitted Investments during such period (including payments of Earn-Out Obligations, or other similar obligations, retention payments and the Deferred Merger Payment), plus

(vii)       cash payments during such period in respect of long-term liabilities (including pension and similar obligations) (other than the payments in respect of the Obligations), plus

(viii)      any cash add-backs that were added back to Consolidated Adjusted EBITDA (or that were included in and not deducted from Consolidated Net Income) or cash losses that were excluded from the calculation of Consolidated Adjusted EBITDA, plus

(ix)         insurance proceeds (other than any insurance proceeds that are not reinvested within the allotted 360-day period pursuant to Section 4.02(a)), plus

(x)          cash payments in respect of Restricted Payments made during such period in accordance with Sections 9.06(a), (e),(f) or (g), provided, that cash payments of Restricted Payments in accordance with Section 9.06(a) shall, for the purposes of this clause (x), not exceed $1,000,000 in any period; plus

(xi)         increases in Consolidated Working Capital (and minus decreases in Consolidated Working Capital), plus

(xii)        fees or expenses paid to either Agent or any Lender in relation to amounts owed under this Agreement or any other Loan Document.

“Consolidated Interest Expense” means, for the Consolidated Companies, the sum of all interest (net of interest income) in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period); provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated Interest Expense shall include the amount of any interest on the Term Loans (or loans under the Revolving Loan Facility) that otherwise would be required to be paid if not for the prepayment of the Term Loans (or loans under the Revolving Loan Facility) with the proceeds of any Equity Cure Investment, for the fiscal quarter immediately preceding such Equity Cure Investment and, without duplication, for each of the following three fiscal quarters.

“Consolidated Net Income” means, for any specified period, the consolidated net income (or deficit) of the Consolidated Companies, after deduction of all expenses, taxes, and other proper charges, determined in accordance with Applicable Accounting Standards, after eliminating therefrom all extraordinary nonrecurring items of income or loss, provided that there shall be excluded: (a) the income (or loss) of any Person in which any Person (other than any of the Consolidated Companies) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to any of the Consolidated Companies by such Person during such specified period, (b) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of any of the Consolidated Companies or is merged into or consolidated with any of the Consolidated Companies or such Person’s assets are acquired by any of the Consolidated Companies, (c) the income of any consolidated Subsidiary of any of the Consolidated Companies to the extent that the declaration or payment of dividends or other distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of any Contractual Obligation or Applicable Law applicable to that consolidated Subsidiary, (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (e) any gain attributable to the write-up of any asset and any loss attributable to the write-down of any asset; (f) any net gain from the collection of the proceeds of life insurance policies; (g) any net gain arising from the acquisition of any securities, or the extinguishment, under Applicable Accounting Standards, of any Indebtedness, of any of the Consolidated Companies, (h) in the case of a successor to any consolidated Subsidiary of any of the Consolidated Companies by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets (unless such successor was a consolidated Subsidiary of any of the Consolidated Companies prior to such consolidation, merger or transfer), (i) any deferred credit representing the excess of equity in any consolidated Subsidiary of any of the Consolidated Companies at the date of acquisition of such consolidated Subsidiary over the cost to the Consolidated Companies of the investment in such Subsidiary, (j) the cumulative effect of any change in Applicable Accounting Standards during such period, and (k) any noncash FASB ASC 815 income (or loss) related to hedging activities.

“Consolidated Total Assets” shall mean, as of any date, the total property and assets of Spark and its Subsidiaries, determined in accordance with Applicable Accounting Standards, as set forth on the consolidated balance sheet of Spark delivered pursuant to Section 8.01(b).

“Consolidated Working Capital” means, as of any date of determination, the excess of (a) the sum of all amounts (other than cash and current tax assets) that would, in conformity with Applicable Accounting Standards, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Consolidated Companies at such date over (b) the sum of all amounts that would, in conformity with Applicable Accounting Standards, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Consolidated Companies on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Indebtedness, (ii) all Indebtedness consisting of the Term Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income Taxes; provided, however, that if a Permitted Acquisition is consummated during the applicable period of determination, changes in Consolidated Working Capital for the target of such Permitted Acquisition will be measured for the period commencing on the first day of the first month after such Permitted Acquisition was consummated and ending on the last day of the period of determination.

“Contingent Liability” means, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Contingent Liability shall be determined in accordance with Applicable Accounting Standards.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person, or any agreement, instrument, permit, license or other undertaking to which such Person is a party or by which such Person or any of its property is bound or subject.

“Copyright Security Agreements” means any copyright security agreement entered into on or after the Closing Date (as required by this Loan Agreement or any other Loan Document).

“Cure Notice” has the meaning given to such term in Section 9.13(f)(i).

“Customer” means and includes the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with a Person, pursuant to which such Person is to deliver any personal property or perform any services.

“Default” means any event, act or condition that, with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Administrative Borrower and Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has failed, within three Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error.

“Deferred Merger Payment” means the payment of the “Holdback Amount” (as defined in the Closing Date Acquisition Agreement) plus any interest accrued thereon pursuant to the Closing Date Acquisition Agreement.

“Deferred Merger Payment Subordination Agreement” means that certain Subordination Agreement, dated as of the Closing Date, among the Company Holders (as defined in the Closing Date Acquisition Agreement) holding a majority of the Company Capital Stock (as defined in the Closing Date Acquisition Agreement) and the Administrative Agent.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount of Consolidated Adjusted EBITDA of such Sold Entity or Business for such period.

“Disposition” means, with respect to any Person, any sale, transfer, lease, contribution or other conveyance of any of such Person’s or any of such Person’s Subsidiaries’ assets or properties (including Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions. “Dispose” shall have a correlative meaning consistent with the foregoing.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 180 days after the Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of any Loan Party or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Earn-Out Obligations” means any earn-out obligation or other similar deferred and contingent obligation of any Loan Party or Subsidiary of a Loan Party incurred or created in connection with any Acquisition or other Investment, but excluding purchase price adjustments and indemnity escrows.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any (x) bona fide debt fund, (y) regulated banking or financial institution, or (z) other Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and/or similar extensions of credit in the ordinary course of its business.

“Employee Benefit Plan” means an employee benefit plan (within the meaning of Section 3(3) of ERISA) that is sponsored, maintained, or contributed to by a Loan Party or any Subsidiary of any Loan Party.

“English Debenture” means an English law governed debenture, in form and substance satisfactory to the Collateral Agent, pursuant to which each UK Loan Party from time to time shall grant fixed and floating charges over all, or substantially all, of its assets in favor of the Collateral Agent for the benefit of the Secured Parties.

“English Security Documents” means, collectively, the English Debenture, the English Share Charge or any accession deed in respect thereof (in each case).

“English Share Charge” means an English law share charge in form and substance satisfactory to the Collateral Agent, pursuant to which each Loan Party which directly holds shares in any Subsidiary incorporated in England and Wales shall grant a fixed charge over such shares, in favor of the Collateral Agent for the benefit of the Secured Parties.

“Environmental Claims” means any and all actions (including administrative, regulatory and judicial actions), suits, demands, demand letters, claims, liens, notices of noncompliance or violation, requests for information, warning letters, notices of deficiencies, investigations (other than internal reports prepared by the Loan Parties (a) in the Ordinary Course of Business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (“Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, fines, penalties, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, fines, penalties, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from any alleged violation of Environmental Law.

“Environmental Law” means any applicable federal, state, foreign, local or municipal statute, law, rule, regulation, order, ordinance, code, decree, or other binding written requirement of any Governmental Authority now or hereafter in effect, in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to or imposing liability or standards of conduct concerning protection of the environment or natural resources, protection of human health or safety (from exposure to Hazardous Materials), or occupational health and safety (from exposure to Hazardous Materials), including public environmental notification requirements and environmental transfer of ownership, notification or approval statutes.

“Equity Cure Investment” has the meaning given to such term in Section 9.13(f)(ii).

“Equity Cure Right” has the meaning given to such term in Section 9.13(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Loan Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that, together with any Loan Party or any Subsidiary of any Loan Party, is, or within the last six (6) years was, treated as a “single employer” within the meaning of Section 4001(b) of ERISA, and for the purpose of Section 302 of ERISA and Sections 412, 4971, 4977, and each “applicable section” under Section 414(t)(2) of the Code within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (i) a Reportable Event occurs with respect to any Plan; (ii) any Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iii) any Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), or any of the Loan Parties or any Subsidiary of any Loan Party has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302, 303 or 304 of ERISA with respect to any Plan; (iv) any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate fails to make a required installment under Section 430(j) of the Code with respect to any Plan or to make any required contribution to a Multiemployer Plan when due; (v) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007; (vi) any proceeding is instituted to terminate or partially terminate any Plan or to appoint a trustee to administer any Plan, or any written notice of any such proceeding is given to any of the Loan Parties or any ERISA Affiliate; (vii) the imposition on account of any Plan of any Lien under the Code or ERISA on the assets of any of the Loan Parties or any ERISA Affiliate; (viii) the occurrence of an event, transaction or failure that results in or would reasonably be expected to result in liability to any Loan Party under Title I of ERISA or a tax under any of Sections 4971 through 5000 of the Code; (ix) the complete or partial withdrawal of any of the Loan Parties or any ERISA Affiliate from a Multiemployer Plan that results in the imposition of Withdrawal Liability or insolvency under Title IV of ERISA of any Multiemployer Plan; (x) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (xi) the withdrawal of any Loan Party or ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (xii) with respect to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is intended to qualify under Section 401(a) of the Code, a failure to so qualify or imposition of a sanction in lieu of disqualification.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Blocking Regulation” has the meaning given to such term in Section 7.31.

“Event of Default” has the meaning given to such term in Article X.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any date, as determined by the Administrative Agent, the spot selling rate posted by Bloomberg on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m. on such date; provided, that, if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is available, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m. on the applicable date for the purchase of the relevant currency for delivery two (2) Business Days later.

“Excluded Deposit Accounts” means a deposit account (a) which is used for the sole purpose of making payroll for the then current payroll period and withholding Tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (b) which is used for the sole purpose of paying Taxes, including withholding and sales Taxes, (c) is a zero balance deposit account, (d) constituting a custodian, trust, fiduciary or other escrow account established for the benefit of third parties in the Ordinary Course of Business in connection with transactions permitted hereunder, including the Adjustment Escrow Fund (as defined in the Closing Date Acquisition Agreement), or (e) set forth on Schedule 7.26, and which, together with all such deposit accounts (other than those identified in clauses (a) through (d)) have an average daily balance of less than $500,000 in the aggregate for each calendar month.

“Excluded Subsidiary” means, as of any date of determination, (a) each Immaterial Subsidiary and (b) each Subsidiary that is not required to be a Loan Party for the purposes of satisfying the Guarantor Coverage Test.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 12.07) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any Taxes imposed under German Income, Corporate and Trade Tax law, e.g. under Sec. 50a Para. 7 German Income Tax Code (Einkommensteuergesetz).

“Executive Order” has the meaning given to such term in Section 7.31.

“Executives” shall have the meaning given to such term in the definition of Permitted Cash VSOP Payments.

“Extended Revolving Loan Commitment” has the meaning given to such term in Section 12.01(d).

“Extended Revolving Loan Lender” has the meaning given to such term in Section 12.01(d).

“Extended Term Loans” has the meaning given to such term in Section 12.01(d)(i).

“Extending Term Lender” has the meaning given to such term in Section 12.01(d)(i).

“Extension” has the meaning given to such term in Section 12.01(d)(i).

“Extension Offer” has the meaning given to such term in Section 12.01(d)(i).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Loan Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, and if no such rate is so published, the Federal Funds Rate for such day shall be the average rate for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it (but in no event less than 0.0%).

“Fee Letter” means the fee letter, dated as March 21, 2019, among Spark, the Administrative Agent, and the Initial Lenders.

“Fees” means all amounts payable pursuant to, or referred to in, Section 3.01 or in the Fee Letter.

“Financial Covenant Cure Amount” has the meaning given to such term in Section 9.13(f)(i).

“Financial Covenant Default” has the meaning given to such term in Section 9.13(f).

“First Lien Net Leverage Ratio” means, as of the last day of any specified Test Period, the ratio of (a) the sum of (i) the outstanding aggregate principal amount of Funded Debt that is secured by the Collateral on a pari passu basis with the Obligations (for the avoidance of doubt, excluding any Funded Debt in which the applicable liens are expressly subordinated or junior to the liens securing the Credit Facilities) minus (ii) the Qualified Cash of the Loan Parties in an amount not to exceed $20,000,000, divided by (b) Consolidated Adjusted EBITDA.

“Fixed Charge Coverage Ratio” means (without duplication), as of the last day of any specified Test Period, the ratio of (a) (i) Consolidated Adjusted EBITDA for such Test Period minus (ii) any Restricted Payments paid in cash to any person that is not a Loan Party or wholly-owned direct or indirect Subsidiary thereof minus (iii) unfinanced Consolidated Capital Expenditures (except to the extent financed with Revolving Loans), excluding Consolidated Capital Expenditures made with Capital Stock contributions or reinvestment of asset sales or insurance proceeds within the permitted reinvestment period pursuant to Section 4.02(a), minus (iv) Taxes based on income paid in cash by the Consolidated Companies, divided by (b) Fixed Charges.

“Fixed Charges” means the sum of (a) cash interest expense (including on Capitalized Lease Obligations)(net of cash interest income) and (b) regularly scheduled principal amortization (including on Capitalized Lease Obligations) (as such amounts may be reduced by the application of prepayments as set forth in this Credit Agreement); provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio for any Test Period ending on or prior to September 30, 2020, the amounts calculated pursuant to clause (a) for the relevant Test Periods shall equal such actual amounts from the Closing Date to and including the last day of the relevant Test Period, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to such date of determination.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funded Debt” means, as of any date of determination, the aggregate principal amount of then outstanding Indebtedness of the Consolidated Companies (i) of the types described in clauses (a), (d), (e), and (f), of the definition of “Indebtedness” plus (ii) drawn and unreimbursed obligations under letters of credit; provided, however, that for purposes of financial covenant calculations, the amount of any prepayment of the Term Loans shall not include any such payment from the proceeds of any Equity Cure Investment for any period in which the proceeds of such Equity Cure Investment are deemed to increase Consolidated Adjusted EBITDA.

“Funding Date” means any date on which a Revolving Loan is made to the Borrowers by Revolving Lenders.

“GAAP” means generally accepted accounting principles in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 1.03.

“GAAP Election” shall mean, as of the end of any financial reporting period, the written election of Spark to prepare the financial statements of the Consolidated Companies in accordance with GAAP, rather than IFRS, provided any such election, once made, shall be irrevocable. Any calculation or determination in this Agreement that requires the application of IFRS for periods that include fiscal quarters ended prior to the GAAP Election shall remain as previously calculated or determined in accordance with IFRS. Following delivery to the Administrative Agent of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the Required Lenders and Loan Parties shall negotiate in good faith to amend (in a manner mutually satisfactory to the Required Lenders and Loan Parties) the thresholds or methods of calculation of any financial covenant, calculation or definition or competent applicable thereto in the Loan Documents, such that compliance therewith is neither more nor less burdensome (as determined by the Required Lenders in their reasonable discretion) to Loan Parties as a result of the GAAP Election and, thereafter, all references to GAAP or IFRS shall be deemed references to GAAP.

“German Loan Party” means any Loan Party incorporated or established in the Federal Republic of Germany.

“German Security Documents” means, collectively, a German law governed GmbH share pledge agreement, account pledge agreement, global assignment agreement and IP Rights assignment agreement.

“Global Intercompany Note” means that certain global intercompany note, dated as of the date hereof, executed and delivered by the Loan Parties and such other Subsidiaries that may become party thereto from time to time.

“Governmental Authority” means any federal, state or local government of the United States, any foreign country, any multinational authority, or any state, commonwealth, province, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions, and in each case any department or agency thereof.

“Guarantor Coverage Test” means that on a trailing six month basis measured on the date of delivery of the monthly financial statements delivered pursuant to Section 8.01(a), (a) the aggregate (without duplication) Consolidated Adjusted EBITDA for the most recently ended trailing twelve month period attributable to the Loan Parties as a group is no less than 80% of Consolidated Adjusted EBITDA for the most recently ended trailing twelve month period (excluding intra-group items, investments in Subsidiaries and on-balance sheet joint ventures), and (b) the aggregate (without duplication) assets of the Loan Parties as a group as of the last day of the most recently ended trailing twelve month period is no less than 80% of the Consolidated Total Assets as of the last day of the most recently ended trailing twelve month period; provided, that (i) if on the relevant test date specified above, the Guarantor Coverage Test is not satisfied, such other subsidiaries shall accede as Guarantors within thirty (30) days after delivery of such monthly financials (or such later date as the Administrative Agent may agree in its reasonable discretion), so as to ensure that the Guarantor Coverage Test is satisfied (calculated as if such additional Guarantors had been Guarantors for the purposes of the relevant test), and (ii) if the Guarantor Coverage Test is satisfied within such thirty (30) day time period, no Default or Event of Default or other breach of the Loan Documents shall arise solely as a result of non-compliance with the Guarantor Coverage Test on the original test date.

“Guarantors” means (a) each Person that is a Subsidiary of Spark on the Closing Date (other than any Borrowers or any Excluded Subsidiary), and (b) each other Person that becomes a party to the Guaranty and Security Agreement or otherwise provides a guaranty for the payment and performance of the Obligations after the Closing Date pursuant to an agreement reasonably acceptable to the Collateral Agent pursuant to Section 8.10.

“Guaranty and Security Agreement” means each Guaranty and Security Agreement among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, in each case, substantially in the form of Exhibit B.

“Guaranty Obligations” means, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guaranty Obligations” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business customary and reasonable indemnity obligations in effect on the Closing Date, entered into in connection with any acquisition or disposition of assets permitted under this Loan Agreement (other than with respect to Indebtedness). The amount of any Guaranty Obligation shall be determined in accordance with Applicable Accounting Standards.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants” under any applicable Environmental Law; and (c) any other chemical, waste, recycled material, material or substance, which is prohibited or regulated by any Environmental Law.

“Hedging Agreement” means any rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedging Agreements.

“HGB” means the German Commercial Code (Handelsgesetzbuch).

“Historical Financial Statements” means (a) (i) IFRS unaudited consolidated summary income statements of Spark and its Subsidiaries for each fiscal month ended after February 1, 2019 which ended at least 30 days prior to the Closing Date and (ii) IFRS unaudited consolidated balance sheets and related statements of income, and cash flows of Spark and its Subsidiaries for each fiscal quarter ended after January 1, 2019, which ended at least 45 days prior to the Closing Date, (b) IFRS audited annual financial statements of Spark and its Subsidiaries for the fiscal year ending December 31, 2018, and (c) GAAP unaudited consolidated balance sheets and related statements of income of the Closing Date Target for each fiscal month ended after February 1, 2019 which ended at least 30 days prior to the Closing Date.

“InsO” means the German Insolvency Act (Insolvenzordnung).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board or, in relation to Spark, as endorsed in the European Union.

“Immaterial Subsidiary” means, at any date of calculation, any individual subsidiary of Spark (a) whose Consolidated Total Assets for such Test Period was less than 2.5% of Consolidated Total Assets at such date and (b) whose gross revenues for such Test Period was less than 2.5% of the consolidated gross revenues of Spark and its consolidated Subsidiaries for such Test Period, in each case, determined in accordance with Applicable Accounting Standards; provided that if, at any time and from time to time after the Closing Date, Immaterial Subsidiaries that are not Guarantors solely because they do meet the thresholds set forth in the foregoing clauses (a) and (b) comprise in the aggregate more than 5.0% of Consolidated Total Assets as of the end of the most recently ended calendar month for which financial statements have been delivered to Administrative Agent or more than 5.0% of the consolidated gross revenues of the Consolidated Companies for such applicable Test Period, then Administrative Borrower shall designate in writing to Administrative Agent one or more of such Immaterial Subsidiaries as no longer an Immaterial Subsidiary to the extent required such that the foregoing condition ceases to be true and comply with Section 8.15 at such time (in the time periods specified therefor in such section as if such Immaterial Subsidiary had first become a Guarantor at such time).

“Indebtedness” means, as to any Person at a particular time, without duplication, the following:

(a)          all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments which interest charges are customarily paid or accrued;

(b)          the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)          net Hedging Obligations of such Person;

(d)          all obligations of such Person from installment purchases of property or services or representing the deferred purchase price for property or services, other than (i) trade accounts payable and other accrued expenses in the Ordinary Course of Business (but including any Earn-Out Obligations (other than those payable solely in Qualified Capital Stock) and other similar deferred purchase price obligations to the extent constituting liabilities on the balance sheet of such person under Applicable Accounting Standards), (ii) purchase price adjustments and indemnity escrow amounts in connection with a Permitted Acquisition, and (iii) for the avoidance of doubt, financing, construction or other similar liabilities arising pursuant to FASB ASC 840 or any successor accounting pronouncement and not reflecting any obligation to any other Person;

(e)          obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness;

(g)          all obligations of such Person in respect of Disqualified Capital Stock;

(h)          all Guaranty Obligations of such Person in respect of any of the foregoing; and

(i)           trade payables more than ninety (90) days past due.

Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would constitute Funded Debt. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning given to such term in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Lenders” means each of BTC Holdings Fund I, LLC, Special Value Continuation Partners, LLC, TCP Waterman CLO, LLC, Tennenbaum Senior Loan Fund V, LLC, TCP Direct Lending Fund, VIII-S, LLC, TCP Direct Lending Fund VIII-T, LLC, TCP Whitney CLO, LTD, TCP Rainer, LLC, TCP DLF VIII 2018 CLO, LLC, and TCP DLF VIII ICAV together, in each case, with their Affiliates, severally and not jointly.

“Insolvency Proceeding” means, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, liquidator, administrative receiver, compulsory manager, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business, (d) in the case of a UK Loan Party, has a moratorium declared in respect of its indebtedness, (e) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (f) has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Proceeding shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Interest Payment Date” means the last Business Day of each March, June, September and December, commencing with the first such date to occur following the Closing Date.

“Interest Period” means, with respect to any Loan, (a) initially the period commencing on the Closing Date to and excluding the first Interest Payment Date to occur after the Closing Date, and (b) thereafter, the period commencing each Interest Payment Date to and excluding the next Interest Payment Date; provided, that, no Interest Period with respect to any Loan shall extend beyond the Maturity Date.

“Inventory” means any and all “goods” (as defined in the UCC) which shall at any time constitute “inventory” (as defined in the UCC) of any Loan Party, wherever located (including without limitation, goods in transit and goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in any Loan Party’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

“Investment” means, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) the incurrence of Guaranty Obligations in respect of the Indebtedness of any other Person; and (c) the acquisition of, or capital contribution in respect of, any Capital Stock or other investment held by such Person in any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity or capital thereon received (in cash or in the same form as the Investment) on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“IP Rights” has the meaning given to such term in Section 7.14.

“IRS” means the U.S. Internal Revenue Service.

“Landlord Agreement” means, with respect to each leased location of a Loan Party, a landlord waiver, bailee letters, collateral access agreement or other acknowledgement agreement of the applicable landlord, lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in such Collateral as may be reasonably requested by the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent.

“Law” means any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or binding governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority or determination of an arbitrator.

“Lender” means each Person identified as a “Lender” on Schedule 1.01(a) and Schedule 1.01(b), their assignees pursuant to Section 12.06, and each other Lender that has made or holds Loans.

“LIBOR Rate” means, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1.00%) equal to the greater of (i) Three Month London Inter-Bank Offered Rate for U.S. Dollar Deposits as set and published by ICE Benchmark Administration Limited (or its successor) and as obtained by the Administrative Agent through the applicable Bloomberg, L.P. screen page (or, if unavailable, another service or publication selected by the Administrative Agent), at approximately 11:00 a.m. two (2) Business Days prior to the first day of such Interest Period and (ii) one and one half percent (1.50%) per annum; provided, that if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the quotation rate offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loans as determined by the Administrative Agent.

“LIBOR Rate Loan” means a Loan that bears interest based on the LIBOR Rate.

“Lien” means any statutory or other lien, security interest, mortgage, land charge (Grundschuld), security purpose declarations (Sicherungszweckerklärung), fixed charge, floating charge, pledge, hypothecation, assignment for collateral purposes, transfer for security purposes (Sicherungsübereignung), encumbrance, option, purchase right, call right, easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title, abstract acknowledgement or promises of debt, retention of title arrangement, extended retention of title arrangement (verlängerter Eigentumsvorbehalt) or similar charge or encumbrance, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof.

“Limited Condition Acquisition” means any Acquisition by the Borrowers or one or more of their respective Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that in the event the consummation of any such Acquisition shall not have occurred on or prior to the date that is one hundred twenty (120) days after the date the acquisition agreement with respect to such acquisition is signed, such Acquisition shall no longer constitute a Limited Condition Acquisition for any purpose hereunder.

“Limited Guaranty and Pledge Agreement” means that certain Limited Guaranty and Pledge Agreement, dated as of the Closing Date, by and between Spark UK and Collateral Agent.

“Liquidity” means, as of any date of determination, the sum of (a) Qualified Cash, plus (b) Availability, provided, that during the existence of an Event of Default, Availability for the purpose of this clause (b) shall be deemed to be $0.

“Loan Agreement” means this Loan Agreement.

“Loan Documents” means this Loan Agreement, the Notes, the Fee Letter, the Security Documents, the Perfection Certificates, the Deferred Merger Payment Subordination Agreement, any other intercreditor or subordination agreements in favor of any Agent with respect to this Loan Agreement, the Collateral Assignment of Closing Date Acquisition Documents, and any other document, instrument, certificate or agreement executed by any Loan Party, or by the Administrative Borrower on behalf of any Loan Party, and delivered to any Agent or Lender in connection with any of the foregoing or the Obligations.

“Loan Party” means each Borrower, each of the other Guarantors, and each other Person that becomes a Loan Party pursuant to the execution of joinder documents.

“Loans” means, collectively, each Term Loan and Revolving Loan.

“Margin Stock” means “margin stock” as such term is defined in Regulations T, U or X of the Board.

“Material Adverse Effect” means a material adverse effect or material adverse change on (a) (i) the financial condition, results of operations, assets or liabilities of the Borrowers, the other Loan Parties, and their respective Subsidiaries, taken as a whole, (ii) the validity or enforceability of this Loan Agreement, any of the other Loan Documents, any material provision hereof or thereof, or any material right or remedy of the Secured Parties hereunder or thereunder or (iii) the attachment, perfection or priority of any Liens granted to the Collateral Agent in or to any material portion of the Collateral (other than as the result of any action or inaction of the Agents or any Lender) or (b) the ability of the Borrowers, any other Loan Party, or any of their respective Subsidiaries, taken as a whole, to perform any of their material obligations contained in this Loan Agreement or any of the other Loan Documents.

“Material Contracts” means and includes (a) the Closing Date Acquisition Agreement and (b) each Contractual Obligation of a Loan Party or Subsidiary of a Loan Party, the failure to comply with which, or the termination (without contemporaneous replacement) of which, would reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness of any Loan Party or Subsidiary of any Loan Party (other than the Obligations) having a principal or stated amount, individually or in the aggregate, in excess of $2,500,000.

“Maturity Date” means July 1, 2023.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” means a mortgage, land charge (Grundschuld) or a deed of trust, deed to secure debt, trust deed or other security document (including security purpose declarations (Sicherungszweckerklärung)) entered into by any applicable Loan Party and the Collateral Agent for the benefit of the Secured Parties in respect of any Real Property owned by such Loan Party, in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” means each parcel of Real Property and the improvements thereto (if any) with respect to which a Mortgage is granted pursuant to Section 8.13(a).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) any Loan Party or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Loan Party or any ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the gross cash proceeds of any insurance proceeds or condemnation awards received by any Loan Party or any of its Subsidiaries in connection with such Casualty Event, net of all reasonable and customary collection expenses thereof (including, without limitation, any legal or other professional fees) (except with respect to any expenses paid to a Loan Party or an Affiliate thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by Section 9.02(c) or (d) on the property which is the subject of such Casualty Event, and less any Taxes payable by such Person on account of such insurance proceeds or condemnation award, actually paid, assessed or estimated by such Person (in good faith) to be payable within the next twelve months in cash in connection with such Casualty Event, in each case to the extent, but only to the extent, that the amounts are properly attributable to such transaction; provided, that if, after the expiration of such 12-month period, the amount of such estimated or assessed Taxes, if any, exceeded the Taxes actually paid in cash in respect of proceeds from such Casualty Event, the aggregate amount of such excess shall constitute additional Net Casualty Proceeds under Section 4.02(a)(iii) and be applied to the prepayment of the Obligations pursuant to Section 4.02(c).

“Net Debt Proceeds” means, with respect to the sale or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness, the excess of: (a) the gross cash proceeds received by the issuer of such Indebtedness from such sale or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance which have not been paid and are not payable to any Loan Party or an Affiliate thereof in connection therewith.

“Net Disposition Proceeds” means, with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess of: (a) the gross cash proceeds received by such Person from such Disposition, over (b) the sum of: (i) all reasonable and customary legal, investment banking, underwriting, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Disposition which have not been paid and are not payable to any Loan Party or Affiliate thereof in connection therewith, (ii) out-of-pocket fees, costs and expenses paid or payable as a result of or relating to such Disposition, including brokers’ fees or commissions, discounts, legal, accounting and other professional fees and other transaction fees incurred in connection with such Disposition, excluding amounts payable to any Borrower or any Affiliate of a Borrower, and (iii) all Taxes payable by such Person on account of proceeds from such Disposition, actually paid, assessed or estimated by such Person (in good faith) to be payable in cash within the next twelve months in connection with such proceeds, in each case to the extent, but only to the extent, that the amounts are properly attributable to such transaction; provided, that if, after the expiration of the twelve-month period referred to in clause (b)(ii) above, the amount of estimated or assessed Taxes, if any, pursuant to clause (b)(ii) above exceeded the Taxes actually paid in cash in respect of proceeds from such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds under Section 4.02(a)(ii) and be applied to the prepayment of the Obligations pursuant to Section 4.02(c).

“Net Equity Proceeds” means, with respect to the sale, issuance or exercise after the Closing Date by any Loan Party or any of its Subsidiaries of any Capital Stock or any capital contribution by any Person to any such Loan Party or Subsidiary, the excess of (a) the gross cash proceeds received by such Loan Party or Subsidiary from such sale, issuance or exercise, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid and are not payable to any Loan Party or an Affiliate thereof in connection therewith.

“Non-Consenting Lender” has the meaning given to such term in Section 12.07(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Term Loan Notes and Revolving Notes.

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.09(a).

“Obligations” means (a) with respect to the Borrowers, all obligations (monetary or otherwise, whenever arising, and whether absolute or contingent, liquidated or unliquidated, due or to become due, or matured or unmatured) of the Borrowers arising under or in connection with this Loan Agreement, the Notes, the Fee Letter or any other Loan Document, including the principal of, and interest (including interest accruing after the commencement or during the pendency of any proceeding, action or case under the Bankruptcy Code or otherwise of the type described in Section 10.01(k), whether or not allowed in such proceeding, action or case) on, and the Prepayment Premium with respect to, the Loans, and all fees, expenses, costs, indemnities and other sums payable at any time under any Loan Document and (b) with respect to each Loan Party other than the Borrowers, all obligations (monetary or otherwise, whenever arising, and whether absolute or contingent, liquidated or unliquidated, due or to become due, or matured or unmatured) of such Loan Party arising under or in connection with this Loan Agreement or any other Loan Document.

“OFAC Sanctions” has the meaning given to such term in Section 7.32.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice or industry practice and, in each case (x) including any reasonable extensions thereof and (y) not undertaken for the purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, its certificate or articles of formation, incorporation or organization and its operating agreement or articles of association and its bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (c) with respect to any partnership, joint venture, trust or other form of business entity, its partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) with respect to any entity, any applicable stockholders agreement, shareholders agreement, voting agreement or other similar agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.07).

“Parallel Debt” has the meaning set forth in Section 12.28.

“Participant” has the meaning given to such term in Section 12.06(c)(i).

“Participant Register” has the meaning given to such term in Section 12.06(c)(iii).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patent Security Agreement” means any patent security agreement entered into on or after the Closing Date (as required by this Loan Agreement or any other Loan Document).

“Patriot Act” has the meaning given to such term in Section 12.21.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” means a Perfection Certificate substantially in the form of Exhibit E, or otherwise in form and substance reasonably satisfactory to the Collateral Agent, delivered by each Loan Party to the Administrative Agent pursuant to Section 5.06(b).

“Perfection Requirements” means the making or the procuring of registrations, filings, endorsements, notarizations, stampings and/or notifications of a Loan Document (and/or the security created thereunder) necessary for the priority, validity or enforceability thereof.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition that satisfies all of the following conditions:

(a)          no Default or Event of Default shall have occurred or be continuing immediately before and immediately after giving effect to the Acquisition and any Indebtedness incurred in connection therewith, provided that for any such acquisition that is a Limited Condition Acquisition, the condition in this clause (a) shall be satisfied so long as (x) on the date the applicable acquisition agreement is executed and effective, no Default or Event of Default shall have occurred or be continuing and (y) at the time the applicable acquisition is consummated, no Event of Default pursuant to Sections 10.01(a) or 10.01(k) shall have occurred or be continuing;

(b)          the entity or assets being acquired are useful in or engaged in, as applicable, the Business;

(c)          Spark and its Subsidiaries shall be in compliance on a Pro Forma Basis with Sections 9.13(a), (b) and (d) after giving effect to the Permitted Acquisition, as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered to Administrative Agent pursuant to Section 8.01 (calculated on the basis of Consolidated Adjusted EBITDA for the most recently ended twelve month period for which financial statements have been delivered);

(d)          the proposed acquisition is consensual (not “hostile”) and, if applicable, has been approved by the acquisition target’s board of directors and will be consummated in accordance with the terms of the applicable Permitted Acquisition Document;

(e)          receipt by Administrative Agent of drafts of applicable Permitted Acquisition Documents (followed promptly by final versions at least one (1) Business Day prior to (or such shorter period as agreed to by Administrative Agent) the consummation of such acquisition) at least five (5) days prior to the closing of such acquisition or such shorter period as Administrative Agent may reasonably accept (with updates and executed copies thereof provided to Administrative Agent as soon as available);

(f)          delivery to Administrative Agent at least five (5) days prior to the closing of such acquisition or such shorter period as Administrative Agent may reasonably accept of, to the extent readily available, (i) (A) if the Acquisition Consideration for the proposed acquisition exceeds $5,000,000, a description of the proposed acquisition and material and customary legal and business diligence reports, (B) to the extent available, summary historical annual audited and quarterly unaudited financial statements (including a balance sheet, income statement and cash flows statement) of the target for the previous twelve (12) month period and (C) pro forma forecasted balance sheets, income statements, and cash flow statements of Spark and its Subsidiaries, all prepared on a basis consistent with Spark’s historical financial statements, subject to adjustments to reflect projected consolidated operations following the acquisition, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed acquisition, on a month by month basis, and (ii) in the case of a target entity (or set of assets) being acquired whose Consolidated Adjusted EBITDA (calculated on a Pro Forma Basis in a manner consistent with the definition thereof) represents at least 15.0 % of total Consolidated Adjusted EBITDA (calculated on a Pro Forma Basis prior to giving effect to such acquisition), in each case for the trailing twelve month period most recently ended for which financial statements have been delivered to Administrative Agent pursuant to Section 8.01(a) or (c) (whichever was most recently delivered to Administrative Agent), a quality of earnings report from a firm of nationally recognized standing or otherwise reasonably acceptable to Administrative Agent;

(g)          the Loan Parties shall take all actions required pursuant to Section 8.10 (to the extent required to comply with the Guarantor Coverage Test) and Section 8.11, in each case with respect to any Person or assets subject to such acquisition in the time periods set forth in such section;

(h)          the acquisition shall comply with Applicable Laws in all material respects;

(i)           the target of such acquisition and/or whose assets are to be acquired shall have Consolidated Adjusted EBITDA of no less than $0 on a Pro Forma Basis for the trailing twelve month period most recently ended; and

(j)           the Administrative Borrower shall have delivered to Administrative Agent, prior to the date of the consummation of each Permitted Acquisition, a certificate of a financial officer of the Administrative Borrower, in form and substance reasonably satisfactory to Administrative Agent, certifying that all the requirements in clauses (a) through (d), (h) and (i) above have been met or will be satisfied on or prior to the consummation of such acquisition.

“Permitted Acquisition Documents” means an asset purchase agreement, stock purchase agreement or other agreement evidencing a Permitted Acquisition and each other material agreement, document or instrument executed pursuant to, or delivered in connection with, such agreement, in each case together with all schedules and exhibits thereto.

“Permitted Liens” has the meaning given to such term in Section 9.02.

“Permitted Cash VSOP Payments” means cash payments made to holders of equity interests under Spark’s Virtual Stock Option Plan of November 2017 and Spark’s Virtual Stock Option Plan of March 2018 (as such plans exists on the date hereof, collectively, the “VSOPs”) after March 21, 2019 and prior to the Closing Date, so long as the following conditions are satisfied: (a) such payments are in an aggregate amount that does not exceed the lesser of (i) $5,500,000 and (ii) the amount actually paid as tax liabilities of the recipients of such payments in respect to the equity interests held by such recipients pursuant to the VSOPs (reasonably supporting documentation to be provided to counsel to the Lenders prior to the Closing Date), and (b) the members of the “c-suite” executive team of Spark (the “Executives”) shall be subject to a customary “lock-up” that prohibits the sale of 70% of the aggregate after-tax shareholdings (calculated in a manner to be agreed after the acceleration of the VSOPs) of the Executives from the Closing Date through the date that is twelve (12) months following the Closing Date.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, or other enterprise (whether or not legally formed) or any Governmental Authority.

“Plan” means any “employee benefit plan,” as defined in Section 3 of ERISA subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA (other than a Multiemployer Plan), sponsored, maintained or contributed to by any Loan Party or any ERISA Affiliate (or to which any Loan Party or any ERISA Affiliate has an obligation to contribute or to make payments), and each such plan for the five-year period immediately following the latest date on which any Loan Party or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 or 4212(c) of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Pledged Stock” has the meaning given to such term in the Guaranty and Security Agreement.

“Prepayment Premium” means, as of the date of the occurrence of a Prepayment Premium Trigger Event, with respect to the Term Loan:

(i)          during the period from and after the Closing Date through and including the date that is the first anniversary of the Closing Date, an amount equal to (x) the Yield Maintenance Amount plus (y) four percent (4.0%) of the principal amount of the Term Loan prepaid (or in the case of a Prepayment Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date;

(ii)         during the period following the first anniversary of the Closing Date through and including the date that is the second anniversary of the Closing Date, an amount equal to two percent (2.0%) of the principal amount of the Term Loan prepaid (or in the case of a Prepayment Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date;

(iii)        during the period following the second anniversary of the Closing Date through and including the date that is the third anniversary of the Closing Date, an amount equal to one percent (1.0%) of the principal amount of the Term Loan prepaid (or in the case of a Prepayment Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date; and

(iv)        after the third anniversary of the Closing Date, zero percent (0.0%).

“Prepayment Premium Trigger Event” means:

(a)          any prepayment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, but not limited to, any optional prepayment or mandatory prepayment (other than under Section 4.02(a)(iii), (iv)(B), (v) or (vi)), any Change of Control, any distribution in respect thereof, and any refinancing thereof), whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding involving any Loan Party or Subsidiary thereof, and notwithstanding any acceleration (for any reason) of the Obligations; provided, that any Term Loan Repayment Amount shall not constitute a Prepayment Premium Trigger Event;

(b)          the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 10.02, including as a result of the commencement of any proceeding under the Bankruptcy Code; or

(c)          the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any proceeding under the Bankruptcy Code, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure, or the making of a distribution of any kind in any proceeding under the Bankruptcy Code to the Administrative Agent or the Lenders in full or partial satisfaction of the Obligations.

For purposes of the definition of the term Prepayment Premium, if a Prepayment Premium Trigger Event occurs under clause (b) or (c), solely for the purposes of determining the amount of any Prepayment Premium that is due, the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Prepayment Premium Trigger Event occurs.

“Pro Forma Basis” means with respect to any determination of any test or covenant or calculation of any ratio hereunder, Consolidated Adjusted EBITDA or Consolidated Total Assets (including, in each case, component definitions thereof) that all Pro Forma Transactions (and the following transactions in connection therewith, to the extent set forth herein) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made, such that:

(a)          income statement items (whether positive or negative) attributable to the property or Person subject to such Pro Forma Transaction, (i) in the case of a Disposition of all or substantially all of the Capital Stock of any Subsidiary of any Borrower or any business line, unit or division of any Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment shall be included,

(b)          any Indebtedness incurred or repaid (other than normal fluctuations in revolving Indebtedness) by any Borrower or any of its Subsidiaries in connection with a Pro Forma Transaction shall be given effect; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Administrative Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, any other interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, and

(c)          the acquisition or Disposition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Pro Forma Transaction or any other material permitted transaction, shall be given effect in calculating Consolidated Total Assets;

provided that, the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” (including the caps set forth therein) and give effect only to events (including cost savings, operating expense reductions, operating improvements and synergies) that are reasonably identifiable, factually supportable and reasonably attributable to the actions specified.

“Pro Forma Transaction” means (a) a Disposition of all or substantially all of the Capital Stock of any Subsidiary of any Borrower or any business line, unit or division of any Borrower or any of its Subsidiaries, (b) a Permitted Acquisition or other material permitted Investment or (c) any action taken or expected to be taken which results in cost savings, operating expense reductions, operating improvements and/or synergies, in each case, in accordance with the requirements of clause (x) of the definition of “Consolidated Adjusted EBITDA”.

“Projections” means all financial estimates, forecasts, models, projections, other forward-looking information, and underlying assumptions relating to any of the foregoing, concerning the Loan Parties and their respective Subsidiaries, that have been or are hereafter made available to the Administrative Agent or a Lender by or on behalf of a Loan Party.

“PSC Register” means “PSC register” within the meaning of section 790C(10) of the Companies Act 2006 of the Parliament of the United Kingdom.

“PSC Registrable Person” means a “registrable person” or “registrable relevant legal entity” within the meaning of section 790C(4) and (8) of the Companies Act 2006 of the Parliament of the United Kingdom.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Cash” means, as of any date of determination, the unrestricted cash (excluding any cash subject to reinvestment) and Cash Equivalents of the Loan Parties which is subject to (x) an Account Control Agreement or, (y) if such cash or Cash Equivalents are held outside the United States, a first priority, perfected Lien created or expressed to be created in favor of the Collateral Agent pursuant to any Loan Document.

“Real Property” means, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent, and (c) any Lender, as applicable.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness, so long as:

(a)          such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (other than by the amount of the fees and expenses incurred in connection therewith) unless otherwise permitted under Section 9.01;

(b)          such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, except to the extent the maturity date occurs at least 91 days following the Maturity Date;

(c)          if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness; and

(d)          the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended unless otherwise permitted under Section 9.01.

“Register” has the meaning given to such term in Section 12.06(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, emanating or migrating of Hazardous Materials in the environment, and in any event includes any “release” as such term is defined in CERCLA.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan as to which the PBGC has not waived the requirement that the PBGC be notified of such event.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) at any time prior to the termination of the Aggregate Revolving Loan Commitment, the undrawn Revolving Loan Commitments at such time; provided that, if at any time there are fewer than three (3) Lenders (for this purpose, counting all Lenders that are Affiliates or Approved Funds of one another as a single Lender), “Required Lenders” must include at least two (2) Lenders (for this purpose, counting all Lenders that are Affiliates or Approved Funds of one another as a single Lender). The aggregate outstanding principal amount of the Loans of any Defaulting Lenders and any undrawn Revolving Loan Commitments of any Defaulting Lender shall, in each case, be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Lenders holding more than 50% of the sum of (i) aggregate outstanding principal amount of the Revolving Loans and (ii) at any time prior to the termination of the Aggregate Revolving Loan Commitment, the undrawn Revolving Loan Commitments at such time; provided that, if there are fewer than three (3) Revolving Lenders (for this purpose, counting all Revolving Lenders that are Affiliates or Approved Funds of one another as a single Revolving Lender), “Required Revolving Lenders” must include at least two (2) Revolving Lenders (for this purpose, counting all Revolving Lenders that are Affiliates or Approved Funds of one another as a single Revolving Lender). The aggregate outstanding principal amount of any Defaulting Lender and the undrawn Revolving Loan Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction; and/or

(c) any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any legal opinion delivered to the Collateral Agent or the Administrative Agent under any provision of or otherwise in connection with any Loan Document.

“Restricted Payment” means, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee or other fee of a similar nature by such Person to any holder of its Capital Stock or any other Affiliate thereof, (c) the payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate to the Obligations (including the Deferred Merger Payment), and (d) any payment in respect of any Earn-Out Obligation; provided that, for the avoidance of doubt, “Restricted Payments” shall not include the payment of any purchase price adjustments with respect to the Closing Date Acquisition.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the outstanding principal amount of all Revolving Loans made by such Revolving Lender.

“Revolving Lender” means each Lender that has a Revolving Loan Commitment at any time.

“Revolving Loan” means a revolving loan made to the Borrowers by the Revolving Lenders in accordance with Section 2.01(b) and evidenced by a Revolving Note.

“Revolving Loan Commitment” means the commitment of each Revolving Lender, if any, to make its portion of the Aggregate Revolving Loan Commitment in an aggregate principal amount not to exceed such Revolving Lender’s Commitment of the Aggregate Revolving Loan Commitment as set forth on Schedule 1.01(b). As of the Closing Date, the aggregate amount of the Lenders’ Revolving Loan Commitments is $5,000,000.

“Revolving Loan Maturity Date” means the earliest to occur of (i) the Maturity Date and (ii) the date on which the Revolving Loans become due and payable in accordance with Section 10.02.

“Revolving Note” has the meaning given to such term in Section 2.01(b)(v).

“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” has the meaning given to such term in Section 7.32.

“Sanctioned Person” has the meaning given to such term in Section 7.32.

“Sanctions” has the meaning given to such term in Section 7.32.

“SEC” means the Securities and Exchange Commission and any Governmental Authority succeeding to some or all of the functions thereof.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Agents, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under the Loan Documents, (d) any successors, endorsees, transferees and assigns of each of the foregoing, and (e) any other holder of any Secured Obligation (as defined in the Guaranty and Security Agreement).

“Security Documents” means, collectively, each Guaranty and Security Agreement, the Limited Guaranty and Pledge Agreement, the English Security Documents (and any accession deed in respect thereof), each Mortgage, each Landlord Agreement, each Account Control Agreement, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, the German Security Documents and each other instrument or document executed and delivered pursuant to Sections 8.10, 8.11, 8.13, 8.14 or 8.15 or pursuant to any of the Security Documents to guarantee or secure any of the Obligations.

“Solvency Certificate” means a solvency certificate duly executed by an Authorized Officer of Spark and delivered to the Administrative Agent, substantially in the form of Exhibit H, or otherwise in form and substance satisfactory to the Administrative Agent.

“Solvent” means, with respect to Spark and its Subsidiaries, at any date, that:

(a)          the sum of the present debt and liabilities (including subordinated and contingent liabilities) of Spark and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Spark and its subsidiaries, on a consolidated and going concern basis;

(b)          the present fair saleable value of the assets of Spark and its Subsidiaries, on a consolidated and going concern basis, is greater than the total amount that will be required to generally pay the debt and liabilities (including subordinated and contingent liabilities) of Spark and its Subsidiaries as they become absolute and matured;

(c)          the capital of Spark and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof and as proposed to be conducted following the Closing Date; and

(d)          Spark and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to generally pay such debts or other liabilities as they become due (whether at maturity or otherwise).

“Spark UK” means Spark Networks Limited (a limited liability company incorporated in England and Wales with registered number 03628907).

“Specified Acquisition Agreement Representations” means (1) such of the representations and warranties made by the Closing Date Target in the Closing Date Acquisition Agreement as are material to the interests of the Lenders (after giving effect to materiality qualifiers contained in the Closing Date Acquisition Agreement), but only to the extent that Spark (or Spark’s applicable Affiliates) have the right (taking into account applicable cure provisions), pursuant to the Closing Date Acquisition Agreement, to terminate (or right to cause the termination of) its obligations under the Closing Date Acquisition Agreement to consummate the Closing Date Acquisition, or the right not to consummate the Closing Date Acquisition pursuant to the Closing Date Acquisition Agreement, as a result of the inaccuracy of such representations and warranties or failure of a condition resulting from a breach or inaccuracy of such representations and warranties, and (2) such of the representations and warranties made by Spark and its Subsidiaries in the Closing Date Acquisition Agreement as are material to the interests of the Lenders (after giving effect to materiality qualifiers contained in the Closing Date Acquisition Agreement), but only to the extent that the Closing Date Target has (or its applicable Affiliate has) the right (taking into account applicable cure provisions), pursuant to the Closing Date Acquisition Agreement, to terminate (or right to cause the termination of) its obligations under the Closing Date Acquisition Agreement to consummate the Closing Date Acquisition, or the right not to consummate the Closing Date Acquisition pursuant to the Closing Date Acquisition Agreement, as a result of the inaccuracy of such representations and warranties or failure of a condition resulting from a breach or inaccuracy of such representations and warranties.

“Specified Event of Default” means the occurrence of any Event of Default under Sections 10.01(a), (c) (solely with respect to Sections 8.01(a) through (d) (to the extent such financial reporting is required to determine whether a Financial Covenant Default exists)) and (k).

“Specified Issuance” means the sale, issuance or exercise after the Closing Date by any Loan Party or any of its Subsidiaries of any Capital Stock or any capital contribution by any Person to any such Loan Party or Subsidiary, other than an Equity Cure Investment.

“Specified Representations” means the representations and warranties of the Loan Parties in Sections 7.01, 7.02, 7.03, 7.04(d), 7.06, 7.07, 7.17, 7.19, 7.31, 7.32, and 7.33.

“Subsidiary” of any Person means and includes (a) any corporation more than fifty percent (50%) of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries has more than fifty percent (50%) of Capital Stock (measured by vote or value) at the time and (c) any subsidiary within the meaning of sections 271 paragraph 2, 290 HGB. Unless otherwise expressly provided, all references herein to a “Subsidiary” mean a direct or indirect Subsidiary of Spark.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations typically used for such mark-to-market valuation purpose and provided by any recognized independent dealer in such Hedging Agreements.

“Taxes” and “taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means each Lender with a Term Loan Commitment or which holds a Term Loan.

“Term Loan” has the meaning given to such term in Section 2.01(a).

“Term Loan Commitment” means, in the case of each Lender as of the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Term Loan Commitment”, as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan ECF Percentage” means seventy-five percent (75.0%); provided that such amount shall decrease to (x) fifty percent (50.0%) if the First Lien Net Leverage Ratio calculated as of the last day of the applicable fiscal year is less than or equal to 2.50:1.00 but greater than 2.00:1.00 and (y) twenty-five percent (25.0%) if the First Lien Net Leverage Ratio calculated as of the last day of the applicable fiscal year is less than or equal to 2.00:1.00; provided further that during the existence of a Specified Event of Default, the Term Loan ECF Percentage shall be seventy-five percent (75.0%).

“Term Loan Note” has the meaning given to such term in Section 2.01(a)(iii).

“Term Loan Repayment Amount” has the meaning given to such term in Section 2.03(a).

“Term Loan Repayment Date” has the meaning given to such term in Section 2.03(a).

“Test Period” means, for any determination under this Loan Agreement, the four consecutive fiscal quarters of the Consolidated Companies most recently ended as of the date of such determination.

“Total Credit Exposure” means, as of any date of determination, (a) with respect to each Lender, the outstanding principal amount of such Lender’s Term Loans and Revolving Loans, and (b) with respect to all Lenders, the aggregate outstanding principal amount of all Term Loans and Revolving Loans.

“Total Term Loan Commitment” means the sum of all Lenders’ Term Loan Commitments, which as of the Closing Date is as set forth on Schedule 1.01(a). As of the Closing Date, the aggregate amount of the Lenders’ Total Term Loan Commitments is $120,000,000.

“Trademark Security Agreements” means any trademark security agreement entered into on or after the Closing Date (as required by this Loan Agreement or any other Loan Document).

“Trading with the Enemy Act” has the meaning given to such term in Section 7.31.

“Transactions” means (i) the consummation of the Closing Date Acquisition, (ii) the refinancing and payoff on the Closing Date of all Indebtedness other than Indebtedness permitted under Section 9.01, (iii) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and (iv) the disbursement of the Term Loans hereunder on the Closing Date.

“U.S.” and “United States” mean the United States of America.

“U.S. Loan Party” means any Loan Party incorporated or established under the laws of a state of the United States.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 4.04(f)(ii)(B)(y).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“UK Loan Party” means any Loan Party incorporated or established under the laws of England and Wales.

“Unasserted Contingent Obligations” has the meaning given to such term in the Guaranty and Security Agreement.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union (whether in substitution for, or levied in addition to, such tax referred to in paragraph (i) above) or elsewhere.

“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

“VSOPs” shall have the meaning given to such term in the definition of Permitted Cash VSOP Payments.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Maintenance Amount” means, as to any prepayment of the Term Loans occurring on or prior to the first anniversary of the Closing Date, an amount equal to (a) the present value (discounted at a rate equivalent to the U.S. 3 Month Treasury rate plus 0.50%) of (i) the aggregate principal amount of the Term Loans then prepaid multiplied by (ii) the LIBOR Rate plus the Applicable Margin, minus (b) the aggregate amount of any interest payments made on the Loans since the Closing Date.

Section 1.02        Other Interpretive Provisions. With reference to this Loan Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)          Article, Section, clause, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)          The terms “include”, “includes” and “including” are by way of example and not limitation, and shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words.

(e)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)          The Table of Contents and Article, Section and clause headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Loan Agreement or any other Loan Document.

(h)          Any reference to the English Security Documents or German Security Documents in this agreement or any Loan Document (including when a term is used that includes, inter alia, the English Security Documents or the German Security Documents) shall be deemed to be subject to the Reservations.

Section 1.03        Accounting Terms and Principles. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Loan Agreement shall be prepared in conformity with, Applicable Accounting Standards, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Spark or any of its Subsidiaries shall be given effect for purposes of measuring compliance with any provision of Article IX, including Section 9.13, or otherwise in this Loan Agreement unless Spark, the Administrative Agent and Required Lenders agree in writing to modify such provisions to reflect such changes in Applicable Accounting Standards and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in Applicable Accounting Standards. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article IX shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”. A breach of a financial covenant contained in Article IX shall be deemed to have occurred as of any date of determination by the Administrative Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered or required to be delivered to any Agent or any Lender. In addition, (i) any lease treated as an operating lease on the date it is entered into shall continue to be treated as an operating lease during the term of this Loan Agreement notwithstanding a change in the treatment thereof to a Capitalized Lease in accordance with any change in Applicable Accounting Standards, and (ii) any real property or real estate lease shall be not be deemed to be a Capitalized Lease.

Section 1.04         Rounding. Any financial ratios required to be maintained or complied with by any Loan Party pursuant to this Loan Agreement (or required to be satisfied in order for a specific action to be permitted under this Loan Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05         References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including this Loan Agreement and each of the other Loan Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight saving or standard, as then applicable).

Section 1.07         Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.08         Corporate Terminology. All references to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or other matters relating to a corporation, herein or in any other Loan Document, with respect to a Person that is not a corporation, mean and are references to the comparable terms used with respect to such Person.

Section 1.09         Independence of Provisions. This Loan Agreement and the other Loan Documents may use different limitations, tests, “baskets”, thresholds or other measurements to regulate the same or similar matters. All such limitations, tests, “baskets”, thresholds and other measurements are cumulative, and each must be performed or complied with independently of all others; provided that, for purposes of determining compliance with any Section of Article IX at any time, in the event that any Indebtedness, Lien, Disposition, Investment, Restricted Payment, payment of Indebtedness, or transaction with Affiliates meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, the Administrative Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.10         Currency Translation; Rates. Unless expressly provided otherwise, all references in the Loan Documents to Loans, Obligations, Commitments and other amounts shall be denominated in Dollars and all payments of Obligations shall be made in Dollars. For purposes of any determination (other than under Section 8.10 with regard to the Guarantor Coverage Test and Section 9.13) all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward). For purposes of Section 8.10 with regard to the Guarantor Coverage Test and Section 9.13, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 8.01(a), (b) or (c) (as applicable).

Section 1.11         Language. For the avoidance of doubt, the English language version of this Loan Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Loan Agreement, the German translation of such word or phrase shall prevail.

ARTICLE II

AMOUNT AND TERMS OF CREDIT FACILITIES

Section 2.01         Loans.

(a)          Term Loans.

(i)          Subject to and upon the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make a loan or loans (each, a “Term Loan”) to the Borrowers on the Closing Date in an amount equal to such Lender’s Term Loan Commitment. All such Term Loans in the aggregate shall not exceed the Total Term Loan Commitment. Such Term Loans may be repaid or prepaid in accordance with the terms and conditions hereof, but once repaid or prepaid may not be re-borrowed.

(ii)         Each Lender may, at its option, make any Term Loan in its entirety by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Term Loan in accordance with the terms hereof and (ii) in exercising such option, such Lender shall bear any increased costs to the Borrowers resulting therefrom.

(iii)        To the extent requested by a Lender, the Borrowers shall execute and deliver (x) to the extent requested by such Lender prior to the Closing Date, on the Closing Date and (y) to the extent requested by such Lender after the Closing Date, promptly (and in any case, within five (5) Business Days of such request, one or more notes payable to such Lender which in the aggregate equal the amount of such Lender’s Term Loan Commitment made payable to such Lender in substantially the form of Exhibit A-1 (each, a “Term Loan Note”)).

(b)          Revolving Loans.

(i)          Subject to and upon the terms and conditions set forth in Section 6.01, and in reliance upon the representations and warranties set forth herein, each Revolving Lender with a Revolving Loan Commitment agrees, severally and not jointly, to make available to the Borrowers Revolving Loans from time to time during the Availability Period in an aggregate principal amount at any time that will not result in (A) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Commitment Percentage of the Aggregate Revolving Loan Commitment or (B) the total Revolving Exposures of all Revolving Lenders exceeding the Aggregate Revolving Loan Commitment. Within the foregoing limits, amounts borrowed under this Section 2.01(b) may be borrowed, repaid and re-borrowed, subject to the terms and conditions set forth herein.

(ii)         Borrowing Notices for Revolving Loans. To request a Revolving Loan, Administrative Borrower shall deliver a Borrowing Notice to Administrative Agent and each Revolving Lender no later than 3:00 p.m. five (5) Business Days (or such shorter period agreed by the Administrative Agent) prior to the proposed Funding Date (with funding to occur on the sixth Business Day (or the Business Day following any agreed shorter period) following the date of the applicable Borrowing Notice), provided that no greater than three (3) fundings of Revolving Loans may be requested in each calendar month, provided further that one (1) Revolving Loan funding each month may be requested no later than 3:00 p.m. three (3) Business Days prior to the proposed Funding Date. Each Borrowing Notice shall specify (w) the proposed Funding Date, (x) the aggregate principal amount of the proposed Revolving Loan, which amount shall be in a minimum principal amount of $500,000 and in additional increments of $500,000 in excess thereof (y) whether the requested Revolving Loan shall be funded as a Base Rate Loan or a LIBOR Rate Loan and (z) the account of the Borrowers to which such Revolving Loan shall be made, including any and all appropriate account information. If the Borrowing Notice shall fail to designate whether the requested Revolving Loan shall be funded as a Base Rate Loan or a LIBOR Rate Loan, then the requested Revolving Loan shall be funded as a Base Rate Loan.

(iii)        Funding of Revolving Loans. On the Funding Date, the Administrative Borrower shall have executed and delivered to Administrative Agent a Borrowing Notice with respect to the proposed Revolving Loan referred to in such Borrowing Notice and a Compliance Certificate as of the Funding Date. Upon receipt of such Borrowing Notice and Compliance Certificate and subject to the satisfaction of each of the conditions set forth in Section 6.01, the Administrative Agent shall promptly notify each Revolving Lender of its pro rata portion of the requested Revolving Loan. Each Revolving Lender shall make an advance on the proposed Funding Date, no later than 1:00 p.m., by wire transfer of immediately available funds to the account designated by the Administrative Agent to the Revolving Lenders from time to time in an amount equal to such Revolving Lender’s Commitment Percentage of the aggregate principal amount of the requested Revolving Loan. Following receipt of all requested funds, the Administrative Agent will make available to the Borrowers in immediately available funds, in Dollars, the aggregate of the amounts so made available, by remitting such aggregate amount to an account designated by the Administrative Borrower to the Administrative Agent in the applicable Borrowing Notice.

(iv)        Repayments of the Revolving Loans. Upon not less than one (1) Business Days’ prior written notice to Administrative Agent and the Revolving Lenders, which notice shall be irrevocable and shall be delivered no later than 3:00 p.m., the Borrowers shall have the right to repay the outstanding principal balance of the Revolving Loans in whole or in part (in a minimum principal amount of $300,000 and integral multiples of $300,000 in excess thereof), together with accrued but unpaid interest thereon and all fees and other amounts then owing under the Loan Documents, all without premium or penalty. In addition, the Borrowers shall repay in full to the Revolving Lenders the aggregate outstanding principal balance of the Revolving Loans on the Revolving Loan Maturity Date.

(v)         Revolving Notes. To the extent requested by a Revolving Lender, the Borrowers shall execute and deliver (x) to the extent requested by such Lender prior to the Closing Date, on the Closing Date and (y) to the extent requested by such Lender after the Closing Date, promptly (and in any case, within five (5) Business Days of such request), one or more notes payable to such Revolving Lender which in the aggregate equal the amount of such Revolving Lender’s Commitment Percentage of the Aggregate Revolving Loan Commitment made payable to such Revolving Lender in substantially the form of Exhibit A-2 (each, a “Revolving Note”).

(vi)        Revolving Loan Maturity Date. On the Revolving Loan Maturity Date all Revolving Loan Commitments shall automatically and permanently terminate. On the Revolving Loan Maturity Date, to the extent there are outstanding Revolving Loans the Borrowers shall immediately pay to the Administrative Agent such outstanding amount for distribution to the Revolving Lenders on a pro rata basis (as calculated based upon the outstanding principal balances of the Revolving Notes as of the date of such payment).

Section 2.02         Disbursement of Funds.

(a)          The Administrative Agent shall have received a Borrowing Notice from an Authorized Officer of the Administrative Borrower, by 3:00 p.m. at least three (3) Business Days (or such shorter period, as the Administrative Agent may agree) in advance of the Closing Date. The Borrowing Notice shall specify (w) the Closing Date, which shall be a Business Day, (x) the aggregate principal amount of the Term Loan, (y) whether the requested Term Loan shall be funded as a Base Rate Loan or a LIBOR Rate Loan and (z) the account of the Borrowers to which such Loan shall be made, including any and all appropriate account information. If the Borrowing Notice shall fail to designate whether the requested Loan shall be funded as a Base Rate Loan or a LIBOR Rate Loan, then the requested Loan shall be funded as a Base Rate Loan.

(b)          Upon receipt of such Borrowing Notice, the Administrative Agent shall promptly notify each Lender of its pro rata portion of the Term Loan to be made on the Closing Date. Each Lender will make available its pro rata portion of the applicable Term Loans to be made by it in the manner provided below by no later than 1:00 p.m. on the Closing Date. Following the Closing Date, each Revolving Lender will make available its pro rata portion of each Revolving Loan in accordance with Section 2.01(b).

(c)          Each Lender shall make available to the Administrative Agent in immediately available funds, in Dollars, all amounts such Lender is required to fund to the Borrowers, and, following receipt of all requested funds in an account designated by the Administrative Agent, the Administrative Agent will make available to the Borrowers in immediately available funds, in Dollars, the aggregate of the amounts so made available, by remitting such aggregate amount to an account designated by the Administrative Borrower to Administrative Agent in writing. The failure of any Lender to make available the amounts it is required to fund hereunder or to make a payment required to be made by it under any Loan Document shall not relieve any other Lender of its obligations under any Loan Document, but no Lender shall be responsible for the failure of any other Lender to make any payment required to be made by such other Lender under any Loan Document.

(d)          Nothing in this Section 2.02 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.03         Payment of Loans; Notes.

(a)          The Borrowers agree to pay to the Administrative Agent, for the benefit of the Lenders, on the last Business Day of each March, June, September, and December of each year, beginning on September 30, 2019 (each, a “Term Loan Repayment Date”), the principal of the Term Loan in the amount of $3,000,000 (as such amount may be reduced by the application of prepayments as set forth in this Credit Agreement) (each a “Term Loan Repayment Amount”).

(b)          The Borrowers agree to pay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the principal amount of the Loans then outstanding, together with all accrued interest thereon, and all fees, expenses payable under the terms of the Loan Documents and other Obligations accrued in respect thereof.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Loan Agreement.

(d)          [Reserved].

(e)          [Reserved].

(f)          The Borrowers hereby irrevocably authorize each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note(s) (or on any continuation of such grid), which notations, if made, shall be delivered to or otherwise available to the Borrowers and shall be prima facie evidence (absent manifest error) of, among other things, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to, the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by Administrative Agent in the Register, be conclusive and binding on each Loan Party absent manifest error; provided, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Loan Party. The Administrative Agent shall maintain the Register pursuant to Section 12.06(b)(iv).

(g)          The entries made in the Register and accounts maintained pursuant to Section 2.03(c) and (f) shall, to the extent permitted by Applicable Law, be prima facie evidence (absent manifest error) of the existence and amounts of the obligations of the Borrowers recorded therein; provided, that the failure of any Lender or Administrative Agent to maintain such account or such Register, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Loan Agreement. For avoidance of doubt, in the event of any inconsistency between the Register and any Lender’s records under Section 2.03(c) and (f), the recordations in the Register shall govern.

Section 2.04         Pro Rata Borrowings. The Term Loans under this Loan Agreement shall be made by the Lenders pro rata on the basis of their Term Loan Commitments. Each borrowing of Revolving Loans under this Loan Agreement shall be made by the Revolving Lenders, pro rata, on the basis of their Revolving Loan Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder, and each Lender shall be obligated to make the Loans, as applicable, provided to be made by it hereunder regardless of the failure of any other Lender to fulfill its commitments hereunder.

Section 2.05         Interest.

(a)          Subject to Section 2.05(c) and Section 2.05(f), interest shall accrue on the unpaid principal amount of each Loan from the date of the making thereof to but excluding the date of any repayment in full thereof, at a rate per annum equal to the LIBOR Rate or the Base Rate, as the case may be, plus the Applicable Margin.

(b)          On each Interest Payment Date, interest accrued on each Loan shall be payable in cash in arrears.

(c)          From and after the occurrence and during the continuance of any Event of Default, the Borrowers shall pay interest on the principal amount of all outstanding Loans and other unpaid Obligations, to the extent permitted by Applicable Law, at the rate applicable to such Loans pursuant to Section 2.05(a) plus two percent (2.0%) per annum (and, in the case of Obligations other than Loans, at a rate of interest equal to the Base Rate plus the Applicable Margin plus two percent (2.0%) per annum). All such additional interest shall be payable in cash on demand, and such increase shall apply (x) in the case of an Event of Default under Section 10.01(a) or (k), automatically upon the date of occurrence of such Event of Default, and (y) in the case of any other Event of Default, upon the written election of the Required Lenders, retroactively from the first date of occurrence of such Event of Default.

(d)          All computations of interest hereunder shall be made in accordance with Section 4.06.

(e)          The Administrative Agent’s determination of the interest rate applicable to any Loan shall be final and conclusive and binding on all parties hereto absent manifest error.

(f)          In no event shall the interest rate or rates payable under this Loan Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each of the Loan Parties, the Administrative Agent and the Lenders, in executing and delivering this Loan Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Loan Agreement, the Borrowers are and shall be liable only for the payment of such maximum as allowed by applicable law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loans and Obligations to the extent of such excess.

Section 2.06         Increased Costs, Illegality, etc.

(a)          In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, in each case, shall have determined in good faith (which good faith determination shall, absent demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)          on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans are not generally available in the relevant market or (B) by reason of any changes arising after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)         at any time, after the later of the Closing Date and the date such Person became a Lender hereunder, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan, including costs arising from Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) because of (A) any change since the date hereof in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements, and/or (B) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)        at any time, that the making or continuance of any Loan has become unlawful (including as a result of any Change in Law) by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market, then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give written notice to the Administrative Borrower and the Administrative Agent of such determination, the Administrative Agent shall promptly notify each of the Lenders. Thereafter (A) in the case of clause (i) above, Loans shall no longer accrue interest with reference to the LIBOR Rate pursuant to Section 2.05(a) and, in lieu thereof, shall accrue interest under Section 2.05(a) at a rate per annum equal to the Base Rate plus the Applicable Margin until such time as the Administrative Agent notifies the Administrative Borrower, the Collateral Agent and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when it becomes aware that such circumstances no longer exist), (B) in the case of clause (ii) above, the Borrowers shall pay to such Lender, within five (5) Business Days after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Administrative Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (C) in the case of clause (iii) above, the Borrowers shall take the actions specified by Applicable Law as promptly as possible and, in any event, within the time period required by Applicable Law.

(b)          If, after the later of the date hereof and the date such entity becomes a Lender hereunder, the adoption of any Law, rule, guideline, request or directive (including, regardless of the date enacted, adopted or issued, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), whether or not having the force of law, regarding capital adequacy, or any Change in Law occurs, or compliance by a Lender (or its lending office) or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, in any such case, which has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within five (5) Business Days after receipt of written demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender or its parent such additional amount or amounts as will compensate such Lender for such reduction; provided, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof or the later date on which it becomes a Lender, as the case may be. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.06(b), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Administrative Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. The failure or delay to give any such notice with respect to a particular event shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.06(b) for amounts accrued or incurred prior to the date that such notice with respect to such event is actually given, unless such notice is given more than 180 days (or such longer period based on any retroactive effect as described in Section 2.06(a)) after Lender has knowledge of any such event.

(c)          If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in subparagraph (a) of this Section 2.06 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in subparagraph (a) of this Section 2.06 have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and the Administrative Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment. To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Administrative Borrower. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, if any Borrowing Notice requests a LIBOR Rate Loan, such borrowing shall be made as a Base Rate Loan; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above in this subparagraph (c), then clauses (x) and (y) of this sentence shall apply during such period only if the LIBOR Rate for such Interest Period or currency is not available or published at such time on a current basis. Notwithstanding anything herein to the contrary, if such alternate rate of interest as determined in this subparagraph (c) is determined to be less than one percent, such rate shall be deemed to be one percent for the purposes of this Agreement.

Section 2.07         Compensation. If (a) any payment of principal of a Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of a payment pursuant to Sections 2.03, 4.01 or 4.02, as a result of acceleration of the maturity of the Loans pursuant to Article X or for any other reason, or (b) any prepayment of principal of a Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 4.01 or 4.02, the Borrowers shall within five (5) Business Days after receipt by Administrative Borrower of a written request by such Lender (with a copy of such request provided to the Administrative Agent and which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

Section 2.08         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.06(a)(ii), 2.06(a)(iii), or 4.04 with respect to such Lender, it will, if requested by the Administrative Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event if, in the judgment of such Lender, such designation will eliminate or reduce amounts payable pursuant to Sections 2.06(a)(ii), 2.06(a)(iii) or 4.04, as the case may be, in the future; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage or unreimbursed costs, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.08 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.06 or 4.04.

Section 2.09         Conversion and Continuation Elections.

(a)          The Borrowers shall have the option to (i) request that any Loan be funded as a LIBOR Rate Loan or a Base Rate Loan, (ii) convert at any time all or any part of any outstanding Loans from a Base Rate Loan to a LIBOR Rate Loan, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Sections 12.26(d) and (e) if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan or Base Rate Loan, as applicable, upon the expiration of the applicable Interest Period. Any such election must be made by the Administrative Borrower by (A) 12:00 p.m. on the Business Day prior to (1) the date of any proposed funding of a Base Rate Loan, (2) the end of each Interest Period with respect to any Base Rate Loan to be continued as such, or (3) the date on which the Borrowers wish to convert any LIBOR Rate Loan to a Base Rate Loan, and (B) 12:00 p.m. on the third Business Day prior to (1) the date of any proposed funding of a LIBOR Rate Loan, (2) the end of each Interest Period with respect to any LIBOR Rate Loan to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Administrative Borrower in such election. If no election is received with respect to any Loan by the time specified in the preceding sentence, (x) any Base Rate Loan shall be continued as such the end of its Interest Period and (y) any LIBOR Rate Loan shall be continued as such the end of its Interest Period. The Administrative Borrower must make such election by notice to Administrative Agent in writing, including by electronic transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit G or in a writing in any other form acceptable to Administrative Agent. Notwithstanding anything to the contrary, no Loan shall be made, converted into or continued as a LIBOR Rate Loan if an Event of Default has occurred and is continuing and the Administrative Agent or Required Lenders have determined not to make or continue any Loan as LIBOR Rate Loan as a result thereof.

(b)          Upon receipt of a Notice of Conversion/Continuation, Administrative Agent will promptly notify each Lender thereof. In addition, Administrative Agent will, with reasonable promptness, notify the Administrative Borrower and the Lenders of each determination of the LIBOR Rate; provided that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against Administrative Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)          Notwithstanding any other provision contained in this Loan Agreement, at all times, all outstanding Loans shall be either Base Rate Loans or LIBOR Rate Loans (and (i) no Base Rate Loans shall be permitted if any other Loans are LIBOR Rate Loans, and (ii) no LIBOR Rate Loans shall be permitted if any other Loans are Base Rate Loans).

Section 2.10         Defaulting Lenders.

(a)          Notwithstanding anything to the contrary contained in this Loan Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Loan Agreement shall be restricted as set forth in the definitions of Required Lenders and Required Revolving Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to any setoff by the Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A)         first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder;

(B)         second, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Loan Agreement, as determined by the Administrative Agent;

(C)         third, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Loan Agreement;

(D)         fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Loan Agreement;

(E)         fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Loan Agreement; and

(F)         sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided, that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Article V and Article VI were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans are held by the Revolving Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        In the event that any Defaulting Lender shall exercise any right of setoff to the extent permitted under the Loan Documents, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(iv)        Certain Fees. No Defaulting Lender shall be entitled to receive, and the Borrowers shall not be required to pay, a commitment fee under Section 3.01(b) for any period during which that Lender is a Revolving Lender and is a Defaulting Lender.

(b)          Defaulting Lender Cure. If the Administrative Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, and if the Defaulting Lender is a Revolving Lender, as of the effective date specified in such notice and subject to any conditions set forth therein, that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Revolving Lenders in accordance with the Commitments under the Revolving Loan, whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.11         Joint Borrower Provisions; Administrative Borrower.

(a)          Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)          Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. The Administrative Borrower is entitled to determine which co-Borrower shall make payments to the Lenders. Any payment made by such co-Borrower under this Agreement shall be considered a payment on account of the Borrowers for all purposes under this Agreement.

(c)          If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)          The Obligations of each Borrower under the provisions of this Section 2.11 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.11(d)) or any other circumstances whatsoever.

(e)          Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Administrative Agent, Collateral Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Administrative Agent, Collateral Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Administrative Agent, Collateral Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any of Administrative Agent, Collateral Agent or Lenders with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.11 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.11, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Administrative Agent, Collateral Agent or any Lender.

(f)          Each Borrower represents and warrants to Administrative Agent, Collateral Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Administrative Agent, Collateral Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)          The provisions of this Section 2.11 are made for the benefit of Administrative Agent, the Collateral Agent, each Lender and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Administrative Agent, Collateral Agent, any Lender or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.11 shall remain in effect until all of the Obligations (other than Obligations which expressly survive the termination date for which no claim has been made) shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Administrative Agent, Collateral Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.11 will forthwith be reinstated in effect, as though such payment had not been made.

(h)          Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Administrative Agent, Collateral Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations (other than Obligations which expressly survive the termination date for which no claim has been made) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Administrative Agent, Collateral Agent or any Lender hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the applicable law of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)           Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations (other than Obligations which expressly survive the termination date for which no claim has been made) shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Administrative Agent, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with Section 4.02(b).

(j)           Each Borrower hereby irrevocably appoints Spark Networks SE as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Administrative Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from Lenders (and any notice or instruction provided by any Lenders to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Lender and hold each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against any Lender by any Loan Party or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Collateral of Borrowers as herein provided, (ii) Lenders’ relying on any instructions of Administrative Borrower or (iii) any other action taken by Lenders hereunder or under the other Loan Documents, except that Borrowers will have no liability to any Person under this Section 2.11(j) with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Person.

ARTICLE III

FEES, PREMIUMS AND COMMITMENT TERMINATIONS

Section 3.01          Fees.

(a)          Fee Letter. The Borrowers agree to pay to the Administrative Agent and each Lender, as applicable, the fees set forth in the Fee Letter.

(b)          Commitment Fee. The Borrowers agree to pay to each Revolving Lender with a Revolving Loan Commitment a commitment fee, which shall accrue during the period from the Closing Date to the Revolving Loan Maturity Date at the Commitment Fee Rate on the average daily amount of (x) the Revolving Loan Commitment of such Revolving Lender minus (y) the Revolving Exposure of such Revolving Lender. Accrued but unpaid commitment fees shall be payable in arrears on the last Business Day of each calendar quarter and on the Revolving Loan Maturity Date. All computations of the commitment fee shall be made on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.

Section 3.02         Prepayment Premiums. Upon the occurrence of a Prepayment Premium Trigger Event, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders holding the Term Loans being prepaid (or deemed prepaid), the Prepayment Premium. Notwithstanding anything to the contrary in this Loan Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Prepayment Premium payable pursuant to this Section 3.02 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Prepayment Premium Trigger Event, and the Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Loan Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. UNLESS IT IS LEGALLY UNABLE TO DO SO, EACH BORROWER AND EACH GUARANTOR EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrowers and Guarantors expressly agree that (a) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (d) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 3.02, (e) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to provide the Commitments and make the Term Loans, and (f) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any Prepayment Premium Trigger Event.

Section 3.03         [Reserved].

Section 3.04         Termination of Commitments. The obligation of each Lender to make its respective Term Loan to the Borrowers pursuant to Section 2.01(a) shall terminate on the Closing Date upon the disbursement of such Lender’s Term Loan in accordance with such Lender’s Commitments. The obligation of each Revolving Lender to make its respective Revolving Loan to the Borrowers pursuant to Section 2.01(b) shall terminate on the Revolving Loan Maturity Date.

ARTICLE IV

PAYMENTS

Section 4.01         Voluntary Prepayments.

(a)          The Borrowers shall have the right to prepay Term Loans in whole or in part from time to time on the following terms and conditions:

(i)          as a specifically negotiated requirement, additional consideration for providing the Term Loans, and an important economic provision upon which the Agents and the Lenders are relying, the Administrative Borrower shall deliver to the Administrative Agent written notice of the Borrowers’ intent to make such prepayment and the amount of such prepayment, by 3:00 p.m. no less than three (3) Business Days prior to the date of such prepayment, specifying the date on which such prepayment is to be made;

(ii)         a notice delivered pursuant to Section 4.01(a)(i) shall be irrevocable, shall include or be accompanied by a certification of an Authorized Officer of the Administrative Borrower that the prepayment is being made pursuant to and in compliance with all provisions of Section 4.01(a), and shall obligate the Borrowers to prepay the amount specified in such notice on the date specified therein together with accrued interest thereon and the applicable Prepayment Premium, if any, all of which shall become due and payable on the prepayment date set forth in such notice; provided that notwithstanding the foregoing any such voluntary prepayment occurring as a result of a Change of Control, a refinancing of the Obligations or another specified and material transaction may be conditional upon the closing of any such transaction;

(iii)        each partial prepayment of any Term Loans shall be in a multiple of $300,000 and in an aggregate principal amount of at least $300,000;

(iv)        each prepayment of Term Loans pursuant to this Section 4.01 on any day other than the last day of the applicable Interest Period shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.07; and

(v)         on the date of prepayment of any Term Loan pursuant to this Section 4.01, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, the applicable Prepayment Premium, if any.

(b)          Each prepayment pursuant to this Section 4.01 shall be applied to reduce the scheduled installments of the Term Loans as directed by the Administrative Borrower, and in the absence of such a direction, shall be applied to the scheduled installments of the Term Loans in the order of maturity.

(c)          Notwithstanding anything in Section 4.01(a) to the contrary, if the Lenders decline any mandatory payment in accordance with Section 4.05, any voluntary prepayment of the applicable Term Loans that occurs within three (3) Business Days of the date that the applicable Lenders decline such mandatory prepayment in an amount equal to such declined proceeds, shall: (i) be excluded from the notice and minimum amount requirements of Sections 4.01(a)(i) and 4.01(a)(iii), and (ii) be applied to reduce the Term Loans and the Prepayment Premium (if applicable) that would have been applicable to such amount if accepted as a mandatory prepayment under Section 4.02(a).

Section 4.02         Mandatory Prepayments.

(a)          The Borrowers shall prepay the Loans in accordance with the following:

(i)          Substantially concurrently with the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted under Section 9.01), the Borrowers shall prepay the Term Loans together with the applicable Prepayment Premium in an amount equal to one hundred percent (100%) of the applicable Net Debt Proceeds, to be applied as set forth in Section 4.02(b). Nothing in this Section 4.02(a)(i) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Loan Agreement.

(ii)         Within five (5) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any proceeds from any Disposition under Section 9.04(b), the Borrowers shall prepay the Term Loans in an amount equal to one hundred percent (100%) of the Net Disposition Proceeds from such Dispositions that, in the aggregate, exceed $500,000 per fiscal year, to be applied as set forth in Section 4.02(b); provided, however, that the Borrowers may, at Administrative Borrower’s option by written notice to the Administrative Agent on or prior to the date that is five (5) Business Days after receipt of such Net Disposition Proceeds, within twelve (12) months after such event, reinvest or commit to reinvest such Net Disposition Proceeds in assets to be used in the business of the Borrowers so long as (A) the aggregate amount of Net Disposition Proceeds reinvested by the Borrowers at any time after the Closing Date pursuant to this clause (ii) shall not exceed $2,500,000 during any fiscal year, (B) no Default or Event of Default has occurred and is continuing, and the Administrative Borrower certifies in writing to the Administrative Agent that no Default or Event of Default has occurred and is continuing and (C) such Net Disposition Proceeds are held in an account subject to an Account Control Agreement while awaiting reinvestment. Nothing in this Section 4.02(a)(ii) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Loan Agreement.

(iii)        Within five (5) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any proceeds from Casualty Events that, in the aggregate, exceed $500,000 per fiscal year, the Borrowers shall prepay the Term Loans in an amount equal to one hundred percent (100%) of such Net Casualty Proceeds, to be applied as set forth in Section 4.02(b); provided, however, that the Borrowers may, at Administrative Borrower’s option by written notice to the Agents no later than twelve (12) months following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds, apply such Net Casualty Proceeds to the rebuilding or replacement of such damaged, destroyed or condemned assets or property or otherwise in the business of Borrowers so long as such Net Casualty Proceeds are in fact used or are committed to be used to rebuild or replace the damaged, destroyed or condemned assets or property or otherwise useful in the business of Borrowers within such twelve (12) months following the receipt of such Net Casualty Proceeds, with the amount of Net Casualty Proceeds not so used after such period to be applied as set forth in Section 4.02(b); so long as (A) the aggregate amount of Net Casualty Proceeds reinvested by the Borrowers at any time after the Closing Date pursuant to this clause (iii) shall not exceed $2,500,000 during any fiscal year, (B) no Default or Event of Default has occurred and is continuing, and the Administrative Borrower certifies in writing to the Administrative Agent that no Default or Event of Default has occurred and is continuing and (C) such Net Casualty Proceeds are held in an account subject to an Account Control Agreement while awaiting reinvestment. Nothing in this Section 4.02(a)(iii) shall be construed to permit or waive any Default or Event of Default arising, directly or indirectly, from any Casualty Event.

(iv)        Within five (5) Business Days of the receipt by any Loan Party or any of its Subsidiaries of (A) any Net Equity Proceeds which exceed $20,000,000 in the aggregate over the life of this Loan Agreement from one or more Specified Issuances, the Borrowers shall prepay the Term Loans in an amount equal to fifty percent (50%) of such Net Equity Proceeds, to be applied as set forth in Section 4.02(b) or (B) any Net Equity Proceeds from any Equity Cure Investment, the Borrowers shall prepay the Term Loans in an amount equal to one hundred percent (100%) of such Net Equity Proceeds, to be applied as set forth in Section 4.02(b). Nothing in this Section 4.02(a)(iv) shall be construed to permit or waive any Default or Event of Default arising, directly or indirectly, from any issuance of Capital Stock that is not permitted under the terms of this Loan Agreement.

(v)         Within five (5) Business Days of the receipt by or on behalf of any Loan Party or any Affiliate of any Loan Party of the net cash proceeds of any tax refunds, the Borrowers shall prepay the Term Loans in an amount equal to one hundred percent (100%) of all such net cash proceeds of tax refunds, to be applied as set forth in Section 4.02(b).

(vi)        For each fiscal year of Spark, commencing with the fiscal year ending December 31, 2019 (limited to the period from the Closing Date through December 31, 2019 for such fiscal year), on the date that is five (5) Business Days after the earlier of (A) the date upon which annual financial statements are required to be delivered pursuant to Section 8.01(c) for such fiscal year and (B) the date upon which annual financial statements are actually delivered pursuant to Section 8.01(c) for such fiscal year, (x) the Administrative Borrower shall deliver to the Administrative Agent a written calculation of Consolidated Excess Cash Flow for the applicable fiscal year, certified by an Authorized Officer of the Borrower, and (y) the Borrowers shall prepay the Term Loan in amounts attributable to the Term Loan equal to the Term Loan ECF Percentage of Consolidated Excess Cash Flow for such fiscal year; provided that all (x) voluntary prepayments of the Term Loans paid in cash during the applicable fiscal year and (y) voluntary prepayments of Revolving Loans paid in cash during the applicable fiscal year to the extent accompanied by a permanent reduction of the Revolving Loan Commitment, will reduce the amount of prepayments required to be made pursuant to this Section 4.02(a)(vi) on a dollar-for-dollar basis. Calculations of amounts payable under this Section 4.02(a)(vi) shall be based on the annual financial statements for Spark and its Subsidiaries for the applicable fiscal year. Prepayments of Term Loan under this Section 4.02(a)(vi) shall be applied, in each case, in the inverse order of maturity on a dollar for dollar basis, and shall be made, in each case, pro rata among the applicable Lenders.

(vii)       Notwithstanding anything to the contrary herein, immediately upon any acceleration of any Obligations pursuant to Section 10.02, (whether before, during or after the commencement of any proceeding under the Bankruptcy Code involving the Borrowers or any other Loan Party), the Borrowers shall immediately repay all the Loans together with the applicable Prepayment Premium, unless only a portion of the Loans is so accelerated (in which case the portion so accelerated shall be so repaid together with the applicable Prepayment Premium). The parties hereto acknowledge and agree that the Prepayment Premium referred to in this Section 4.02(a)(vii) (i) is additional consideration for providing the Loans, (ii) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an early prepayment of the Loans (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Closing Date), and (iii) is not a penalty to punish the Borrowers for their early prepayment of the Loans or for the occurrence of any Event of Default.

(viii)      Concurrently with any Change of Control, the Borrowers shall repay all of the Loans together with the applicable Prepayment Premium and all other outstanding Obligations.

(b)          Application of Payments. Voluntary prepayments shall be applied as set forth in Section 4.01(b) and, except as set forth in Section 4.02(c), each payment and prepayment of Term Loans required by Section 4.02(a) (other than any prepayment of Term Loans required by Section 4.02(a)(vi) which shall be applied as set forth therein), and any other amount that the Administrative Agent receives from any Person as a result of a provision in any Loan Document requiring that such amount be paid to the Administrative Agent, one hundred percent (100%) of such amount shall be applied as follows:

(i)          first, ratably to the Term Lenders in respect of the remaining installments of the next four installments of the Term Loans on a pro rata basis until such installments are paid in full;

(ii)         second, ratably to the Term Lenders in respect of all remaining installments of the Term Loans (including the bullet payment due on the Maturity Date) on a pro rata basis until such installments are paid in full;

(iii)        third, ratably to the Revolving Loan Lenders to pay all outstanding Revolving Loans (without a reduction of the Revolving Loan Commitment) on a pro rata basis until Revolving Loans are paid in full;

(iv)        fourth, to pay any other Obligations, ratably to the Persons entitled thereto; and

(v)         fifth, to the Borrowers or such other Person entitled thereto under Applicable Law;

provided, that the Borrowers shall pay all amounts, if any, required to be paid pursuant to Section 2.07 with respect to each prepayment of Term Loans made on any date other than the last day of the applicable Interest Period. Each such prepayment shall be accompanied by all accrued interest on the Term Loans so prepaid, to the date of such prepayment, and, to the extent applicable (and whether before, during or after acceleration of the Term Loans and/or the occurrence of any Event of Default and/or the commencement of any proceeding under the Bankruptcy Code involving the Borrowers or any other Loan Party), the Prepayment Premium.

(c)          Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 4.01 or this Section 4.02, (x) all proceeds of Collateral received by the Administrative Agent, a Lender or any other Person pursuant to the exercise of rights or remedies against the Collateral, (y) all payments received by Administrative Agent or any Lender upon and after the acceleration of any of the Obligations and (z) all payments received by Administrative Agent or any Lender following written notice to the Administrative Borrower and Administrative Agent by the Required Lenders during the existence of an Event of Default to impose the waterfall set forth in this Section 4.02(c), shall be applied as follows:

(i)          first, to pay any and all costs, fees, and expenses of, and any indemnity payments then due to, the Agents under the Loan Documents, until paid in full;

(ii)         second, ratably to pay any costs, fees, and expenses of, and any indemnity payments then due to, any of the Lenders under the Loan Documents, until paid in full;

(iii)        third, ratably to the Lenders to pay interest due in respect of the outstanding Loans until paid in full;

(iv)        fourth, ratably to the Lenders to pay the outstanding principal balance of the Loans on a pro rata basis until the Loans are paid in full;

(v)         fifth, ratably to the Lenders to pay any Prepayment Premium payable pursuant to this Loan Agreement, and any other applicable premiums in respect of the Loans;

(vi)        sixth, to pay any other Obligations, ratably to the Persons entitled thereto; and

(vii)       seventh, to the Borrowers or such other Person entitled thereto under Applicable Law.

Section 4.03         Payment of Obligations; Method and Place of Payment.

(a)          The obligations of each Loan Party hereunder and under each other Loan Document are not subject to counterclaim, set-off, rights of rescission, or any other defense of any kind whatsoever (other than defense of payment). Subject to Section 4.04, and except as otherwise specifically provided herein, all payments under any Loan Document shall be made by the Borrowers, without counterclaim, set-off, rights of rescission, or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto, not later than 1:00 p.m. on the date when due and shall be made in immediately available funds in Dollars to the Administrative Agent. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto.

(b)          For purposes of computing interest or fees, any payments under this Loan Agreement that are made later than 1:00 p.m. on any Business Day may in the Administrative Agent’s discretion be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

(c)          Pursuant to Section 4.03(a), the Borrowers shall make each payment under any Loan Document by wire transfer to such U.S. account as the Administrative Agent may identify in a written notice to the Administrative Borrower from time to time.

Section 4.04         Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined by an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Loan Parties. Without duplication of payments made pursuant to Section 4.04(a), the Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.04(d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.04, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.04(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the relevant Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(w)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or, in the case of an entity, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or, in the case of an entity, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(x)          executed copies of IRS Form W-8ECI;

(y)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed copies of IRS Form W-8BEN or, in the case of an entity, IRS Form W-8BEN-E; or

(z)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or, in the case of an entity, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.

Each Lender agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of either or both of the Agents or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)          VAT.

(i)          All amounts expressed under any Loan Document to be payable by any party of such Loan Document to Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any party under any Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that party shall pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT and such Recipient shall promptly provide an appropriate VAT invoice to that party, provided that the reverse charge mechanism is not applicable.

(ii)         If VAT is or becomes chargeable on any supply made by any Recipient to any other Recipient (the “Second Recipient”) under a Loan Document, and any party under this Loan Document other than the Second Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Recipient (rather than being required to reimburse or indemnify the Second Recipient in respect of that consideration):

(A)         (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Recipient (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Second Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Second Recipient receives from the relevant tax authority which the Second Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)         (where the Second Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Second Recipient, pay to the Second Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Second Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)        Where any Loan Document requires any party under the Loan Document to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority. In relation to any supply made by a Recipient to any party under any Loan Document, if reasonably requested by such Recipient, that party must promptly provide such Recipient with details of that party's VAT registration and such other information as is reasonably requested in connection with such Recipient's VAT reporting requirements in relation to such supply.

(iv)        Any reference in this Section 4.04 to any party under a Loan Document shall, at any time when such party is treated as a member of a group or fiscal unit for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in the German Value Added Tax Act (Umsatzsteuergesetz), in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction so that a reference to a party shall be construed as a reference to that party or the relevant group or fiscal unity of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

Section 4.05         Right to Decline Payments. Administrative Borrower shall provide prior written notice of any prepayment under Section 4.02 to the Administrative Agent by 3:00 p.m. at least five (5) Business Days prior to such proposed prepayment date. The Lenders in their sole discretion may decline, in whole or in part, any payment in respect of a mandatory prepayment under Section 4.02(a) without prejudice to each Lender’s rights hereunder to accept or decline any future mandatory prepayment on behalf of the Lenders.  If a Lender chooses to decline, in whole or in part, payment in respect of a mandatory prepayment, (i) the Lender shall promptly notify the Administrative Agent in writing by 3:00 p.m. three (3) Business Days prior to the prepayment date of its election to do so (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option in respect of any payment in respect of a mandatory prepayment shall be deemed as of such date not to exercise such option), and (ii) the amount of such declined payment shall be offered ratably to the non-declining Lenders, who shall provide written notice not later than by 3:00 p.m. one (1) Business Day prior to the prepayment date of its acceptance of any declined payment in respect of a mandatory prepayment (it being understood that any Lender who does not notify the Administrative Agent of its election to exercise such option shall be deemed as of such date not to exercise such option), and (iii) if such other Lenders decline the additional repayment amount offered pursuant to clause (ii) above, such declined amounts may be retained by the Loan Parties.

Section 4.06         Computations of Interest and Fees. All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of 360 days; provided, that for any Base Rate Loan, a year shall be comprised of 365 or 366 days, as the case may be. Payments due on a day that is not a Business Day shall (except as otherwise required by) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

Section 4.07         Debt. The Borrowers agree that the Term Loans shall be funded on the Closing Date net of original issue discount in the amount set forth in the Fee Letter. For the avoidance of doubt, all calculation of interest and fees in respect of the Term Loans shall be calculated on the basis of their full stated principal amount. The Borrowers and the Lenders agree that: (i) the Loans are intended as debt for U.S. federal income tax purposes and will be treated as such by the parties; (ii) the Loans are issued with original issue discount; (iii) the Loans are not governed by the rules set out in Treasury Regulations Section 1.1275-4; and (iv) they will adhere to this Loan Agreement for U.S. federal income tax purposes and not take any action or file any tax return, report or declaration inconsistent herewith. The inclusion of this Section 4.07 is not an admission by any Lender that it is subject to United States taxation.

ARTICLE V

CONDITIONS PRECEDENT TO TERM LOANS

The obligation of the Lenders to fund the Term Loans under this Loan Agreement is subject to the satisfaction (or waiver by the Administrative Agent) of the following conditions precedent on or before the Closing Date:

Section 5.01         Loan Documents. The Administrative Agent shall have received copies of the following documents, duly executed and delivered by an Authorized Officer of each applicable Loan Party and each other relevant party thereto:

(a)          this Loan Agreement;

(b)          the Notes, in accordance with Section 2.01;

(c)          each Guaranty and Security Agreement;

(d)          the Limited Guaranty and Pledge Agreement;

(e)          such Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements as are required to perfect the Liens granted to the Collateral Agent in the IP Rights described on Schedule 7.14;

(f)          the Collateral Assignment of Closing Date Acquisition Documents;

(g)          the Deferred Merger Payment Subordination Agreement;

(h)          the German Security Documents; and

(i)          each other Loan Document.

Section 5.02         Lien and Other Searches; Filings.

(a)          (a)          The Collateral Agent shall have received the results of a search of the UCC filings (or equivalent filings), tax Liens, judgment Liens, bankruptcies and litigations made with respect to each Loan Party (except any UK Loan Party or German Loan Party), together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in all such financing statements and other filings (or similar document) either are Permitted Liens or have been released or will be released on the Closing Date concurrently with the funding of the Loans hereunder.

(b)          The Collateral Agent shall have received the results of searches of ownership of IP Rights in the United States Patent and Trademark Office, the United States Copyright Office, the European Patent Office and the German Patent and Trade Mark Office.

(c)          The Collateral Agent shall have received evidence in form and substance reasonably satisfactory to the Collateral Agent that appropriate UCC (or equivalent) financing statements (except any filings in the UK or Germany) have been provided for filing in such office or offices as may be necessary to perfect and evidence the Collateral Agent’s Liens in and to the Collateral.

Notwithstanding anything to the contrary herein, to the extent a perfected security interest in any Collateral (other than the security interest that can be perfected by means of the filing of a UCC financing statement, filing of an intellectual property security agreement with the relevant U.S. intellectual property office(s), the delivery of certificates evidencing the Capital Stock of Spark’s Subsidiaries pursuant to Section 5.03, or a pledge under German law with respect to which a lien may be perfected upon closing by the delivery and acceptance of a notification of such pledge) is not or cannot be provided on the Closing Date after Borrowers’ use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the making of the initial Term Loans on the Closing Date, but instead shall be required to be delivered after the Closing Date in accordance with Section 8.21.

Section 5.03         Stock Pledges. All Capital Stock of each of Spark’s Subsidiaries required to be pledged hereunder shall have been pledged pursuant to a Guaranty and Security Agreement, the Limited Guaranty and Pledge Agreement (or as the case may be from time to time, any English Security Documents, or in the case of any German Loan Party, the German Security Documents), and the Collateral Agent shall have received all certificates (if any) representing such Capital Stock accompanied by instruments of transfer and undated stock powers or stock transfer forms (as applicable) executed in blank.

Section 5.04         Legal Opinions. The Administrative Agent shall have received executed legal opinions of (i) Morrison & Foerster LLP, as counsel to the Loan Parties (except (i) the UK matters and/or in respect of the UK Loan Parties, and (ii) the German matters and/or in respect of the German Loan Parties), (ii) Noerr LLP and (iii) Proskauer Rose (UK) LLP, which legal opinions shall be addressed to the Administrative Agent, the Collateral Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel.

Section 5.05         Secretary’s Certificates. The Administrative Agent shall have received a certificate for each Loan Party (other than each UK Loan Party), dated the Closing Date, duly executed and delivered by such Loan Party’s secretary or assistant secretary, managing member, board member, general partner, or other appropriate person reasonably acceptable to the Administrative Agent as applicable, as to:

(a)          such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, certified by the appropriate officer or official body of the jurisdiction of organization of such Person;

(b)          resolutions of each such Person’s board of directors or supervisory board (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Loan Documents applicable to such Person and the execution, delivery and performance of each Loan Document, in each case to be executed by such Person; and

(c)          the incumbency and specimen signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person.

Each such certificate shall provide that each Secured Party may conclusively rely thereon until such Secured Party shall have received a further certificate of the secretary, assistant secretary, managing member or general partner, as applicable, of such Person canceling or amending the prior certificate of such Person as provided in Section 8.01(m).

Section 5.06         Other Documents and Certificates. The Administrative Agent shall have received copies of the following documents and certificates, each of which shall be dated the Closing Date and duly executed by an Authorized Officer of each applicable Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(a)          a certificate of an Authorized Officer of the Administrative Borrower, certifying as to such items as reasonably requested by the Administrative Agent, including, without limitation, the following:

(i)          the satisfaction of the conditions set forth in Sections 5.09, 5.10, 5.11(b) and 5.14;

(ii)         that attached thereto are true, correct and complete copies of the Closing Date Acquisition Agreement and each other material agreement, document or instrument executed pursuant to, or delivered in connection with, such agreement, including each Joinder Agreement (as defined in the Closing Date Acquisition Agreement);

(iii)        the receipt of all required consents and approvals of all Governmental Authorities and other third parties with respect to the execution, delivery and performance of the Loan Documents, copies of which shall be attached thereto and certified as being true and complete copies thereof; and

(iv)        all Specified Representations and Specified Acquisition Agreement Representations are true and correct in all material respects on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)          a Perfection Certificate by, and in respect of, each Loan Party;

(c)          certificates of good standing with respect to each Loan Party (except any UK Loan Party or any German Loan Party), each dated as of a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Loan Party, each of which certificates shall indicate that such Loan Party is in good standing in the applicable jurisdiction; and

(d)          a reasonably detailed sources and uses statement and funds flow memorandum for the transactions in connection with this Agreement and the Transactions.

Section 5.07         Solvency. The Administrative Agent shall have received a Solvency Certificate substantially in the form of Exhibit H duly executed by an Authorized Officer of Spark confirming that Spark and its Subsidiaries, taken as a whole, after giving effect to the Transactions, are Solvent.

Section 5.08         Borrowing Notice. The Administrative Agent shall have received a timely Borrowing Notice in accordance with Section 2.02(a).

Section 5.09         Capitalization. Immediately after giving effect to the Closing Date Acquisition and the funding of the Term Loans on the Closing Date, the aggregate principal amount of the Term Loans shall not exceed 45% of the total pro forma capitalization of Spark and its Subsidiaries on the Closing Date, with total pro forma capitalization defined as the sum of (i) the aggregate principal amount of Loans borrowed hereunder on the Closing Date net of all unrestricted cash and cash equivalents of Spark and its Subsidiaries and (ii) the fair market value of all equity securities of Spark and its Subsidiaries.

Section 5.10         Closing Date Acquisition. The Closing Date Acquisition has been, or substantially concurrently with the initial borrowing under this Loan Agreement, shall be, consummated in accordance with the Closing Date Acquisition Agreement in all material respects, without waiver or amendment thereof by Spark that is adverse in any material respect to the Lenders without the consent of the Lenders (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that (w) any increase in the purchase price shall not be deemed materially adverse to the interests of the Lenders so long as (i) any such increase is funded solely by the proceeds of new cash equity contributions (in the form of (1) common equity or (2) “qualified preferred” equity or other equity, in each case of this clause (2), which is reasonably acceptable to the Lenders, or (ii) any such increase results from the calculation of the purchase price payable on the Closing Date and any post-closing adjustments to the Closing Date purchase price, in each case, pursuant to the express provisions of the draft of the Closing Date Acquisition Agreement referred to above), (x) any amendment to the definition of “Material Adverse Effect” in the Closing Date Acquisition Agreement is deemed to be adverse in a material respect to the Lenders, (y) a reduction of greater than 15% in the consideration payable under the Closing Date Acquisition Agreement (other than the calculation of the purchase price payable on the Closing Date and any post-closing adjustments to the Closing Date purchase price, in each case, pursuant to the express provisions of the draft of the Closing Date Acquisition Agreement referred to above) is deemed to be adverse in a material respect to the Lenders and (z) any decrease in the consideration payable under the Closing Date Acquisition Agreement (other than the calculation of the purchase price payable on the Closing Date and any post-closing adjustments to the Closing Date purchase price, in each case, pursuant to the express provisions of the draft of the Closing Date Acquisition Agreement referred to above) shall be applied to reduce the Commitments (on a pro rata basis, or as otherwise determined by the Lenders)).

Section 5.11         Financial and Other Information.

The Administrative Agent shall have received a certificate in form and substance satisfactory to it, dated the Closing Date and duly executed by the chief financial officer of the Administrative Borrower, attaching the following documents and reports (each in form and substance reasonably satisfactory to the Administrative Agent) and certifying that such documents and reports, when taken as a whole, are, when furnished, complete and correct in all material respects and that all forecasts and Projections were prepared by the Loan Parties in good faith based upon reasonable assumptions (it being understood that forecasts and Projections are subject to uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and no assurance can be given that any forecast or Projection will be realized and that actual results may differ and such differences may be material):

(a)          the Historical Financial Statements; and

(b)          calculations in form and substance reasonably satisfactory to the Administrative Agent demonstrating to the Administrative Agent’s reasonable satisfaction that (A) First Lien Net Leverage Ratio for the twelve-month period ending on the last day of the most recently completed twelve-month period ended at least thirty (30) days prior to the Closing Date does not exceed 2.90:1.00, which such calculation shall disregard any cash proceeds of the Loans in excess of $4,000,000 for the purpose of clause (b) of the definition of First Lien Net Leverage Ratio, on a Pro Forma Basis after giving effect to the execution and delivery of this Loan Agreement, the incurrence of the Indebtedness hereunder, the repayment of previously existing Indebtedness on the Closing Date with the proceeds of the Loans, and the consummation of the other Transactions including the payment of all fees expenses related to the foregoing and calculated in a manner reasonably satisfactory to Administrative Agent and (B) immediately prior to the consummation of the Transactions, Spark and its Subsidiaries and the Closing Date Target and its Subsidiaries shall have, on a combined basis, unrestricted cash and cash equivalents of at least $10,000,000.

Section 5.12         Insurance. The Collateral Agent shall have received certificates of insurance naming the Agents, the Lenders and the other Secured Parties as additional insureds and naming the Collateral Agent on behalf of the Secured Parties as loss payee, in each case with regard to the insurance required by Section 8.03, in form and substance reasonably satisfactory to the Collateral Agent.

Section 5.13         Payment of Outstanding Indebtedness.

(a)          On the Closing Date, the Loan Parties and each of their respective Subsidiaries shall have no outstanding Indebtedness other than the Loans and the Indebtedness, if any, listed on Schedule 5.13 or otherwise permitted by Section 9.01, and the Administrative Agent shall have received a customary payoff letter evidencing the discharge of all Indebtedness paid off in connection with the Transactions.

(b)          All Liens (other than Permitted Liens) securing payment of any Indebtedness shall have been released and re-transferred, and the Administrative Agent shall have received pay-off letters, form UCC-3 termination statements, releases or terminations of mortgages, intellectual property security agreements and other instruments, all as may be reasonably requested by the Administrative Agent in connection therewith.

Section 5.14         Material Adverse Effect. Since March 21, 2019, no event, development, change, circumstance, condition or effect shall have occurred that constitutes a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement).

Section 5.15         Pro Forma Financial Statements. The Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Spark and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed twelve-month period for which financial statements have been delivered pursuant to Section 5.11(a), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period.

Section 5.16         Fees and Expenses. Each Agent and each Lender shall have received, for its own respective account, (a) all fees and expenses due and payable to such Person under the Fee Letter and (b) the reasonable and documented fees, costs and out-of-pocket expenses due and payable to such Person pursuant to Sections 3.01 and 12.05 (including the reasonable and documented fees, disbursements and other charges of a single counsel to Administrative Agent) due as of the Closing Date; provided, in the case of expenses, to the extent invoiced to Administrative Borrower at least two business days (or such shorter period as agreed to by the Administrative Borrower) prior to the Closing Date.

Section 5.17         Patriot Act Compliance. The Administrative Agent shall have received any required Patriot Act compliance, in each case the results of which are satisfactory the Administrative Agent in its sole discretion (the Administrative Agent hereby acknowledges receipt of such information and such information is satisfactory), which shall include, for the avoidance of doubt, a duly executed IRS Form W-9, or other applicable tax form.

Section 5.18         Know Your Customer. Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Loan Parties that is reasonably requested by Administrative Agent and the Lenders at least ten (10) Business Days prior to the Closing Date as required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations.

Section 5.19         Subsidiaries. As of the Closing Date, the Loan Parties and each of their respective Subsidiaries shall have no Subsidiaries other than as set forth on Schedule 5.19.

Section 5.20         Funding Not Prohibited. No Change in Law that results in the funding of the Term Loans on the Closing Date being illegal or unlawful shall have occurred since March 21, 2019.

Section 5.21         Representations and Warranties. The Specified Representations and Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Section 5.22         UK Formalities Certificates. The Administrative Agent shall have received for Spark UK:

(a)          a copy of its constitutional documents;

(b)          a copy of a resolution of its board of directors:

(i)          approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(ii)         authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(iii)        authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party.

(c)          a specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above in relation to the Loan Documents and related documents;

(d)          a copy of a resolution signed by all the holders of the issued shares in Spark UK, approving the terms of, and the transactions contemplated by, the Loan Documents to which the Spark UK is a party;

(e)          a certificate of Spark UK (signed by a director) confirming that guaranteeing and/or securing (as appropriate) the Secured Obligations (as defined in the Guaranty and Security Agreement) would not cause any guarantee, security or similar limit binding on Spark UK to be exceeded;

(f)          a certificate of an authorized signatory of Spark UK certifying that each copy document relating to it specified in this Section 5 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date.

Section 5.23         German Formalities Certificates. The Administrative Agent shall have received for each German Loan Party:

(a)          a copy of its constitutional documents (including up-to-date electronic commercial register extracts (elektronischer Handelsregisterauszug), its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) (as applicable), copies of any by-laws (if applicable) as well as a list of shareholders (Gesellschafterliste) (if applicable);

(b)          (if applicable) a copy of a resolution of its board of directors, its supervisory board (Aufsichtsrat) and/or any advisory board (Beirat):

(i)          approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(ii)         authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(iii)        authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party.

(c)          a specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above in relation to the Loan Documents and related documents;

(d)          a copy of a resolution signed by all the holders of the issued shares in each German Loan Party, approving the terms of, and the transactions contemplated by, the Loan Documents to which the German Loan Party is a party; and

(e)          a certificate of an Authorized Officer of the German Loan Party certifying that each copy document relating to it specified in this Section 5.23 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date.

ARTICLE VI

Conditions Precedent to RevolvING LoanS

Section 6.01         Revolving Loan Conditions Precedent. The obligation of any Lender to make any Revolving Loan on any Funding Date during the Availability Period is subject to the satisfaction (or waiver by Administrative Agent) on such date of the following conditions, in accordance with Section 2.01(b):

(a)          Delivery to Administrative Agent and the Revolving Lenders of a Borrowing Notice (which shall include a certification of Authorized Officers of the Administrative Borrower certifying that the conditions specified in this Section 6.01 have been satisfied and, as applicable, providing the relevant calculations or other evidence thereof).

(b)          The representations and warranties of the Loan Parties set forth in this Loan Agreement and each other Loan Document shall be true and correct in all material respects on and as of such Funding Date (except to the extent that any such representation or warranty is expressly stated to have been made as of an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)          At the time of and immediately after giving effect to the making of such Revolving Loan, no Default or Event of Default shall have occurred and be continuing.

(d)          After giving effect to the making of such Revolving Loan, Availability is not less than zero.

(e)          The Availability Period has not expired.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Loan Agreement and the Lenders to make the Loans and Commitments hereunder, each of the Loan Parties, jointly and severally, represents and warrants to the Agents and the Lenders as follows:

Section 7.01         Status. Each Loan Party (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as presently conducted and (b) is duly qualified and authorized to do business, and is in good standing, in all jurisdictions where it does business or owns assets, except in the case of this clause (b) where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 7.02         Power and Authority; Execution and Delivery. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party (including, in the case of the Borrowers, such power and authority to borrow the Loans as contemplated herein, in the case of the Guarantors, to guaranty the Obligations as contemplated by the Guaranty and Security Agreement, and in the case of all Loan Parties, to grant the Liens contemplated by this Loan Agreement and the other Security Documents) and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered the Loan Documents to which it is a party.

Section 7.03         Enforceability. This Loan Agreement and the other Loan Documents to which each Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally or by equitable principles relating to enforceability or the availability of equitable remedies, and, in respect of the English Security Documents and/or any UK Loan Party, subject to the Reservations and the Perfection Requirements.

Section 7.04         No Violation. Subject to the Reservations in respect of the English Security Documents and/or any UK Loan Party, the execution, delivery and performance by the Loan Parties of this Loan Agreement and the other Loan Documents to which it is a party, the compliance with the terms and provisions hereof and thereof, and the consummation of the Transactions and the other transactions contemplated hereby, do not and will not, (a) conflict with, contravene or violate any provision of any Applicable Law, (b) violate any Material Contract, (c) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Loan Party (other than Liens created under the Loan Documents or Permitted Liens) or (d) violate any provision of the Organization Document or any material Permit of any Loan Party, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 7.05         Approvals, Consents, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect or, if not obtained or made, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements, (c) any Hart-Scott-Rodino filing, if any, and (d) the filings or other actions necessary to perfect Liens in any jurisdiction under the Loan Documents) is required for the consummation of the Transactions or the due execution, delivery or performance by any Loan Party of any Loan Document to which it is a party, or for the due execution, delivery or performance of the Loan Documents, in each case by any of the Loan Parties party thereto. There is no judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Loan Documents, the consummation of the Transactions, the making of any Loan or the performance by any Loan Party of its Obligations under the Loan Documents.

Section 7.06         Use of Proceeds; Regulations T, U and X. The Borrowers will use the proceeds of the Loans solely for the purposes set forth in, as permitted by, and in accordance with Section 8.12 and Section 9.18. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” or “margin securities” within the meanings of Regulations T, U or X, and no proceeds of any Loan will be used to purchase or carry any margin stock or margin security or otherwise for a purpose which violates or would be inconsistent with Regulations T, U or Regulation X.

Section 7.07         Investment Company Act; etc. No Loan Party is, or after giving effect to the Transactions and the other transactions contemplated under the Loan Documents will be an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

Section 7.08         Litigation, Labor Controversies, etc. Except as disclosed on Schedule 7.08, there is no pending or, to the knowledge of any Loan Party, threatened in writing, litigation, action, proceeding or labor controversy (including without limitation, strikes, lockouts or slowdowns) against or involving any of the Loan Parties or any of their respective Subsidiaries (i) which purports to affect the legality, validity or enforceability of any Loan Document or any of the Transactions, (ii) in which the amount of damages claimed is $500,000 or more, (iii) which seeks specific performance or injunctive relief, or (iv) which would reasonably be expected to have a Material Adverse Effect. There are no collective bargaining or similar agreements entered into by, between or applicable to any Loan Party or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of any Loan Party or any of its Subsidiaries.

Section 7.09         Capitalization; Subsidiaries.

(a)          The “Capitalization and Subsidiaries Schedule” attached hereto as Schedule 7.09 sets forth all issued and outstanding Capital Stock of each Loan Party, including the number of outstanding shares or other units of Capital Stock of each Loan Party and the holders of such Capital Stock, all on and as of the Closing Date. Each outstanding share or unit of Capital Stock of each Loan Party have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights created by applicable Law, any Loan Party’s Organization Documents or by any agreement to which any Loan Party is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws. All issued and outstanding Capital Stock of each Loan Party is free and clear of all Liens (except for the benefit of the Secured Parties and Permitted Liens). Except as set forth on Schedule 7.09, no Loan Party has outstanding any Capital Stock convertible or exchangeable for any shares of its Capital Stock or any rights or options to subscribe for or to purchase its Capital Stock convertible into or exchangeable for its Capital Stock. Except as set forth on Schedule 7.09, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or acquire or retire any of its Capital Stock, other than stock repurchases otherwise permitted hereunder.

(b)          None of the Loan Parties has any Subsidiaries other than the Subsidiaries listed on Schedule 7.09, which describes the direct and indirect ownership interest of each of the Loan Parties in each Subsidiary.

Section 7.10         Accuracy of Information.

(a)          All written factual information and data at any time furnished by any Loan Party, any of their respective Affiliates or any of their respective representatives to any Agent or any Lender for purposes of or in connection with this Loan Agreement or any of the Transactions (other than financial estimates, forecast, models and Projections, other forward looking information and underlying assumptions relating to any of the foregoing and information of an industry specific on general economic nature), taken as a whole (after giving effect to all supplements and updates thereto through the date furnished), is, and all such factual information and data hereafter furnished by any Loan Party, any of their respective Affiliates or any of their respective representatives to any Agent or any Lender will be, when furnished, correct and complete in all material respects on the date as of which such information or data is or will be furnished, and none of such factual information and data at any time furnished by any Loan Party, any of their respective Affiliates or any of their respective representatives to any Agent or any Lender for purposes of or in connection with this Loan Agreement or any of the Transactions contains any incorrect statement of a material fact or omits to state any material fact necessary to make such information and data, taken as a whole (after giving effect to all supplements and updates thereto through the date furnished), not materially misleading, in each case, at the time such information and data was furnished in light of the circumstances under which such information or data was furnished; provided that, to the extent any such information or data was based upon or constitutes a forecast or Projections, the Loan Parties represent only that such forecast or Projections was prepared by the Loan Parties in good faith based upon reasonable assumptions, it being understood that forecasts and Projections are subject to uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and no assurance can be given that any forecast or Projections will be realized and that actual results may differ and such differences may be material.

(b)          The Budget and pro forma financial information provided to the Administrative Agent on or prior to the Closing Date were prepared in good faith based upon reasonable assumptions at the time such information and data was furnished in light of the circumstances under which such information or data was furnished, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.

Section 7.11         Financial Condition; Financial Statements. The Historical Financial Statements present fairly in all material respects the financial condition and results of operations of the Consolidated Companies at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information to changes resulting from normal year-end audit adjustments and to the absence of footnotes. The Historical Financial Statements have been prepared in a manner consistent with the historical accounting practices of Spark or the Closing Date Target, as applicable.

Section 7.12         Tax Returns and Payments. Each Loan Party has filed all applicable federal, state and local income Tax returns, and all other material Tax returns, domestic and foreign, required to be filed by them, and has paid all income and other material Taxes and assessments payable by them that have become due (whether or not reflected on a Tax return) other than those not yet delinquent or contested in good faith by appropriate proceedings in accordance with Section 9.02(k) and with respect to which the applicable Loan Party has maintained adequate reserves in accordance with Applicable Accounting Standards. Each Loan Party and its Subsidiaries has paid, or has provided adequate reserves in accordance with Applicable Accounting Standards for the payment of, all applicable federal, state, local and foreign income Taxes applicable for all prior fiscal years and for the current fiscal year. Other than Permitted Liens, no Lien in respect of any Taxes has been filed, and, to the knowledge of any Loan Party, no claim is being asserted, with respect to any such Tax, fee, or other charge in any case in excess of $250,000.

Section 7.13         Compliance with ERISA. Each Employee Benefit Plan (and, with respect to each Employee Benefit Plan, each Loan Party) is in substantial compliance with its terms and with ERISA, the Code and all Applicable Laws. No ERISA Event has occurred or is reasonably expected to occur which, individually or in the aggregate, has resulted or could result in material liability to any Loan Party or any Subsidiary of any Loan Party. Each employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is intended to qualify under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the IRS (or such employee benefit plan is within any applicable remedial amendment period, or an application for such a letter is currently being processed by the IRS), including for all required amendments, regarding its qualification thereunder, and nothing has occurred subsequent to the issuance of such determination, advisory or opinion letter that would reasonably be expected to prevent, or cause the loss of, such qualification. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Employee Benefit Plan (other than routine claims for benefits) is pending, or to the knowledge of any Loan Party, expected or threatened, and could reasonably be anticipated to result in material liability. No Plan has an Unfunded Current Liability that has resulted in or could reasonably be expected to result in material liability to any Loan Party or any Subsidiary of any Loan Party. No employee welfare benefit plan within the meaning of Section 3(1) or 3(2)(B) of ERISA of any Loan Party or any of their respective Subsidiaries provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws (for the avoidance of doubt, the Loan Parties may make premium payments for terminated employees with respect to health insurance plans required by the Consolidated Omnibus Budget Reconciliation Act).

Section 7.14         Intellectual Property; Licenses, etc. Each Loan Party and each Subsidiary of such Loan Party collectively own, or possess the right to use, all of the material trademarks, service marks, trade names, internet domain names, copyright registrations, issued patents, self-developed software (including object and source codes) and other intellectual property rights or applications to register any of the foregoing and all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof (collectively, the “IP Rights”) that are reasonably necessary for, or otherwise used or held for use in, the operation of any material portion of the businesses of such Loan Party and its Subsidiaries, taken as a whole. To the knowledge of each Loan Party, the conduct and operations of its business and the business of each of its Subsidiaries do not infringe, misappropriate, dilute, or otherwise violate any IP Rights owned by any other Person. No Person has challenged in writing any right, title or interest of any Loan Party or any of its Subsidiaries in any IP Rights owned by such Loan Party or Subsidiary and no Person has contested in writing the use of any IP Rights owned by such Loan Party or Subsidiary or the validity or enforceability of such IP Rights. Except as set forth on Schedule 7.14, no claim or litigation regarding any IP Rights is pending or, to the knowledge of any Loan Party, threatened in writing. Schedule 7.14 lists (i) all IP Rights registered or pending registration with the United States Patent and Trademark Office, the United States Copyright Office or any foreign equivalent of either thereof and owned by each Loan Party and each of its Subsidiaries as of the Closing Date and (ii) all material license agreements or similar arrangements granting IP Rights of another Person to any Loan Party or any of its Subsidiaries (excluding any “shrink wrap” licenses and third-party software licenses generally available to the public at a cost of less than $250,000 per license). As of the Closing Date, none of the material IP Rights owned by any Loan Party or any of its Subsidiaries is subject to any licensing agreement or similar arrangement with another Person except as set forth on Schedule 7.14.

Section 7.15         Ownership of Properties; Title; Real Property; Leases. Schedule 7.15 lists all of the Real Property owned or leased by any of the Loan Parties or their respective Subsidiaries as of the Closing Date, and each other location leased from or otherwise owned by a third party at which a Loan Party stores any Collateral as of the Closing Date, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Loan Party owns (a) in the case of material owned Real Property, good, indefeasible and valid fee simple title to such Real Property, (b) in the case of material owned personal property, good and valid title to such personal property, and (c) in the case of material leased Real Property or personal property, valid and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles) leasehold interests in such leased property, in each case, free and clear of all Liens or claims except for Permitted Liens, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

Section 7.16         Environmental Matters.

(a)          The Loan Parties, each of their respective Subsidiaries, and each of their respective businesses, operations and Real Property (i) are in material compliance with all Environmental Laws in all jurisdictions in which the Loan Parties or such Subsidiary, as the case may be, are currently doing business, and (ii) have obtained and are in material compliance with all material permits required under Environmental Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties or any of their respective Subsidiaries has become subject to any pending or, to the knowledge of such Loan Party, threatened in writing, material Environmental Claim or any other material liability under any Environmental Law;

(b)          None of the Loan Parties or any of their respective Subsidiaries or, to the knowledge of any Loan Party, any other Person, has used, managed, handled, generated, treated, stored, transported, Released or disposed of Hazardous Materials in, on, at, under, to or from any currently or formerly owned or leased Real Property or facility relating to its business in a manner that requires or is reasonably expected to require corrective, investigative, monitoring, remedial or cleanup actions under any Environmental Law, in each case, except as would not reasonably be expected to have a Material Adverse Effect; and

(c)          To the knowledge of the Loan Parties, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably be expected to form the basis of any Environmental Claim against any Loan Party or any of their respective Subsidiaries.

Section 7.17         Solvency. On the Closing Date after giving effect to the Transactions and the other transactions related thereto, Spark and its Subsidiaries, on a consolidated basis, are Solvent.

Section 7.18         [Reserved].

Section 7.19         Security Documents; Perfection.

(a)          Subject to the Reservations in respect of any UK Loan Party, the Guaranty and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first-priority security interest (subject only to Permitted Liens) in the Collateral described therein and proceeds thereof.

(b)          Subject to the Reservations in respect of any UK Loan Party, in the case of the Pledged Stock described in the Guaranty and Security Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent; in the case of deposit accounts and securities accounts, when Account Control Agreements are executed and delivered by the Loan Parties owning such accounts, the Collateral Agent and the applicable depository bank or securities intermediary; and in the case of the other Collateral described in the Guaranty and Security Agreement, when financing statements and other filings specified on Schedule 7.19 in appropriate form are filed in the offices specified on Schedule 7.19, the Lien granted under the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and first-priority security interest (subject only to Permitted Liens) in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent such proceeds can be perfected by a filing), as security for the Obligations.

Section 7.20         Compliance with Laws and Permits; Authorizations. Each Loan Party and each of its Subsidiaries (a) is in compliance with all Applicable Laws and Permits and (b) has all requisite governmental licenses, Permits, authorizations, consents and approvals to operate its business as currently conducted, except in the case of clauses (a) and (b), such instances in which (x) such requirement of Applicable Laws, Permits, government licenses, authorizations or approvals are being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to have or comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.21         No Material Adverse Effect. From March 21, 2019 until the Closing Date, no event, development, change, circumstance, condition or effect shall have occurred that constitutes a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement). From and after the Closing Date, there has been no Material Adverse Effect, and there has been no circumstance, event or occurrence, and no fact is known to any of the Loan Parties, in each case that would reasonably be expected to result in a Material Adverse Effect.

Section 7.22         [Reserved].

Section 7.23         No Brokers. Except as set forth on Schedule 7.23, there is no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 7.24         Insurance. The properties of each Loan Party are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party against loss and damage in such amounts, with such deductibles and covering such risks, as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Loan Party operates, in each case as described on Schedule 7.24. As of the Closing Date, all premiums with respect thereto that are due and payable have been duly paid and no Loan Party has received or is aware of any notice of any material violation or cancellation thereof and each Loan Party has complied in all material respects with the requirements of each such policy.

Section 7.25         [Reserved].

Section 7.26         Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 7.26 lists as of the Closing Date all of the deposit accounts, securities accounts and commodity accounts of each Loan Party, including, with respect to each depository bank, securities intermediary or commodity intermediary at which such accounts are maintained by such Loan Party, (a) the name and location of such Person and (b) the account numbers of the deposit accounts, securities accounts and commodity accounts maintained with such Person.

Section 7.27         [Reserved].

Section 7.28         Absence of any Undisclosed Liabilities; Absence of Liens. As of the Closing Date, other than with respect to the Loans, none of the Loan Parties has, and none of their respective Subsidiaries has, any material Indebtedness or other material obligations or liabilities, direct or contingent, that (x) are not reflected in the financial information referenced in Section 5.11 or (y) were not incurred in the ordinary course of business after the date of such financial statement. As of the Closing Date, there are no Liens encumbering any Collateral other than Permitted Liens.

Section 7.29         Related Transactions. The transactions contemplated by the Acquisition Agreement have been or concurrently with the making of the initial Loans will be consummated in all material respects in compliance with all Applicable Law and in all material respects pursuant to the provisions of the Acquisition Agreement (giving effect to any waiver or amendment permitted pursuant to Section 5.10), true and complete copies of which have been delivered to Administrative Agent.

Section 7.30         [Reserved].

Section 7.31         Anti-Terrorism Laws; the Patriot Act. Each Loan Party is in compliance with, and no Loan Party is in violation of, any Law, concerning or relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the Patriot Act, the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§1 et seq.), as amended (the “Trading with the Enemy Act”), the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 (the “Executive Order”). No Loan Party or other agents acting or benefiting in any capacity in connection with the Term Loans is (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a Person with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, (v) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act, or (vi) a Person that is named as a “specially designated national and blocked person” on the most current list published by the United States Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list. No Loan Party or other agents acting or benefiting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in the preceding sentence, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in any property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Anti-Terrorism Laws. The representation in this Section 7.31 is given by each Germany Loan Party only to the extent that the giving of such representations does not result in a violation of or conflict with section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (“AWV”) (in connection with section 4 para 1 no 3 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (“AWG”)) or the Council Regulation (EC) No 2271/96 of 22 November 1996 as amended by Council Regulation (EC) No 807/2003 of 14 April 2003 (the “EU Blocking Regulation”).

Section 7.32         Economic Sanctions/OFAC. No Loan Party or any director, officer or employee of any Loan Party, and to the knowledge of any Loan Party no Affiliate, agent or representative of any Loan Party, is, or is owned or controlled by, a Person that is (i) the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority (“Sanctions”), including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC Sanctions”) and including those prescribed by the Consolidated List of Financial Targets issued by Her Majesty’s Treasury in the United Kingdom or (ii) located, organized or conducting business in a country, region or territory that is the subject of any OFAC Sanctions or other Sanctions (each, a “Sanctioned Country”), including, without limitation, Burma/Myanmar, Crimea, Cuba, Iran, North Korea, Sudan and Syria (any such Person referred to in clause (i) or (ii), a “Sanctioned Person”). The representation in this Section 7.32 is given by each Germany Loan Party only to the extent that it does not result in a violation of or conflict with section 7 AWV (in connection with section 4 paragraph 1 no 3 AWG) or the EU Blocking Regulation.

Section 7.33         Foreign Corrupt Practices Act. No Loan Party or any director, officer or employee of any Loan Party, and to the knowledge of any Loan Party no Affiliate, agent or representative of any Loan Party, has taken any action in violation of Applicable Law in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or a government-owned, government-controlled or other quasi-governmental entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage, and each Loan Party has conducted its businesses in compliance in all material respects with applicable anti-corruption laws (including, with respect to any UK Loan Party, the Bribery Act 2010 of the Parliament of the United Kingdom) and have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance in all material respects with all such laws and with the representation and warranty contained in this Section 7.33.

Section 7.34         [Reserved].

Section 7.35         [Reserved].

Section 7.36         [Reserved].

Section 7.37         [Reserved].

Section 7.38         Centre of Main Interests and Establishments. For the purposes of Regulation EU 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “COMI Regulation”), the Centre of Main Interest (as that term is used in Article 3(1) of the COMI Regulation) of each UK Loan Party is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the COMI Regulation) in any other jurisdiction.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Loan Parties hereby covenant and agree that, on the Closing Date and thereafter until the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations), are paid in full and all Commitments are terminated, in each case, in accordance with the terms of this Loan Agreement:

Section 8.01         Financial Information, Reports, Certificates and Other Information. The Loan Parties shall furnish to the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)          Monthly Financial Statements. As soon as available and in any event within thirty (30) days (or in the case of the first two months ending following the Closing Date, within forty five (45) days) after the end of each calendar month (i) unaudited consolidated summary statements of income of Spark and its Subsidiaries as of the end of such month including (A) in comparative form (both in Dollar and percentage terms) the figures for the corresponding month in the immediately preceding fiscal year of Spark, and the year-to-date portion of the immediately preceding fiscal year of Spark and (B) a report of key performance indicators for the business of Spark and its Subsidiaries, including additional financial information as may be reasonably requested by the Administrative Agent, (ii) the computation of the Guarantor Coverage Test as of such date and (iii) the computation of Liquidity as of such date.

(b)          Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days (or in the case of the first three fiscal quarters ending following the Closing Date, within sixty (60) days) after the end of each fiscal quarter of Spark, (i) unaudited (x) consolidated balance sheets of Spark and its Subsidiaries as of the end of such fiscal quarter, and (y) consolidated statements of income and cash flow of Spark and its Subsidiaries for such fiscal quarter, in each case and for the period commencing at the end of the previous fiscal year of Spark and ending with the end of such fiscal quarter, including (in the case of each of clause (x) and clause (y) (if applicable)) in comparative form (both in Dollar and percentage terms) the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Spark, and (ii) a statement of Consolidated Adjusted EBITDA (x) for the year-to-date portion of such fiscal year of Spark ending concurrently with such fiscal quarter, including in comparative form (both in Dollar and percentage terms) Consolidated Adjusted EBITDA for the same year-to-date period in the immediately preceding fiscal year of Spark and (y) for the Test Period ending concurrently with such fiscal quarter, including, in comparative form (both in Dollar and percentage terms) Consolidated Adjusted EBITDA for such Test Period against the then-current Budget, and for the Test Period immediately preceding such reported period, and (iii) starting with the first full fiscal quarter ended after the Closing Date, a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported, including, in comparative form the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Spark, and period commencing at the end of the previous fiscal year of the Spark and ending with the end of such fiscal quarter.

(c)          Annual Financial Statements. As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of Spark, (i) copies of the consolidated balance sheets of Spark and its Subsidiaries for such fiscal year, and the related consolidated statements of income and cash flows of Spark and its Subsidiaries for such fiscal year, and setting forth in comparative form (both in Dollar and percentage terms), the figures for the immediately preceding fiscal year and against the then-current Budget for such fiscal year, such consolidated statements audited and certified without “going concern” or other qualification, exception or assumption (other than as a result of a reclassification of obligations or other indebtedness to short-term indebtedness) and without qualification or assumption as to the scope of such audit as conducted in accordance with Applicable Accounting Standards, by an independent public accounting firm of nationally recognized standing or otherwise which is reasonably acceptable to the Administrative Agent (with RSM US LLP and its affiliates being deemed to be acceptable), together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported and (ii) a statement of Consolidated Adjusted EBITDA for such fiscal year, including in comparative form (both in Dollar and percentage terms) Consolidated Adjusted EBITDA for such fiscal year against the then-current income statement set forth in the Budget and for the same year-to-date period in the immediately preceding fiscal year. Notwithstanding the foregoing, for the fiscal year ended December 31, 2018, only the audited financials of Spark and its pre-Closing Date Subsidiaries shall be required and no audited financials for such fiscal year shall be required for the Closing Date Target.

(d)          Compliance Certificates. Concurrently with the delivery of the financial information pursuant to clauses (a) (starting with the first full month ending following the Closing Date), (b) and (c) above, a Compliance Certificate executed by an Authorized Officer of the Administrative Borrower (i) certifying that such financial information presents fairly in all material respects the financial condition, results of operations and cash flows of Spark and its Subsidiaries in accordance with Applicable Accounting Standards at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year-end audit adjustments and to the absence of footnotes, (ii) showing compliance with the covenants set forth in Section 9.13(d) (and with respect to a Compliance Certificate delivered in connection with clauses (b) and (c) above, Sections 9.13(a) and (b)) and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto), (iii) with respect to Compliance Certificates delivered in connection with clause (b) above for the fiscal quarters ending December 31 and June 30 of each fiscal year, (A) specifying any change in the identity of the Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Subsidiaries listed on Schedule 7.09, or from the most recently delivered Compliance Certificate, as applicable, and (B)  attaching (x) an updated Schedule 7.15 and Schedule 7.26 of this Loan Agreement (if applicable) and (y) a written supplement substantially in the form of Schedules 1 through 4.12, as applicable, to the Guaranty and Security Agreement with respect to any additional assets and property acquired by any Loan Party after the date hereof if required to update the perfection of Collateral Agents Lien with respect to such assets, all in reasonable detail and (iv) with respect to a Compliance Certificate delivered in connection with clause (c) above, if available, providing a financial statement as to Consolidated Excess Cash Flow for such period.

(e)          Consolidated Excess Cash Flow. Unless provided in conjunction with the Compliance Certificate in accordance with Section 8.01(d)(iv) above, on or before the date that is five (5) Business Days after the earlier of (i) the date upon which annual financial statements are required to be delivered pursuant to Section 8.01(c) for each fiscal year and (ii) the date upon which annual financial statements are actually delivered pursuant to Section 8.01(c) for each fiscal year, a written calculation of Consolidated Excess Cash Flow for the applicable fiscal year, in form and substance reasonably acceptable to the Administrative Agent, certified by an Authorized Officer of the Administrative Borrower and in compliance with the requirements of Section 4.02(a)(vi).

(f)          Budget. On or prior to sixty (60) days after the end of each calendar year, forecasted financial projections for Spark and its Subsidiaries for the then upcoming fiscal year (on a month-by-month basis), a projected consolidated balance sheet of Spark and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto, and in each case prepared by management of the Loan Parties in good faith based upon reasonable assumptions, consistent in scope with the financial statements provided pursuant to Section 8.01(c) and setting forth the principal assumptions on which such projections are based (each such projections and the projections delivered as of the Closing Date pursuant to Section 5.10(c), being referred to as a “Budget”).

(g)          Defaults; Litigation. As soon as possible and in any event within five (5) Business Days after an Authorized Officer of any Loan Party or any of their respective Subsidiaries obtains knowledge thereof, written notice from an Authorized Officer of the Administrative Borrower of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof, and what action the applicable Loan Parties have taken and propose to take with respect thereto, (ii) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 7.08, (iii) the commencement of any litigation, action, proceeding or labor controversy of the type and the materiality described in Section 7.08, and (iv) to the extent the Administrative Agent requests and subject to any attorney client privilege requirements, copies of all documentation related thereto.

(h)          Notices. Written notice promptly upon becoming aware of (and in no event later than five (5) Business Days after an Authorized Officer of any Loan Party becomes aware of) each the following, and copies of all notices and related documents and correspondence with respect to:

(i)          any pending or, to the knowledge of an Authorized Officer of a Loan Party, threatened in writing litigation, action, proceeding or other controversy which purports to affect the legality, validity or enforceability of any Loan Document or any other document or instrument referred to in Section 9.08, which notice shall include a statement of an Authorized Officer of the Administrative Borrower specifying the nature thereof and what actions the applicable Loan Parties have taken and propose to take with respect thereto;

(ii)         the commencement of, and any material development in, each litigation, investigation or proceeding affecting any Loan Party or any Subsidiary thereof (A) in which the amount of damages is $500,000 (or its equivalent in another currency or currencies) or more, (B) in which injunctive or similar relief is sought, (C) which would reasonably be expected to have a Material Adverse Effect or (D) in which the relief sought is an injunction or other stay of the performance of this Loan Agreement or any other Loan Document;

(iii)        each pending or, to the knowledge of an Authorized Officer of a Loan Party, threatened in writing labor dispute, strike, walkout, or union organizing activity with respect to any employees of a Loan Party that would reasonably be expected to have a Material Adverse Effect;

(iv)        each written filing made to (including copies of all public filings) and each written notice received from the Securities and Exchange Commission (or any equivalent or similar regulatory agency in any non-U.S. jurisdiction);

(v)         the discharge, withdrawal or resignation by a Loan Party’s independent accountants and any replacement by nationally recognized accountants or other accountants reasonably acceptable to the Administrative Agent;

(vi)        [reserved];

(vii)       with respect to any Material Indebtedness: (A) the execution or delivery of definitive documentation relating thereto, including any amendment, waiver, consent, forbearance or other modification, and (B) each default or event of default by any Loan Party or Subsidiary of a Loan Party, and;

(viii)      all amendments, consent letters, waivers or modifications to a Loan Party’s Organization Documents;

(ix)         all significant written final reports submitted to a Loan Party or any Subsidiary of a Loan Party by its accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems, including any final comment letters delivered to management and all responses thereto and all “management letters” submitted to any Loan Party by the independent public accountants; and

(x)          all (i) notices submitted or delivered to a Loan Party or any Subsidiary of a Loan Party by a regulatory agency when such notice could reasonably have a Material Adverse Effect and (ii) material reports submitted or delivered to a Loan Party or any Subsidiary of a Loan Party which were prepared by the Securities and Exchange Commission (or any equivalent or similar regulatory agency in any non-U.S. jurisdiction).

(i)          [Reserved].

(j)          [Reserved].

(k)          [Reserved].

(l)           Bankruptcy, etc. Immediately upon becoming aware thereof, notice (whether involuntary or voluntary) of the bankruptcy, insolvency, reorganization of any Loan Party, or the appointment of any trustee in connection with or anticipation of any such occurrence, or the taking of any step by any Person in furtherance of any such action or occurrence.

(m)          Corporate Information. Promptly upon, and in any event within five (5) Business Days after, becoming aware of any additional corporate or limited liability company information of the type delivered pursuant to Section 5.05(c), or of any change to such information delivered on or prior to the Closing Date or pursuant to this Section 8.01, change in the identity of the chief executive officer, chief operations officer, chief financial officer or other “C-Level” officers, a certificate, certified to the extent of any change from a prior certification, from the secretary, assistant secretary, managing member or general partner of such Loan Party notifying the Administrative Agent of such information or change and attaching thereto any relevant documentation in connection therewith.

(n)          Other Information. Promptly, such other information (financial or otherwise) as any Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time. The items to be provided under this clause are to be in form reasonably satisfactory to the Agents and executed by the Administrative Borrower or Borrowers (to the extent so required) and delivered to the Agents from time to time solely for the Agents’ convenience in maintaining records of the Collateral, and Administrative Borrower’s or the Borrowers’ failure to deliver any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Agents’ Lien with respect to the Collateral.

Section 8.02         Books, Records and Inspections.

(a)          The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain proper books of record and account, in which entries that are complete, true and correct and are in conformity with Applicable Accounting Standards consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as applicable, in accordance with Applicable Accounting Standards in all material respects.

(b)          The Loan Parties shall, and shall cause each of their respective Subsidiaries to, permit the Administrative Agent and its representatives and independent contractors to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and (unless an Event of Default then exists) at reasonable times during normal business hours, upon reasonable advance notice to the Loan Parties (not less than ten (10) Business Days); provided that unless an Event of Default has occurred and is continuing, the Loan Parties shall not be required to reimburse the Administrative Agent for more than one (1) such inspection in any calendar year. Any information obtained by the Administrative Agent pursuant to this Section 8.02(b) may be shared with the Collateral Agent or any Lender upon such Person’s request. The Administrative Agent shall give the Loan Parties the opportunity to participate in any discussions with the Loan Parties’ independent public accountants.

Section 8.03         Maintenance of Insurance. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain in full force and effect at all times (including by paying all applicable premiums), with insurance companies that are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts, with such deductibles and covering such risks (and with such risk retentions), as are customarily carried by Persons of comparable size engaged in the same or similar businesses and owning similar properties in the general locations where such Loan Party operates (the Agents hereby acknowledge that the insurance policies that the Loan Parties have in place as of the Closing Date satisfy the requirements of this Section 8.03). The Loan Parties shall (i) furnish to the Collateral Agent endorsements (or, in jurisdictions outside of the United States, such other deliverables that are customary for such jurisdiction) to (x) policies covering any Collateral naming the Collateral Agent, on behalf of the Secured Parties, as loss payee, and (y) all liability policies naming Collateral Agent, on behalf of the Secured Parties, as additional insureds, and (ii) use commercially reasonable efforts to cause each such policy to provide that no cancellation, material reduction in amount or material change in insurance coverage thereof shall be effective until at least thirty (30) days (ten (10) days with respect to failing to pay premiums) after receipt by the Collateral Agent of written notice thereof.

Section 8.04         Payment of Tax Liabilities. Each Loan Party shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, all federal, state and local income and other material Taxes, assessments, governmental charges, levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, all lawful claims respecting the foregoing that, if unpaid, could reasonably be expected to become a Lien upon any properties of the Loan Parties or any of their respective Subsidiaries and all other liabilities and obligations of such Loan Party and its Subsidiaries; provided, that no Loan Party or any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is in an amount less than $1,000,000 and is being contested in good faith and by proper proceedings in accordance with Section 9.02(k) and as to which such Loan Party has maintained adequate reserves with respect thereto in accordance with Applicable Accounting Standards.

Section 8.05         Maintenance of Existence; Compliance with Laws, etc. Each Loan Party shall, and shall cause its Subsidiaries to, (a) preserve and maintain in full force and effect its organizational existence (except in a transaction permitted by Section 9.03), (b) preserve and maintain its good standing under the laws of its state or jurisdiction of incorporation, organization or formation; and preserve and maintain its good standing under the laws of each other state or jurisdiction where such Person is qualified, or is required to be so qualified, to do business as a foreign entity, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, (c) comply in all material respects with all Applicable Laws, rules, regulations and orders material to the Business, and (d) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, agreements, licenses, registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trademarks and trade names that are material to the conduct of such Loan Party’s or such Subsidiary’s business except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.06         Environmental Compliance.

(a)          Each Loan Party shall, and shall cause its Subsidiaries to, use and operate all of its and their businesses, facilities and properties in compliance with all Environmental Laws, including (i) keeping all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remaining in material compliance therewith, (ii) using, handling, managing, generating, treating, storing, transporting and disposing of all Hazardous Materials in material compliance with all applicable Environmental Laws, and (iii) keeping its and their property free of any Lien imposed by any Environmental Law, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)          The Administrative Borrower shall promptly give notice to the Administrative Agent upon any Loan Party or Subsidiary thereof becoming aware of (i) any material violation by any Loan Party or any of its Subsidiaries of any Environmental Law, (ii) any inquiry with respect to, proceeding against, investigation of or other Environmental Claim with respect to any Loan Party under any Environmental Law, including without limitation a written request for information or a written notice of violation or potential environmental liability from any foreign, federal, state or local environmental agency or board or any other Governmental Authority or Person, or (iii) the discovery of a Release or threat of a Release in, at, on, under, to or from any of the Real Property of any Loan Party or any facility or assets therein in excess of reportable or allowable standards or levels under any Environmental Law, or under circumstances, or in a manner or amount which would reasonably be expected to require responsive, corrective, investigative, remedial, monitoring, cleanup or other corrective action under any Environmental Law, which in each case would reasonably be expected to have a Material Adverse Effect.

(c)          In the event of material violation of any Environmental Law or the Release or presence of any Hazardous Material in, at, on, under, to or from any Real Property of any Loan Party in amounts which require responsive, corrective, investigative, remedial, monitoring, cleanup or other corrective or other action under any Environmental Law or which subject any Loan Party to material liability under any Environmental Law, each Loan Party and its respective Subsidiaries, upon discovery thereof, shall take all steps required by Environmental Laws to initiate and expeditiously complete all responsive, corrective, investigative, remedial, monitoring, cleanup or other corrective action or other action to mitigate and eliminate any such violation or potential liability, and shall keep the Administrative Agent informed on a regular basis of their actions and the results of such actions.

(d)          Each Loan Party shall provide the Administrative Agent with copies of any material notice, submittal or documentation (other than notices, submittals and documentation submitted in the ordinary course of any Loan Party’s business) provided by any Loan Party or any of its Subsidiaries to any Governmental Authority or other Person under any Environmental Law. Such notice, submittal or documentation shall be provided to the Administrative Agent promptly and, in any event, within five (5) Business Days after such material is provided to any Governmental Authority or third party.

Section 8.07         ERISA(a)          . (a) As soon as possible and, in any event, within ten (10) Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any ERISA Event or a material change to a representation under Section 7.13, the Administrative Borrower shall deliver to the Agents and each Lender a certificate of an Authorized Officer of the Administrative Borrower setting forth a description of such occurrence and the action, if any, that such Loan Party or such ERISA Affiliate has taken and is required or proposes to take with respect thereto. In addition, the Administrative Borrower shall provide such additional information and documentation (for example, copies of notices) as the Agents reasonably request to evaluate the circumstances.

(b)          Promptly following any request therefor, copies of any documents described in Section 101(k) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan, any notices described in Section 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan and any information that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if any Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Loan Party or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 8.08         Maintenance of Properties.

(a)          Each Loan Party shall, and shall cause its Subsidiaries to, (i) maintain, preserve, protect and keep its material Real Property, properties and assets in good repair, working order and condition (ordinary wear and tear excepted, and subject to dispositions permitted pursuant to Section 9.04), (ii) make necessary repairs, renewals and replacements thereof, and (iii) maintain and renew as necessary all material leases, licenses, permits and other clearances necessary to use and occupy such properties and assets, in each case so that the business carried on by such Person may be properly conducted in all material respects at all times consistent with the manner in which business is conducted as of the Closing Date or such changes thereto as reasonably determined by the Loan Parties in their good faith business judgment from time to time, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)          Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain ownership of, or possession of all material IP Rights the failure of which to maintain would reasonably be expected to have a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct and operate the businesses of such Loan Party or such Subsidiary in a manner that does not, to the knowledge of such Loan Party, infringe, misappropriate, dilute, or otherwise violate any material IP Rights owned by any other Person except to the extent that the such infringement, misappropriation, dilution, or other violation would not reasonably be expected to have a Material Adverse Effect.

Section 8.09         [Reserved].

Section 8.10         Additional Collateral, Guarantors and Grantors. The Loan Parties shall, within forty five (45) days (or such longer period as the Agent may permit in its sole discretion) of the formation (including by division) or acquisition thereof, cause any direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date to (i) execute a supplement to the Guaranty and Security Agreement in the form of Annex I to the Guaranty and Security Agreement or otherwise in form and substance satisfactory to the Collateral Agent (or, in the case of any such Subsidiary incorporated in England and Wales or holding shares in a Subsidiary incorporated in England and wales, execute the respective English Security Documents or an accession deed in the form annexed thereto or in any other form and substance satisfactory to the Collateral Agent, or, in the case of any such Subsidiary incorporated in Germany or holding any shares in a German Loan Party, execute the respective German Security Document or an accession agreement thereto (in notarial form, if required)), (ii) execute a joinder to this Loan Agreement, whereby such Subsidiary becomes a Loan Party hereunder, (iii) obtain all consents and approvals required to be obtained by it in connection with the execution and delivery of the aforementioned joinder and the Security Documents and the performance of its obligations hereunder and thereunder and the granting by it of the Liens thereunder, and (iv) cause its assets to be subject to a first-priority perfected (in respect of any German Loan Party under the respective German Security Document, such perfection requirement shall be complied with within 75 days) Lien (subject only to (A) Permitted Liens and (B) (in respect of any UK Loan Party and/or the English Security Documents) the Reservations) in favor of the Collateral Agent for the benefit of the Secured Parties and take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such first-priority Lien. Not later than thirty (30) days after the acquisition by any Loan Party of any asset that is required to be provided as Collateral pursuant to this Loan Agreement or any Security Document, which asset would not automatically be subject to the Collateral Agent’s first-priority perfected Lien pursuant to pre-existing Security Documents, the applicable Loan Party shall cause such asset to be subject to a first-priority perfected Lien (subject only to (A) Permitted Liens and (B) (in respect of any UK Loan Party and/or the English Security Documents) the Reservations) in favor of the Collateral Agent for the benefit of the Secured Parties and take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such first priority Lien.

Section 8.11         Pledges of Additional Stock and Indebtedness. The Loan Parties shall promptly pledge to the Collateral Agent for the benefit of the Secured Parties, (i) all the Capital Stock of each Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date, and (ii) all other evidences of Indebtedness (including intercompany Indebtedness) in excess of $250,000 in the aggregate received by the Loan Parties.

Section 8.12         Use of Proceeds.

(a)          The proceeds of the Term Loans shall be used on the Closing Date only (i) to consummate the Transactions, (ii) for working capital and general corporate purposes, and (iii) to pay the transaction fees, costs and expenses incurred directly in connection with this Loan Agreement and the Transactions.

(b)          The proceeds of any Revolving Loans made following the Closing Date may be used for general corporate purposes, including, to fund ongoing working capital requirements and Permitted Acquisitions. In all cases, proceeds of any Revolving Loan shall not be used in contravention of any Law or Loan Document.

Section 8.13         Mortgages. The Loan Parties shall cause each Loan Party’s fee simple interests in Real Property with a fair market value in excess of $500,000 to be subject to a Lien in favor of the Collateral Agent pursuant to a Mortgage securing the Obligations. If any Loan Party acquires a fee simple interest in Real Property with a fair market value in excess of $500,000 after the Closing Date, the Administrative Borrower shall promptly notify the Agents and the Lenders thereof in writing. With respect to all Loan Parties’ fee simple interests in Real Property with a fair market value in excess of $500,000, the Loan Parties shall take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 8.15, all at the sole cost and expense of the Borrowers. Each Mortgage delivered to the Collateral Agent hereunder shall be accompanied by (i) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 9.02, together with such endorsements and reinsurance as the Collateral Agent may reasonably request, and (ii) if requested by the Collateral Agent, an opinion of local counsel to the applicable Loan Parties with respect to the Mortgage and the Liens granted thereunder, in form and substance reasonably satisfactory to the Collateral Agent.

Section 8.14         Accounts; Control Agreements.

The Loan Parties shall cause each deposit account, securities account and commodity account (other than any Excluded Deposit Account), each of which is listed on Schedule 7.26, (x) in the case of such accounts located in the United States, to be subject to an Account Control Agreement and (y) in the case of such accounts not located in the United States, to be subject to a perfected, first priority Lien in favor of the Collateral Agent, and, in each case, the Loan Parties shall cause all Collections to be deposited in a deposit account listed on Schedule 7.26 that is subject to an Account Control Agreement or otherwise subject to a perfected, first priority Lien in favor of the Collateral Agent; provided however that, so long as no Event of Default has occurred and is continuing, the Loan Parties may open new deposit accounts, new securities accounts and new commodity accounts so long as, prior to or concurrently with opening each such account, (i) the Loan Parties shall have delivered to the Agents an amended Schedule 7.26 including such account, if applicable, and (ii) the Loan Parties shall have delivered to the Collateral Agent an Account Control Agreement with respect to, or otherwise caused the Collateral Agent to have a perfected, first priority Lien over, such account (other than any Excluded Deposit Account).

Section 8.15          Further Assurances.

(a)          The Loan Parties shall execute any and all further documents, financing statements, agreements and instruments, and shall take all such further actions, which may be required under any Applicable Law or which either Agent may reasonably request, in order to grant, preserve, protect, perfect and evidence the validity and priority of the security interests created or intended to be created by the Guaranty and Security Agreement or any other Security Document (solely to the extent required by the Guaranty and Security Agreement or any other Security Document), all at the sole and reasonable cost and expense of the Borrowers.

(b)          Notwithstanding anything herein to the contrary, if the Collateral Agent determines in its reasonable discretion that the cost of creating or perfecting any Lien on any property is excessive in relation to the practical benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Loan Documents.

Section 8.16         Lender Meetings. Each Loan Party shall, and shall cause each of its Subsidiaries to, upon the request of the Administrative Agent, participate in a meeting of the Lenders, (a) so long as no Specified Event of Default shall have occurred and be continuing, once per fiscal quarter, and (b) when a Specified Event of Default shall have occurred and be continuing, as frequently as may be required by the Administrative Agent, in each case to be held via teleconference or in person (at the Administrative Agent’s election) no more than once per year (provided, that so long as no Specified Event of Default shall have occurred, an in person meeting shall be required no more than once per year), in each case, at a time selected by the Administrative Agent and reasonably acceptable to the Administrative Borrower and the Required Lenders. The purpose of this meeting shall be to present the Loan Parties’ previous fiscal quarter’s financial results and, with respect to the first lender meeting of each fiscal year, to present the Loan Parties’ Budget for the current fiscal year.

Section 8.17         Changes in Legal Form, etc. Each Loan Party shall provide notice within five (5) Business Days to the Administrative Agent of the following:

(a)          a change of its legal form;

(b)          a change of its jurisdiction of organization;

(c)          a change of its name as it appears in official filings in its jurisdiction of organization; and

(d)          a change of the location of its registered office, chief executive office or sole place of business from that referred in the Perfection Certificate.

Section 8.18         Payment of Contractual Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective material obligations and liabilities, including:

(a)          all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property and assets unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with Applicable Accounting Standards are being maintained by such Person; and

(b)          the performance of all obligations under any Contractual Obligation in excess of $500,000 to which such Loan Party or any of its Subsidiaries is bound, or to which it or any of its property and assets are subject, including any Material Contracts.

Section 8.19         [Reserved].

Section 8.20         Security Interests; Perfection, etc. Subject to (in respect of any UK Loan Party) the Reservations, each Loan Party shall take all necessary actions to ensure (in respect of any initial perfection requirements, within 75 days of the Closing Date) that the Guaranty and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens which, pursuant to the terms of this Loan Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in the Collateral described therein and proceeds thereof.

Section 8.21         Post-Closing Obligations.

(a)          Within seventy five (75) days after the Closing Date (or such later date agreed by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent the Account Control Agreements for each deposit account, securities account and commodities account of a Loan Party as of the Closing Date (other than Excluded Deposit Accounts), to the extent required by Section 8.14.

(b)          Within thirty (30) Business Days after the Closing Date (or such later date agreed by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent the endorsements (containing or accompanied by a copy of the policy or binder in respect thereof) required by Section 8.03.

(c)          Within five (5) Business Days after the Closing Date (or such later date agreed by the Collateral Agent), the Loan Parties shall deliver to the Collateral Agent all certificates (if any) representing such Capital Stock accompanied by instruments of transfer and undated stock powers or stock transfer forms (as applicable) executed in blank, in each case, as required by Section 5.03 and, in each case, as was unable to be delivered on the Closing Date.

Section 8.22         Guarantor Coverage Test. The Loan Parties shall comply with the Guarantor Coverage Test.

Section 8.23         People with Significant Control Regime.

(a)          Each Loan Party shall promptly:

(i)          comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 of the Parliament of the United Kingdom from any UK Loan Party whose shares are subject to any Lien in favor of the Collateral Agent; and

(ii)         provide the Collateral Agent with a copy of that notice.

(b)          No Loan Party shall do anything, or permit anything to be done, which could result in any other person becoming a PSC Registrable Person in respect of a company whose shares are subject to any Lien in favor of the Collateral Agent or require that company to issue a notice under sections 790D or 790E or a warning or restrictions notice under schedule 1B, of the Companies Act 2006 of the Parliament of the United Kingdom, unless otherwise permitted under the terms of this Agreement.

(c)          Each Loan Party will take all such action as is necessary to ensure that a company whose shares are subject to any Lien in favor of the Collateral Agent is not required to issue a notice under section 790D or 790E or a warning or restrictions notice under schedule 1B, of the Companies Act 2006 of the Parliament of the United Kingdom.

(d)          For the purposes of withdrawing any restrictions notice (d) or for any application (or similar) to the court under schedule 1B of the Companies Act 2006, each UK Loan Party shall provide such assistance as the Administrative Agent may reasonably request in respect of any shares which are subject to any Lien in favor of the Collateral Agent and provide the Administrative Agent with all information, documents and evidence that it may reasonably request in connection with the same.

ARTICLE IX

NEGATIVE COVENANTS

The Loan Parties hereby covenant and agree that, on the Closing Date and thereafter until the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations), are paid in full and all Commitments are terminated, in each case, in accordance with the terms of this Loan Agreement:

Section 9.01         Limitation on Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a)          Indebtedness in respect of the Obligations;

(b)          Indebtedness assumed in connection with any Permitted Acquisition, taken together with the aggregate amount of Indebtedness incurred under clause (e) below, not to exceed $1,000,000 at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness;

(c)          Indebtedness existing as of the Closing Date which is identified with particularity (including amount) in Schedule 5.13 and which is not otherwise permitted by this Section 9.01, and any Refinancing Indebtedness in respect of such Indebtedness;

(d)          Indebtedness in respect of performance, surety or appeal bonds provided in the Ordinary Course of Business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e)          Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of such Loan Party and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the Ordinary Course of Business of such Loan Party and its Subsidiaries; provided, that such Indebtedness is incurred within ninety (90) days of the acquisition of such property, and (ii) consisting of Capitalized Lease Obligations, in an aggregate amount for clauses (i) and (ii), taken together with the aggregate amount of Indebtedness assumed under clause (b) above, not to exceed $1,000,000 at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness;

(f)          Guaranty Obligations of a Loan Party in respect of Indebtedness of a Loan Party otherwise permitted hereunder, and Guaranty Obligations of a Subsidiary of a Loan Party in respect of Indebtedness of a Loan Party or any Subsidiary of a Loan Party otherwise permitted hereunder;

(g)          (i) unsecured Indebtedness consisting of seller notes incurred in connection with a Permitted Acquisition and which is subordinated to the Obligations on terms reasonably satisfactory to the Required Lenders, in an aggregate amount not to exceed $1,000,000 at any time outstanding, (ii) Earn-Out Obligations incurred in connection with a Permitted Acquisition, and (iii) the Deferred Merger Payment to the extent subject to the Deferred Merger Payment Subordination Agreement;

(h)          non-recourse Indebtedness incurred by the Borrowers or any of their respective Subsidiaries to finance the payment of insurance premiums of such Person;

(i)          Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrowers or any of their respective Subsidiaries incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(j)          Indebtedness consisting of unsecured intercompany loans and advances made by or among any Borrower and its Subsidiaries; provided that: (x) in the case of any Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Party, solely to the extent the related Investment shall be permitted under Section 9.05; and (y) any Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated in right of payment to the Obligations pursuant to the Global Intercompany Note;

(k)          incurred pursuant to Section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(l)           [reserved];

(m)          Indebtedness of any Borrower or any Subsidiary in respect of (i) commercial credit cards, stored value cards, purchasing cards, in each case, not to exceed $350,000 in the aggregate and (ii) treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing or otherwise in connection with cash management and deposit accounts;

(n)          Indebtedness of any Borrower or any Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of Spark or any Subsidiary in the Ordinary Course of Business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(o)          customer deposits and advance payments received in the Ordinary Course of Business from customers for goods and services purchased in the Ordinary Course of Business;

(p)          [reserved];

(q)          Indebtedness in respect of interest rate agreements entered into in the Ordinary Course of Business and not for speculative purposes;

(r)          additional Indebtedness in an aggregate amount outstanding at any time not to exceed the greater of (i) $2,500,000 and (ii) 8.5% of Consolidated Adjusted EBITDA for the most recent Test Period; and

(s)          Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the Ordinary Course of Business.

Section 9.02         Limitation on Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Capital Stock), whether now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

(a)          Liens securing payment of the Obligations;

(b)          Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(c)          Liens existing as of the Closing Date and listed on Schedule 9.02, securing Indebtedness permitted under Section 9.01(c), and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien shall encumber any additional property not encumbered as of the Closing Date, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, accessions thereto and improvements thereon (ii) the amount of Indebtedness secured by such Lien shall not be increased from the amount outstanding on the Closing Date and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 9.01;

(d)          Liens securing Indebtedness of the type permitted under Section 9.01(e); provided, that (i) such Lien is granted within ninety (90) days after such Indebtedness is incurred, and (ii) such Lien secures only the assets that are the subject of the Indebtedness referred to in Section 9.01(e);

(e)          Liens arising by operation of law in favor of banks or saving banks (Sparkassen), carriers, warehousemen, mechanics, materialmen and landlords incurred in the Ordinary Course of Business for amounts not overdue for a period of more than forty-five (45) days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Applicable Accounting Standards shall have been established on its books;

(f)           any landlord's pledge (Vermieterpfandrecht) arising by operation of law under a lease in favor of the relevant third party landlord;

(g)          Liens incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of earnest money deposits under letters of intent or purchase money agreements, tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the Ordinary Course of Business or to secure obligations on surety, stay, appeal or performance bonds;

(h)          Liens on assets securing judgments, awards, attachments or decrees which do not constitute an Event of Default under Section 10.01(i);

(i)          easements, rights-of-way, restrictions, encroachments, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j)           Liens for Taxes, assessments or other governmental charges or levies not overdue, or that are being diligently contested in good faith by appropriate proceedings where the execution or enforcement of such Lien has been stayed and for which adequate reserves in accordance with Applicable Accounting Standards shall have been established on its books;

(k)          Liens arising in the Ordinary Course of Business by virtue of any contractual (including any Lien arising under the general terms and conditions of banks or saving banks (Sparkassen) (Allgemeine Geschäftsbedingungen der Banken und Sparkassen)), statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, provided the applicable provisions of Section 8.14 have been complied with in respect of such deposit or securities accounts;

(l)           any interest of any other Person as a lessee, licensee or sublessee or sublicensee under any lease, license or sublease entered into by any such Loan Party or its Subsidiary in the Ordinary Course of Business and (ii) any leases, licenses, subleases and sublicenses entered into by any such Loan Party or Subsidiary as lessor, licensor, sublessor or sublicensor in the Ordinary Course of Business, in each case, covering only the assets so leased, subleased, licensed or sublicensed and if with respect to any technology or other IP Rights and permitted under Section 9.4(o);

(m)         Liens of sellers of goods to such Person arising under Article II of the UCC or similar provisions of Applicable Law in the Ordinary Course of Business, covering only the goods sold or securing only the unpaid purchase price of such goods and related expenses to the extent such Indebtedness is permitted hereunder;

(n)          Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto, to the extent permitted under Section 9.01(h);

(o)          precautionary Uniform Commercial Code filings (or equivalent filings or registrations in foreign jurisdictions) pursuant to an operating lease entered into in the Ordinary Course of Business;

(p)          pledges and deposits of cash or Cash Equivalents in the Ordinary Course of Business securing liabilities to insurance carriers providing property, casualty, liability or other insurance to Spark and its Subsidiaries or otherwise securing Indebtedness of the types described in Sections 9.01 (m) and (q), in the aggregate amount under this clause (p) and clause (q) not to exceed $1,000,000 in the aggregate at any time outstanding;

(q)          pledges and deposits of cash or Cash Equivalents in the Ordinary Course of Business securing any rental deposits in respect of any property leased or licensed by Spark or one of its Subsidiaries, in the aggregate amount under this clause (q) and clause (p) not to exceed $1,000,000 in the aggregate at any time outstanding;

(r)          Liens securing Indebtedness permitted by Section 9.01(b);

(s)          other Liens with respect to which the aggregate amount of the obligations secured thereby does not exceed the greater of (i) $2,500,000 and (ii) 8.5% of Consolidated Adjusted EBITDA for the most recent Test Period;

(t)          any Lien created in respect of Section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(u)          Liens or rights of setoff against credit balances of any Borrower or any of its Subsidiaries with credit card issuers, payment processors or other amounts owing by payment card issuers or payment processors in the Ordinary Course of Business;

(v)          Liens (i) in favor of the Loan Parties and (ii) granted by any Subsidiary that is not a Loan Party in favor of any other Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii) above, securing intercompany Indebtedness permitted under Section 9.01; and

(w)          Liens securing Hedging Obligations permitted hereunder.

Section 9.03         Consolidation, Merger, etc. Each Loan Party will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, undergo a division (or similar transaction), consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person or any division of any Person; provided, however, that (a) any Loan Party or Subsidiary of any Loan Party may liquidate or dissolve voluntarily into, and may merge with and into, a Borrower, so long as such Borrower is the surviving entity, (b) any Guarantor may liquidate or dissolve voluntarily into, and may merge with and into, any other Guarantor, (c) any Subsidiary of a Loan Party that is not itself a Loan Party may liquidate or dissolve voluntarily into, and may merge with and into, any Loan Party or any non-Loan Party, (d) the assets or Capital Stock of any Loan Party or Subsidiary of any Loan Party may be purchased or otherwise acquired by a Borrower, (e) the assets or Capital Stock of any Guarantor may be purchased or otherwise acquired by any Loan Party, (f) the assets or Capital Stock of any Subsidiary that is not a Loan Party may be purchased or otherwise acquired by any Loan Party or any non-Loan Party, (g) the Capital Stock of Spark may be purchased by any Person so long as no Change of Control results therefrom, and (h) any non-Borrower Subsidiary of a Borrower may Dispose of all or substantially all of its assets (including pursuant to a merger, consolidated or amalgamation) pursuant to any liquidation, dissolution or other transaction that results in the assets, if any, of such Subsidiary being transferred to a Loan Party.

Section 9.04         Permitted Dispositions. Each Loan Party will not, and will not permit any of its Subsidiaries to, make a Disposition, or enter into any agreement to make a Disposition, of such Loan Party’s or such Subsidiary’s assets (including Accounts and Capital Stock of Subsidiaries) to any Person in one transaction or a series of transactions, unless such Disposition:

(a)          is in the Ordinary Course of Business and is of obsolete, worn out, unused or surplus property or property not presently used or useful in its business;

(b)          is for fair market value and the following conditions are met:

(i)          the aggregate fair market value of Dispositions during any fiscal year does not exceed $1,000,000;

(ii)         immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)        the Borrowers apply any Net Disposition Proceeds arising therefrom pursuant to Section 4.02(a)(ii); and

(iv)        no less than seventy-five percent (75%) of the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash;

(c)          is a sale of Inventory in the Ordinary Course of Business;

(d)          is the leasing, as lessor, of real or personal property not useful in such Person’s business and is otherwise in the Ordinary Course of Business;

(e)          is a sale or disposition of equipment or other assets, to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or assets or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the Ordinary Course of Business and in accordance with Section 4.02(a)(ii);

(f)          is an abandonment, failure to renew, or other disposition in the Ordinary Course of Business of any IP Rights that are not material to the conduct of the business of any Loan Party or any Subsidiary of such Loan Party;

(g)          is otherwise permitted by Section 9.03;

(h)          is by any Loan Party or Subsidiary thereof to any Loan Party;

(i)           [reserved];

(j)           is by any Subsidiary that is not a Loan Party to any Loan Party or any other Subsidiary that is not a Loan Party;

(k)           is a Disposition of cash and Cash Equivalents, in each case, in a manner not prohibited by the other terms of this Agreement and in the Ordinary Course of Business;

(l)           is a Disposition of accounts receivable in the Ordinary Course of Business (including to insurers which have provided insurance as to the collection thereof and any discount or forgiveness thereof) or in connection with the collection or compromise thereof;

(m)          is (i) any Disposition or termination of any lease, license, sublease or sublicense in the Ordinary Course of Business, or (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the Ordinary Course of Business;

(n)          is a Disposition of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)          is (i) licensing, sublicensing and cross-licensing arrangements, in each case, solely to the extent provided on a non-exclusive basis, involving any technology or other IP Rights of any Borrower or any Subsidiary thereof in the Ordinary Course of Business, (ii) the licensing of IP Rights to any Borrower or any other Loan Party, or (iii) a Disposition, abandonment, cancellation or lapse of any technology or other IP Rights (including issuances or registrations, or applications for issuances or registrations, of any IP Rights), which IP Rights, in the good faith determination of the Administrative Borrower, are not material to the conduct of the business of the Borrowers and their respective Subsidiaries, when taken as a whole, or are no longer economical to maintain;

(p)          is a lease, sublease, license or sublicense of assets (other than technology and other IP Rights) entered into in the Ordinary Course of Business;

(q)          is a Disposition consummated in connection with the Transactions to the extent necessary to effectuate the Transactions on the Closing Date; or

(r)           the sale or discount without recourse of accounts receivable arising in the Ordinary Course of Business in connection with the compromise or collection thereof, in good faith, in an arm’s-length transaction.

Section 9.05         Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)          Investments existing on the Closing Date and listed on Schedule 9.05 and any modification, replacement, renewal or extension of any such Investment so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 9.05;

(b)          Investments in cash and Cash Equivalents;

(c)          Investments received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the Ordinary Course of Business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(d)          Investments by way of contributions to capital or purchases of Capital Stock by any Loan Party in any of its Subsidiaries that are Loan Parties;

(e)          Investments constituting (i) Accounts arising, (ii) trade debt granted, or (iii) deposits made, in connection with the purchase price of goods or services, in each case in the Ordinary Course of Business;

(f)           Investments consisting of any deferred portion of the sales price received by any Loan Party in connection with any Disposition permitted under Section 9.04;

(g)          other Investments in an aggregate amount at any time not to exceed the greater of (i) $2,500,000 and (ii) 8.5% of Consolidated Adjusted EBITDA for the most recent Test Period;

(h)          intercompany Indebtedness advanced by any Loan Party to any other Loan Party;

(i)           the maintenance of deposit accounts in the Ordinary Course of Business, so long as the applicable provisions of Section 8.14 have been complied with in respect of each such deposit account;

(j)           Guaranty Obligations permitted by Section 9.01(f) and Section 9.01(k);

(k)           loans and advances to officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the Ordinary Course of Business, in an aggregate principal amount at any time not to exceed $250,000;

(l)           Permitted Acquisitions;

(m)          Investments consisting of interest rate agreements permitted under Section 9.01(q);

(n)          Investments by (i) any Loan Party in any Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed (x) $1,000,000 per fiscal year or (y) $2,500,000 during the term of this Agreement (ii) any Subsidiary that is not a Loan Party in any Subsidiary that is not a Loan Party and (iii) any non-Loan Party in any Loan Party;

(o)          Investments in the Ordinary Course of Business consisting of endorsements of negotiable instruments for collection or deposit; and

(p)          promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 9.04.

Section 9.06         Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a)          prior to the Closing Date, Permitted Cash VSOP Payments;

(b)          Restricted Payments by any Subsidiary of a Loan Party (i) to any Loan Party, or (ii) ratably to the holders of its Capital Stock;

(c)          Restricted Payments to pay dividends with respect to its Capital Stock payable solely in additional Qualified Capital Stock;

(d)          Restricted Payments to repurchase Capital Stock of Spark upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Spark solely to the extent such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(e)          cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Spark;

(f)           payments in respect of any Indebtedness that has been incurred in accordance with Sections 9.01(g)(i) or (ii) (other than the Deferred Merger Payment); provided, that: (i) immediately before and after each such payment, no Event of Default shall have occurred and be continuing, (ii) Spark and its Subsidiaries are in compliance on a Pro Forma Basis with Sections 9.13(a), (b) and (d) as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent, (iii) the First Lien Net Leverage Ratio shall be no greater than 0.50x inside the applicable level set forth in Section 9.13(a) for such fiscal quarter calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent, (iv) each such payment is permitted by any subordination terms applicable to such Indebtedness, and (v) the aggregate amount paid pursuant to this clause (f) shall not exceed $1,000,000 during any fiscal year of Spark;

(g)          the Deferred Merger Payment and other payments in respect of any Indebtedness that has been incurred in accordance with Section 9.01(g)(iii); provided, that: (i) immediately before and after each such payment, no Event of Default shall have occurred and be continuing, (ii) Spark and its Subsidiaries are in compliance on a pro forma basis with Sections 9.13(a), (b) and (d) as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent, and (iii) each such payment is permitted by the Deferred Merger Payment Subordination Agreement;

(h)          [reserved]; and

(i)           Spark may deliver its common Capital Stock upon conversion of any convertible securities having been issued by Spark.

Section 9.07         Payments of Indebtedness.

(a)          Except in connection with Refinancing Indebtedness permitted by Section 9.01, to the extent permitted by Section 9.06, each Loan Party will not, and will not permit any of its Subsidiaries to, make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations, if such payment is not permitted at such time under the subordination or intercreditor terms and conditions applicable thereto.

(b)          Each Loan Party will not, and will not permit any of its Subsidiaries to, forgive, cancel, settle or otherwise forfeit any amount, in whole or in part, owing to it as of the Closing Date or at any time thereafter by an Affiliate of such Loan Party or Subsidiary.

Section 9.08         Modification of Certain Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries to, amend, supplement, waive, otherwise modify, or forbear from exercising any rights with respect to the terms or provisions of, or consent to any amendment, supplement, waiver, other modification or forbearance from exercising any rights with respect to the terms or provisions of any Organization Document or the Closing Date Acquisition Agreement, in each case, other than any amendment, supplement, waiver, modification or forbearance that is not materially adverse to a Secured Party as reasonably determined by the Administrative Agent.

Section 9.09         Sale and Leaseback. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

Section 9.10         Transactions with Affiliates. Except as set forth on Schedule 9.10 (and any amendment, modification or extension thereof), each Loan Party will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate except: (a) on fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than such Person could obtain in an arm’s-length transaction with a Person that is not an Affiliate; (b) any transaction expressly permitted under this Loan Agreement; (c) so long as it has been approved by the Borrower’s or its applicable Subsidiary’s board of directors or other governing body to the extent required in accordance with Applicable Law, (i) customary indemnifications of non-officer directors of the Loan Parties and their respective Subsidiaries, (ii) the payment of reasonable and customary compensation (including bonuses) and indemnification arrangements and benefits (including retirement, health, stock option and other benefit plans) for directors, officers and employees of the Loan Parties and their respective Subsidiaries and (iii) payment or reimbursement of reasonable out-of-pocket costs and expenses of directors, officers and employees of the Transaction Parties and their respective Subsidiaries, in each case, in the Ordinary Course of Business; (d) employment and severance arrangements between Spark and its Subsidiaries and their respective officers and employees in the Ordinary Course of Business and transactions pursuant to stock option plans, stock incentive plans and employee benefit plans and arrangements in the Ordinary Course of Business; (e) the issuance or sale of Capital Stock by Spark; and (f) transactions (x) between or among Loan Parties not involving any other Affiliate thereof or (y) between or among Subsidiaries of Loan Parties that are not Loan Parties not involving any Loan Party.

Section 9.11         Restrictive Agreements, etc. Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting or conflicting with any right granted hereunder with respect to:

(a)          the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (other than documentation related to Permitted Liens);

(b)          the ability of such Person to amend or otherwise modify any Loan Document; or

(c)          the ability of such Person to make any payments, directly or indirectly, to a Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments;

provided, however, the foregoing prohibitions shall not apply to restrictions that: (i) are set forth in an agreement governing any secured Indebtedness permitted by Section 9.01 (including any Refinancing Indebtedness thereof) as to the transfer of assets financed with the proceeds of such Indebtedness if such restrictions apply only to the property or assets securing such Indebtedness, (ii) arise under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the Ordinary Course of Business; (iii) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Loan Agreement; (iv) are set forth in any agreement for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition solely to the extent it relates only to property being sold in such Disposition; (v) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Subsidiary; (vi) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto; (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or any Subsidiary; (viii) are on cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the Ordinary Course of Business or for whose benefit such cash, other deposits or net worth or similar restrictions exist and to the extent limited solely to such assets; (ix) arise under or as a result of applicable Law or the terms of any license, authorization, concession or permit provided by a Governmental Authority; (x) relating to any asset (or all of the assets) of or the Capital Stock of any Borrower or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Loan Agreement (provided that any such agreement with respect to the Borrowers shall result in a Change of Control); (xi) set forth in any agreement relating to any Permitted Lien that limits the right of any Borrower or any Subsidiary to Dispose of or encumber the assets subject thereto so long as no such agreement prohibits any Loan Party from creating or granting a Lien on any of its properties or assets to secure the Obligations; and (xii) are amendments, modifications, restatements, refinancings or renewals of the agreements, contracts or instruments referred to in subclauses (i) through (xi) of this proviso; provided that such amendments, modifications, restatements, refinancings or renewals are not materially more restrictive with respect to such encumbrances and restrictions than those contained in such predecessor agreements, contracts or instruments.

Section 9.12         Changes in Business and Fiscal Year. Each Loan Party will not, and will not permit any of its Subsidiaries to:

(a)          engage in any business activity other than the Business;

(b)          modify or change its fiscal year to end other than on December 31 of each year; or

(c)          modify or change its method of accounting in any material respect except (i) in connection with the GAAP Election and (ii) as otherwise may be required to conform to Applicable Accounting Standards.

Section 9.13         Financial Covenants. The Loan Parties will not permit:

(a)          Maximum First Lien Net Leverage Ratio. The First Lien Net Leverage Ratio, as of the last day of each Test Period set forth below, to be greater than the First Lien Net Leverage Ratio set forth below opposite such Test Period:

Test Period	First Lien Net Leverage Ratio
September 30, 2019	3.00:1.00
December 31, 2019	2.75:1.00
March 31, 2020	2.50:1.00
June 30, 2020	2.25:1.00
September 30, 2020	2.00:1.00
December 31, 2020	2.00:1.00
March 31, 2021	2.00:1.00
June 30, 2021	1.50:1.00
September 30, 2021	1.25:1.00
December 31, 2021	1.25:1.00
March 31, 2022	1.25:1.00
June 30, 2022 and each Test Period ended thereafter	1.25:1.00

(b)          Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each Test Period set forth below, to be less than the Fixed Charge Coverage Ratio set forth below opposite such Test Period:

Test Period	Fixed Charge Coverage Ratio
September 30, 2019	1.10:1.00
December 31, 2019	1.10:1.00
March 31, 2020	1.10:1.00
June 30, 2020	1.10:1.00
September 30, 2020	1.25:1.00
December 31, 2020	1.25:1.00
March 31, 2021	1.25:1.00
June 30, 2021	1.25:1.00
September 30, 2021	1.40:1.00
December 31, 2021	1.40:1.00
March 31, 2022	1.40:1.00
June 30, 2022 and each Test Period ended thereafter	1.40:1.00

(c)          [Reserved].

(d)          Minimum Liquidity. Liquidity of Spark and its Subsidiaries, on a consolidated basis, as of the last Business Day of each fiscal month following the Closing Date, to be less than $10,000,000.

(e)          [Reserved].

(f)          Equity Cure. In the event the Borrowers fail to comply with any covenant contained in Sections 9.13(a) or (b) for any Test Period (any such failure, a “Financial Covenant Default”), the Borrowers shall have the right to cure the resulting Event of Default on the following terms and conditions (the “Equity Cure Right”):

(i)          In the event the Borrowers desire to cure any Financial Covenant Default, the Administrative Borrower shall deliver to the Administrative Agent irrevocable written notice of the Borrowers’ intent to cure (a “Cure Notice”) no later than ten (10) Business Days after the earlier of (x) the date on which financial statements and a Compliance Certificate for the applicable fiscal quarter are required to be delivered and (y) the date on which financial statements and a Compliance Certificate for the applicable fiscal quarter were actually delivered. The Cure Notice shall set forth the calculation of the amount of the Equity Cure Investment necessary to cure the applicable Financial Covenant Default pursuant to the terms hereof (the “Financial Covenant Cure Amount”).

(ii)         If the Administrative Borrower delivers a Cure Notice, the direct or indirect equity holders of Spark (and/or additional direct or indirect equity holders of Spark) shall, directly or indirectly, purchase equity interests of Spark that are not Disqualified Capital Stock and/or make a cash capital contribution to Spark (an “Equity Cure Investment”) in an amount equal to the Financial Covenant Cure Amount, no later than five (5) Business Days after receipt by the Administrative Agent of the Cure Notice. The cash proceeds received by such Borrower from such purchases or contributions shall be deemed to increase Consolidated Adjusted EBITDA on a dollar-for-dollar basis, and the amount of such increase may be included in a recalculation of the financial covenant(s) giving rise to the Financial Covenant Default for the fiscal quarter immediately preceding such purchase or contribution, as applicable, and, without duplication, for each of the following three (3) fiscal quarters.

(iii)        The Equity Cure Right shall not be exercised in any two (2) consecutive fiscal quarters or more than four times during the term of this Loan Agreement, in the aggregate.

(iv)        The amount of any Equity Cure Investment shall be no greater than the amount required to cause the Borrowers to be in compliance with the applicable Financial Covenant Default(s).

(v)         Upon timely receipt by such Borrower of the cash proceeds from the Equity Cure Investment, and, the application of the mandatory prepayment thereof by the Borrowers pursuant to Section 4.02(b)(ii), the applicable Financial Covenant Default shall be deemed cured.

(vi)        Any Term Loans prepaid with the proceeds of an Equity Cure Investment shall be deemed outstanding for the purposes of determining compliance with the financial covenants for the measurement period being cured and in each subsequent measurement period that includes such measurement period.

Section 9.14         [Reserved].

Section 9.15         [Reserved].

Section 9.16         [Reserved].

Section 9.17         [Reserved].

Section 9.18         Economic Sanctions/OFAC. The Borrowers shall not (i) use, permit Spark or any of its Subsidiaries to use, or permit any of its or any of their respective directors, officers, employees, representatives or agents to use, any proceeds of any Loans, directly or indirectly, or (ii) lend, contribute or otherwise make available any proceeds of any Loans, directly or indirectly, to any Person: (x) to fund, finance or facilitate any activity, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activity, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States; or (y) in any manner that would reasonably be expected to result in a violation of any Sanctions (including OFAC Sanctions) applicable to a Loan Party, a Subsidiary of a Loan Party, or a Secured Party. The undertaking set out in this Section 9.18 is given by each German Loan Party only to the extent that it does not result in a violation of or conflict with section 7 AWV (in connection with section 4 paragraph 1 no 3 AWG) or the EU Blocking Regulation.

Section 9.19         Anti-Terrorism Laws; Foreign Corrupt Practices Act. The Loan Parties shall not fail to comply with any Anti-Terrorism Law or other Law referred to in Section 7.31 or Section 7.33. The undertaking set out in this Section 9.19 is given by each German Loan Party only to the extent that it does not result in a violation of or conflict with section 7 AWV (in connection with section 4 paragraph 1 no 3 AWG) or the EU Blocking Regulation.

Section 9.20         Use of Proceeds. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Law or in violation of this Loan Agreement.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01        Listing of Events of Default. Each of the following events or occurrences described in this Section 10.01 shall constitute an “Event of Default”:

(a)          Non-Payment of Obligations. Any Borrower shall default in the payment of:

(i)          any principal of any Loan when such amount is due; provided that no Event of Default under this clause (a) shall result from a Lender declining a payment in writing in accordance with Section 4.05; or

(ii)         any interest on any Loan and such default shall continue unremedied for a period of three (3) Business Days after such amount is due; or

(iii)        any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three (3) Business Days after such amount is due.

(b)          Breach of Representation or Warranty. Any representation or warranty made or deemed to be made by any Loan Party in any Loan Document (including any certificate delivered pursuant to Article V or Article VI) is or shall be incorrect in any material respect on or as of the date when made or deemed to have been made (or, in the case of any representation or warranty that is already qualified in the text thereof as to “materiality”, “Material Adverse Effect”, or similar language, and any dollar-based threshold, is or shall be incorrect in any respect on or as of the date when made or deemed to have been made), and, solely to the extent such misrepresentation is capable of being cured, such incorrect representation or warranty continues unremedied for thirty (30) days.

(c)          Non-Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance or observance of any of its obligations under Sections 8.01(a)-(e), Section 8.12, Section 8.20, Section 8.21, Section 8.22 or Article IX (subject to Section 9.13(f)).

(d)          Non-Performance of Other Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any obligation contained in Section 8.02, Section 8.14, Section 8.15, Section 8.16, or Section 8.17, and, in each case, such default shall continue unremedied for a period of ten (10) Business Days after the occurrence thereof.

(e)          Non-Performance of Other Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any obligation contained in any Loan Document executed by it (other than as specified in Sections 10.01(a) through (d) above), and such default shall continue unremedied for a period of thirty (30) days after the occurrence thereof.

(f)          [Reserved].

(g)          Default on Other Indebtedness. A Loan Party or Subsidiary thereof shall default in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on any Material Indebtedness, or a Loan Party or Subsidiary thereof shall default in the performance or observance of any covenant, obligation or condition with respect any Material Indebtedness and the effect of such default is to accelerate the maturity of such Material Indebtedness or to permit the holder or holders of such Material Indebtedness, or any trustee or agent for such holders, to cause or declare any such Material Indebtedness to become immediately due and payable, or to require any such Material Indebtedness to be or prepaid, redeemed, purchased or defeased, or to require an offer to purchase or defease any such Material Indebtedness to be made, prior to its expressed maturity.

(h)          [Reserved].

(i)           Judgments. Any judgment or order or court-approved settlement for the payment of money individually or in the aggregate in excess of $2,500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment, order or court-approved settlement) shall be rendered against any Loan Party or any Subsidiary of any Loan Party and such judgment, order or court-approved settlement shall not have been paid, vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment, order or court-approved settlement, and such enforcement proceedings have not been stayed, vacated or bonded.

(j)           Plans. One or more ERISA Events that individually or in the aggregate results or would reasonably be expected to result in a Material Adverse Effect.

(k)          Bankruptcy, Insolvency, etc. Any Loan Party or any Subsidiary of any Loan Party shall:

(i)          become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due and in particular a German Loan Party is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 InsO or is over indebted within the meaning of section 19 InsO, in each case, other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets;

(ii)         apply for, consent to, or acquiesce in the appointment of a trustee, receiver, administrator, liquidator, administrative receiver, compulsory manager, sequestrator or other custodian for any substantial part of the assets or other property of any such Person, or make a general assignment for the benefit of creditors;

(iii)        in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, administrator, liquidator, administrative receiver, compulsory manager, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, administrator, liquidator, administrative receiver, compulsory manager, sequestrator or other custodian shall not be discharged within 60 days; provided, that each Loan Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend such Secured Party’s rights under the Loan Documents;

(iv)        permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding or action under the Bankruptcy Code or any other bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced to by such Person or shall result in the entry of an order for relief or shall remain undismissed for 60 days; provided, that each Loan Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend such Secured Party’s rights under the Loan Documents;

(v)         permit or suffer to exist any other Insolvency Proceeding in respect of such Loan Party or any Subsidiary of any Loan Party that is not an Immaterial Subsidiary; or

(vi)        take any action authorizing, or in furtherance of, any of the foregoing.

(l)          Impairment of Security, etc. Subject to (in respect of any UK Loan Party and/or the English Security Documents) the Reservations and the Perfection Requirements, any Loan Document or any Lien with respect to more than $500,000 of the Collateral granted under any Loan Document shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party party thereto (other than as the result of the action or inaction of the Administrative Agent), or any Loan Party shall, directly or indirectly, contest, deny or limit in any manner such effectiveness, validity, binding nature or enforceability; or, except as expressly permitted under any Loan Document, any Lien with respect to more than $500,000 of the Collateral securing any Obligation shall, in whole or in part, cease to be a valid and perfected Lien (other than as the result of the action or inaction of the Administrative Agent, the Collateral Agent or the Lenders), or shall become subordinated to any Lien not securing any Obligation, or any Loan Party or any Affiliate of any Loan Party shall assert that any Lien securing any Obligation shall, in whole or in part, cease to be a valid or perfected Lien.

(m)          Change of Control. The occurrence of a Change of Control.

(n)          [Reserved].

(o)          Invalidity of Loan Documents. Any Loan Party shall contest in any manner the validity or enforceability of any Loan Document or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Loan Agreement or such subordination provisions.

Section 10.02        Remedies Upon Event of Default.

(a)          If any Event of Default under Section 10.01(k) shall occur for any reason, whether voluntary or involuntary, all of the outstanding principal amount of the Loans and other Obligations shall automatically be due and payable together with the Prepayment Premium (payable pursuant to Section 3.02 and Section 4.02(a)(vii)) applicable to the date such Event of Default occurs, and any Commitments shall be terminated, in each case, without further notice, demand or presentment. The parties hereto acknowledge and agree that the Prepayment Premium referred to in this Section 10.02(a) (i) is additional consideration for providing the Term Loans, (ii) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an acceleration of the Term Loans (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Term Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Closing Date), and (iii) is not a penalty to punish the Borrowers for their early prepayment of the Term Loans or for the occurrence of any Event of Default or acceleration.

(b)          If any Event of Default (other than any Event of Default under Section 10.01(k)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Administrative Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable together with the Prepayment Premium (payable pursuant to Section 3.02 and Section 4.02(a)(vii)) applicable to the date such Event of Default occurs, and any commitments shall be terminated, whereupon the full unpaid amount of such Loans, Prepayment Premium and other Obligations that shall be so declared due and payable shall be and become immediately due and payable, in each case, without further notice, demand or presentment. The parties hereto acknowledge and agree that the Prepayment Premium referred to in this Section 10.02(b) (i) is additional consideration for providing the Term Loans, (ii) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an acceleration of the Term Loans (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Term Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Closing Date), and (iii) is not a penalty to punish the Borrowers for their early prepayment of the Term Loans or for the occurrence of any Event of Default or acceleration.

(c)          Upon the occurrence and during the continuance of an Event of Default, Agents may enter, and is hereby given a right, then exercisable in Agents’ discretion, to occupy, any Borrower’s premises or other premises without legal process and without incurring liability to the Borrowers therefor, and Agents may thereupon, or at any time thereafter, in their discretion without notice or demand, take the Collateral and remove the same to such place (on any premises of a Borrower or any other premises) as Agents may deem advisable and Agents may require Borrowers to make the Collateral available to Agents at a convenient place. With or without having the Collateral at the time or place of sale, Agents may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agents may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agents shall give Administrative Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Administrative Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agents or any Lender may bid (and credit bid) for and become the purchaser, and Agents, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by the Borrowers. In connection with the exercise of the foregoing remedies, including the sale of Inventory, subject to Permitted Liens and to the terms of licenses to a Borrower with respect to intellectual property licensed to a Borrower, Agents are granted a perpetual, irrevocable, royalty-free, nonexclusive license to, and Agents are granted permission to use all of each Borrower’s (x) intellectual property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory, subject, in the case of trademarks and service marks, to the maintenance of standards of quality reasonably comparable to those maintained by such Borrower as of the date Agents commenced their exercise of such remedies and (y) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 4.02(c) hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agents and Lenders therefor.

(d)          To the extent that applicable law imposes duties on any Agent to exercise remedies in a commercially reasonable manner, Borrowers acknowledge and agree that it is not commercially unreasonable for any Agent (i) to fail to incur expenses reasonably deemed significant by such Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure such Agent against risks of loss, collection or disposition of Collateral or to provide to Agents a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by such Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Agent in the collection or disposition of any of the Collateral. Borrowers acknowledge that the purpose of this Section 10.02(d) is to provide non-exhaustive indications of what actions or omissions by the Agents would not be commercially unreasonable in the Agents’ exercise of remedies against the Collateral and that other actions or omissions by any Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 10.02(d). Without limitation upon the foregoing, nothing contained in this Section 10.02(d) shall be construed to grant any rights to Borrowers or to impose any duties on any Agent that would not have been granted or imposed by this Loan Agreement or by Applicable Law in the absence of this Section 10.02(d).

(e)          Upon the occurrence and during the continuance of an Event of Default, subject to the prior rights, if any, of holders of Permitted Liens, the Agents shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If any Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand to Administrative Borrower, assemble it in the best manner reasonably possible and make it available to such Agent at a place reasonably convenient to such Agent. In addition, with respect to all Collateral, the Agents and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Upon the occurrence and during the continuance of an Event of Default, Borrowers shall at the request of any Agent to Administrative Borrower, and each Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which such Agent holds a security interest to deliver same to such Agent and/or subject to such Agent’s orders and if they shall come into a Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agents’ trustee, and such Borrower will immediately deliver them to such Agent in their original form together with any necessary endorsement.

(f)          All Prepayment Premium referred to in Sections 10.02(a) and (b) above shall be payable upon an acceleration of any Obligations, whether before, during or after the commencement of any proceeding under the Bankruptcy Code involving any Borrower or any other Loan Party.

(g)          The Lenders and the Agents shall have all other rights and remedies available at law or in equity or pursuant to this Loan Agreement or any other Loan Document.

ARTICLE XI

THE AGENTS

Section 11.01        Appointments.

(a)          Each Lender and each other Secured Party hereby appoints Blue Torch Finance LLC, a Delaware limited liability company, as its Administrative Agent under and for purposes of each Loan Document, and hereby authorizes the Administrative Agent to act on behalf of such Secured Party under each Loan Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Loan Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto.

(b)          Each Lender and each other Secured Party hereby appoints Blue Torch Finance LLC, a Delaware limited liability company, as its Collateral Agent under and for purposes of each Loan Document, and hereby authorizes the Collateral Agent to act on behalf of such Secured Party under each Loan Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Loan Documents received from time to time by the Collateral Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof, together with such powers as may be incidental thereto.

(c)          Each Lender and each other Secured Party hereby directs the Agents to execute and deliver the Loan Documents (including any intercreditor agreements and subordination agreements contemplated hereby (including the Deferred Merger Payment Subordination Agreement) and, in each case, any amendments, supplements and other modifications thereto not prohibited by the terms of the Loan Agreement) on behalf of such Secured Party, in all cases in such form as the applicable Agent shall determine. Upon execution and delivery of the Loan Documents by an Agent, each Secured Party shall be bound by the terms and conditions thereof. Without limiting the foregoing, the Administrative Agent is hereby expressly authorized to execute and deliver any and all such documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the terms and conditions of this Loan Agreement and the other Loan Documents. For purposes of determining compliance with, and satisfaction of, the conditions specified in Article V and Article VI, each Lender that has signed this Loan Agreement (or an Assignment and Acceptance, as applicable) shall be deemed to have consented to, approved, accepted and be satisfied with, each document or other matter required thereunder to be consented to, approved by or otherwise satisfactory or acceptable to such Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto.

(d)          Each Lender and each other Secured Party hereby irrevocably designates and appoints each Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Loan Agreement, (i) each Agent is acting solely on behalf of the Secured Parties and with duties that are entirely administrative in nature, notwithstanding the use of the terms “Administrative Agent,” “Collateral Agent,” “Agent,” and “agent,” which terms are used for title purposes only, and (ii) no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or any other Loan Document or otherwise exist against any Agent. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty and Security Agreement or any other Security Documents, it being understood and agreed that all powers, rights and remedies hereunder or thereunder may be exercised solely by the Agents, on behalf of the Secured Parties, in accordance with the terms hereof or thereof, as applicable, and (ii) in the event of a foreclosure by any of the Agents on any of the Collateral pursuant to a public or private sale or other disposition, any Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and each Agent as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations (including Obligations owed to any other Secured Party) as a credit on account of the purchase price for any Collateral payable by such Agent at such sale or other disposition, the Lenders hereby agreeing that they may not exercise any right to credit bid at any public or private foreclosure sale or other disposition of Collateral unless instructed to do so by the applicable Agent in writing.

Section 11.02       Delegation of Duties. Each Agent may execute any of its duties under this Loan Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

Section 11.03       Exculpatory Provisions. Neither an Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Loan Agreement or any other Loan Document (including that any Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Code or any other bankruptcy or insolvency laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any other bankruptcy or insolvency law), except to the extent that any of the foregoing are found by a final, non-appealable order of a court of competent jurisdiction to have resulted from its or such Person’s (as applicable) own gross negligence or willful misconduct, or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made or deemed made by or on behalf of any Loan Party or any officer thereof in this Loan Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Loan Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Loan Agreement or any other Loan Document or for any failure of any Loan Party or other Person to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Loan Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 11.04       Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. Each Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or, if so specified by this Loan Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Loan Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

Section 11.05       Notice of Default. No Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent has received written notice from a Lender or the Administrative Borrower referring to this Loan Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default”. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received notice from a Lender or the Administrative Borrower referring to this Loan Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the other Agent and the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Loan Agreement, all Lenders or any other instructing group of Lenders specified by this Loan Agreement); provided, that unless and until the applicable Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as such Agent shall deem advisable in the best interests of the Secured Parties.

Section 11.06       Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to such Lender and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Secured Party. Each Lender represents to the Agents that such Lender has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to enter into this Loan Agreement and make its Loans hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Loan Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

Section 11.07       Indemnification by Lenders. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 11.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by, or asserted against, such Agent in any way relating to or arising out of, the Commitments, this Loan Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final, non-appealable order of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 11.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 11.08       Agents in their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party and any Affiliate of any Loan Party, all as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Loan Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

Section 11.09        Successor Agents.

Either Agent may resign as Agent upon thirty (30) days’ written notice to the Lenders, the other Agent and the Administrative Borrower; provided that either Agent may resign as an Agent immediately upon written notice to the Lenders, the other Agent and the Administrative Borrower if a Default or Event of Default has occurred and is continuing. If either Agent shall resign as such Agent in its applicable capacity under this Loan Agreement and the other Loan Documents, then Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Administrative Borrower (which approval shall not be unreasonably withheld, delayed, conditioned or burdened), whereupon such successor agent shall succeed to the rights, powers and duties of such Agent in its applicable capacity, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall thereafter mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the other parties to this Loan Agreement or any holders of the Loans. If no successor agent has accepted appointment as such Agent in its applicable capacity by the date upon which such retiring Agent’s notice of resignation is effective in accordance with the first sentence of this Section 11.09, such retiring Agent’s resignation shall nevertheless become effective on the applicable date and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Loan Agreement and the other Loan Documents.

Section 11.10       Agents Generally. Except as expressly set forth in this Loan Agreement or any other Loan Document, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

Section 11.11        Restrictions on Actions by Secured Parties; Sharing of Payments.

(a)          Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any of their respective Subsidiaries or any deposit accounts of any Loan Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent or the Collateral Agent otherwise consents in writing, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, judicial or otherwise, to enforce any Loan Document or any right or remedy against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. The provisions of this Section 11.11(a) are for the sole benefit of the Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party or other Person.

(b)          Subject to Section 12.09(b), if at any time or times any Lender receives (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Loan Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s pro rata share of all such distributions by the Agents, then in each such case such Lender promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the applicable Lenders and for application to the Obligations in accordance with the applicable provisions of this Loan Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other applicable Lenders so that such excess payment received shall be applied ratably as among the applicable Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 11.12        Agency for Perfection. The Collateral Agent hereby appoints each other Secured Party as its agent and bailee and as sub-agent for the other Secured Parties (and each Secured Party hereby accepts such appointment) for the purpose of perfecting all Liens with respect to the Collateral, including with respect to assets which, in accordance with Article 8 or Article 9, as applicable, of the Uniform Commercial Code of any applicable state can be perfected by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor, shall deliver possession or control of such Collateral to the Collateral Agent and take such other actions as agent or sub-agent in accordance with the Collateral Agent’s instructions to the extent, and only to the extent, so authorized or directed by the Collateral Agent.

Section 11.13       Credit Bid. Each Loan Party, each Lender and the Collateral Agent each hereby irrevocably authorizes the Administrative Agent or its designee, based upon the written instruction of Required Lenders, to bid and purchase for an amount approved by Required Lenders (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted (i) by any Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, (ii) under the provisions of the Bankruptcy Code, including Sections 363, 365 and 1129 of the Bankruptcy Code, or (iii) by any Agent (whether by judicial action or otherwise, including a foreclosure sale) in accordance with Applicable Law (any such sale described clauses (i), (ii) or (iii), a “Collateral Sale”), and in connection with any Collateral Sale, the Administrative Agent or its designee may (with the consent of Required Lenders) accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle under the direction or control of any Agent and the Administrative Agent may (with the consent of Required Lenders) offset all or any portion of the Obligations against the purchase price for such Collateral.

Section 11.14       One Lender Sufficient. This Loan Agreement shall be and shall remain in full force and effect, and all agency provisions shall be and shall remain effective, notwithstanding the fact that from time to time (including on the Closing Date) there may be only one Lender hereunder and the fact that such Lender may be the same Person that is serving as the Administrative Agent or the Collateral Agent hereunder.

Section 11.15       Release. For the purpose of this Loan Agreement each Lender and Loan Party hereby releases the Administrative Agent and the Collateral Agent from all restrictions of section 181 BGB. Each German Loan Party represents that the release hereby granted is effective under the term of its constitutional documents.

ARTICLE XII

MISCELLANEOUS

Section 12.01       Amendments, Waivers and Extensions.

(a)          Neither this Loan Agreement nor any other Loan Document other than the Fee Letter, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.01.

(b)          The Required Lenders may (with a copy to the Administrative Agent), or with the consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Loan Party or Loan Parties written amendments, supplements or other modifications hereto and to the other Loan Documents and (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Loan Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, other modification or waiver shall:

(i)          without the prior written consent of each Lender directly and adversely affected thereby:

(A)         reduce or forgive any portion of any Loan, or extend the final expiration date of any Lender’s Commitment, or extend the final scheduled maturity date of any Loan, or reduce the stated interest rate on any Loan; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.05(d),

(B)         reduce or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Loans or reduction of Revolving Loan Commitments (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)),

(C)         decrease or forgive any Term Loan Repayment Amount, or extend any scheduled Term Loan Repayment Date, or

(D)         amend, modify or waive any provision of this Section 12.01, or amend or otherwise modify the term “Required Lenders” or the term “Required Revolving Lenders”;

(ii)         consent to the assignment or transfer by any Loan Party of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.03), without the prior written consent of each Lender;

(iii)        increase the aggregate amount of any Commitment of any Lender without the prior written consent of such Lender;

(iv)        amend, modify or waive any provision of Article XI without the prior written consent of then-current Collateral Agent and the Administrative Agent;

(v)         without the prior written consent of each Lender, release all or substantially all of the Guarantors under the Guaranty and Security Agreement (except as expressly permitted by the Guaranty and Security Agreement), or release all or substantially all of the Collateral under the Guaranty and Security Agreement and the Mortgages (except as expressly permitted thereby and by Section 12.20); or

(vi)        amend, modify or waive any provision of Section 2.01(b) or Section 6.01 without the written consent of the Required Revolving Lenders.

(c)          Notwithstanding anything in Section 12.01(b) to the contrary, the Administrative Agent and the Loan Parties, without the consent of any Lenders or any other Loan Parties, may amend, modify or supplement this Loan Agreement or any other Loan Document (i) solely to correct mistakes or typographical errors or cure ambiguities, inconsistencies or omissions herein or therein, so long as (x) such amendment, modification or supplement does not materially and adversely affect the rights of any Lender or (y) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days following the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement and (ii) to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to or protect any such security interests in any property or so that the security interests therein comply with the Loan Documents or Applicable Law or in each case otherwise enhance the rights or benefits of any Agent or any Lender under any Loan Document.

(d)          Extensions.

(i)          Notwithstanding anything to the contrary in this Loan Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Administrative Borrower to all Lenders holding Term Loans with a like maturity date or all Revolving Lenders having Revolving Loan Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Loan Commitments) and on the same terms to each such Lender, the Administrative Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Loan Commitments, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(A)         No Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;

(B)         except as to interest rates, fees and final commitment termination date (which shall be determined by the Administrative Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Revolving Loan Lenders), the Revolving Loan Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Loan Commitment (an “Extended Revolving Loan Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”) and the related outstandings shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Loan Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (x) payments of interest and/or fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (y) repayments required upon the commitment termination date of the non-extended tranche of Revolving Loan Commitments and (z) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) [reserved], (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrowers shall be permitted to repay permanently and terminate commitments of any such tranche on a better than pro rata basis as compared to any other tranche with a later commitment termination date than such tranche, (4) assignments and participations of Extended Revolving Loan Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other tranches of Revolving Loan Commitments and Revolving Loans and (5) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than two (2) different maturity dates;

(C)        except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (D), (E) and (F), be determined by the Administrative Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest maturity date);

(D)        the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date of the Term Loans extended thereby and the amortization schedule applicable to Loans pursuant to Section 2.03(a) for periods prior to the original maturity date of the Term Loans shall not be increased;

(E)         the average weighted maturity of any Extended Term Loans for the period prior to the maturity of the Term Loans extended thereby shall be no shorter than the average weighted maturity of the Term Loans extended thereby;

(F)         any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended tranches of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(G)         if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) and/or Revolving Loan Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as applicable, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Term Loans and/or Revolving Loans of such Term Lenders or Revolving Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders and/or Revolving Lenders, as the case may be, have accepted such Extension Offer.

(ii)         With respect to all Extensions consummated by the Borrowers pursuant to this clause (ii), (A) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 4.01 and 4.02 and (B) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Administrative Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Administrative Borrower’s sole discretion and may be waived by the Administrative Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Loan Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

(iii)        No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof). All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Loan Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Loan Agreement and the other Loan Documents with the Administrative Borrower (on behalf of all Loan Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the applicable Loan Parties shall (at their expense) amend (and Administrative Agent is hereby directed by the Lenders to amend) any Security Document that has a maturity date prior to the later of the then latest (x) maturity date of the Term Loans and (y) scheduled termination date of the Revolving Loan Commitments, so that such maturity date referenced therein is extended to the later of the then (x) latest maturity date of the Term Loans and (y) scheduled termination date of the Revolving Loan Commitments (or such later date as may be advised by local counsel to the Administrative Agent). Administrative Agent shall promptly notify each Lender of the effectiveness of each such amendment.

(iv)        In connection with any Extension, the Administrative Borrower shall provide the Administrative Agent at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Administrative Agent, in each case acting reasonably to accomplish the purposes of this clause (e).

(v)         This clause (e) shall supersede any other provisions of this Section 12.01 to the contrary.

Section 12.02         Notices and Other Communications.

(a)          Subject to Section 12.02(c) below, all notices and other communications provided for in, or otherwise given under or in connection with, this Loan Agreement or any other Loan Document, shall be in writing and shall be delivered either by hand, by overnight courier service, by certified or registered mail, by telefacsimile or by email (in portable document format (“pdf”) or tagged image file format (“TIFF”)) as follows:

(i)	if to any Loan Party, to it at:

Spark Networks SE
524 Broadway, 7th Floor
New York, NY 10012
Attention: Chief Financial Officer and General Counsel
Email: mgmt@affinitas.de

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105
Attention: Darío Avram

Facsimile No.: (415) 268-7522
Email: DarioAvram@mofo.com

(ii)	if the Administrative Agent or the Collateral Agent, to it at:

Blue Torch Finance LLC

c/o Blue Torch Capital LP

430 Park Avenue, Suite 1202

New York, NY 10022

Email: BlueTorchAgency@cortlandglobal.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

One International Place

Boston, Massachusetts 20110
Attention: Stephen A. Boyko

Facsimile No.: (617) 526-9899
Email: sboyko@proskauer.com

(iii)        if to any Lender, to it at its address, facsimile number or email address set forth either on the signature pages hereto or in the Assignment and Acceptance by which such Lender becomes a party hereto, as applicable.

(b)          Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice delivered to all of the other parties hereto in accordance with Section 12.02(a) above.

(c)          All notices and other communications given to any party hereto in accordance with the provisions of this Loan Agreement shall be deemed to have been given (i) in the case of notices and other communications delivered by hand or overnight courier service, upon actual receipt thereof, (ii) in the case of notices and other communications delivered by certified or registered mail, upon the earlier of actual delivery and the third Business Day after the date deposited in the U.S. mail with postage prepaid and properly addressed, (iii) in the case of notices and other communications delivered by telefacsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefacsimile was sent indicating that the telefacsimile was sent in its entirety to the recipient’s telefacsimile number and (iv) in the case of notices and other communications delivered by email, upon receipt by the sender of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, a return email or other written acknowledgement); provided, however, that in each case, if a notice or other communication would be deemed to have been given in accordance with the foregoing at any time other than during the recipient’s normal business hours on a Business Day for such recipient, such notice or other communication shall be deemed given on the next succeeding Business Day for such recipient.

(d)          Each Loan Party and each Secured Party acknowledges and agrees that the use of electronic transmission in general, and email in particular, is not necessarily secure and that there are risks associated with the use thereof, including risks of interception, disclosure and abuse, and each indicates it assumes and accepts such risks by hereby authorizing the use of electronic transmission.

(e)          The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

(f)          Each Loan Party acknowledges, understands and agrees that:  (a) some or all of the Lenders from time to time borrow funds from one or more lenders pursuant to loan agreements with notice provisions that are strictly enforced by such lenders; (b) the provisions in this Loan Agreement and the other Loan Documents requiring delivery of notices and governing delivery of such notices (i) are of the essence of this Loan Agreement and such other Loan Documents, and without such provisions the Lenders would not enter into this Loan Agreement, (ii) require technical compliance in all respects, not just notice in fact, whether or not there is any prejudice to a Lender or any other Person, and (iii) will not be waived, amended or adjusted in any way in the absence of reasons deemed compelling by the Lenders in their sole and absolute discretion (compelling reasons shall not include the desire of a Loan Party to save money), which discretion shall be subject to no standard of reasonableness or review and shall be evidenced only by a formal written instrument (and not by an email or series of emails); and (c) no Loan Party will request any such waiver, amendment or adjustment, and each Loan Party shall instead strictly comply with every technical requirement of the notice provisions in this Loan Agreement and the other Loan Documents without complaint.

Section 12.03         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.04         Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents shall survive the execution and delivery of this Loan Agreement and the making of the Loans hereunder.

Section 12.05         Payment of Expenses and Taxes; Indemnification. Each Borrower and each other Loan Party agrees: (a) to pay or reimburse each Agent and each Initial Lender for all their reasonable and documented costs, fees and out-of-pocket expenses incurred in connection with the negotiation, preparation, execution, delivery and administration of, and any amendment, supplement, or other modification to, and any waiver of any provision of, and any consent under, this Loan Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including without limitation such reasonable and documented costs, fees and out-of-pocket expenses related to due diligence, appraisal costs, lien searches and filing fees and such costs, fees and expenses in relation to any payoff letter or other termination agreement and associated lien releases, and limited in the case of legal expenses to the reasonable and documented fees, disbursements and other charges of one external counsel to the Agents and the Lenders (absent any conflict of interest) and reasonably necessary special counsel and local counsel in each applicable jurisdiction to the Agents and the Lenders; (b) to pay or reimburse each Agent and each Lender for all of their reasonable and documented costs, fees and out-of-pocket expenses incurred thereby and by their Affiliates in connection with the enforcement or preservation of any rights under this Loan Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, in connection with any workout, restructuring or negotiations in respect thereof, in connection with any action to protect, collect, sell, liquidate or dispose of any Collateral, and in connection with any litigation, arbitration or other contest, dispute, suit, or proceeding relating to any of the foregoing, including in each case the fees, disbursements and other charges of one external counsel to the Agent and the Lenders, and reasonably necessary special counsel and local counsel in each applicable jurisdiction to the Agent and the Lenders; (c) to pay, indemnify, and hold harmless each Agent and each Lender from any and all Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the other Loan Documents and any such other documents; (d) to pay or reimburse each Agent and each Lender for all reasonable fees, costs and expenses incurred in exercising their rights under Section 8.02 and Section 8.16 and (e) to pay, indemnify and hold harmless each Agent, each Lender, each other Secured Party, and the respective Related Parties of each of them, from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, and third party suits, including any of the foregoing relating to any Environmental Claim that relates to any Loan Party or any property owned or leased by any Loan Party, the violation of, noncompliance with or liability under, any Environmental Law by any Loan Party or any property owned or leased by any Loan Party or any actual or alleged presence of Hazardous Materials on any property owned or leased by any Loan Party or resulting from any Loan Party in connection with the operations of any Loan Party, Subsidiary of any Loan Party or any of their Real Property (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”); provided, however, that the Loan Parties shall have no obligation under this clause (e) to either Agent, any Lender, any other Secured Party, or any Related Party of any of them, for Indemnified Liabilities arising from (A) the gross negligence, bad faith or willful misconduct of the party to be indemnified, as determined by a final, non-appealable order of a court of competent jurisdiction, (B) any breach of the funding obligations under this Agreement by such Indemnified Party or (C) any Claim resulting from one party to be indemnified against any other party to be indemnified and that does not involve an act or omission of any Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates. The agreements in this Section 12.05 shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Loan Agreement. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Agent, any Lender, any other Secured Party and the Related Parties of each of them, on any theory of liability, for any general or consequential damages, or direct or indirect damages, in each case of any kind, and in each case whether special, reliance, punitive, compensatory, benefit of the bargain, “cover”, expectancy, exemplary, incidental, “lost profits”, or similar or other damages (including, but not limited to, damages resulting from loss of profits, revenue or business opportunity, business impact or anticipated savings) or multiples of damages, other than direct, foreseeable, actual out-of-pocket damages, arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Lender, no Agent, no other Secured Party, and no Related Party of any of them shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Loan Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, in the absence of the willful misconduct, bad faith or gross negligence of such Person as determined by a final, non-appealable order of a court of competent jurisdiction.

Section 12.06        Successors and Assigns; Participations and Assignments.

(a)          This Loan Agreement shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and of the Related Parties and other indemnified Persons hereunder and their respective successors and permitted assigns, and the obligations and liabilities assumed in this Loan Agreement by the parties hereto shall be binding upon their respective successors and permitted assignees, except that (i) except as permitted under Section 9.03, no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and any attempted assignment or transfer by any Loan Party without such consent shall be null and void, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.06, and any attempted assignment or transfer by any Lender not in accordance with this Section 12.06 shall be null and void. Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 12.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Lenders and the other Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to, any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and (b) the Agents shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Loan Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of such Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Agent or any of its Affiliates.

(b)          (i)          Subject to the conditions set forth in Section 12.06(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)         the Administrative Borrower, which consent shall not be unreasonably withheld, conditioned, delayed or burdened (provided that it shall be deemed to be reasonable for the Administrative Borrower not to consent to any assignment to an assignee that is not an Eligible Assignee); provided, however, that (1) no consent of the Administrative Borrower shall be required for an assignment to a Lender, to an Affiliate of a Lender, to an Approved Fund or, if a Specified Event of Default has occurred and is continuing, to any other assignee and (2) the Administrative Borrower shall be deemed to have consented to any such assignment (and shall not be a party to or be required to sign any Assignment and Acceptance related thereto) unless it objects thereto by written notice delivered to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)         the Administrative Agent, which consent shall not be unreasonably withheld, conditioned, delayed or burdened; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, to an Affiliate of a Lender, to an Approved Fund; and provided further that the withholding, conditioning, delaying or burdening of consent by the Administrative Agent to an assignment to any Loan Party or to any Affiliate of any Loan Party, in each case, shall be deemed to be reasonable.

(ii)         Assignments by Lenders shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the (i) Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is recorded in the Register by the Administrative Agent) shall not be less than $1,000,000, unless each of the Administrative Borrower and the Administrative Agent otherwise consent, which consent, in each case, shall not be unreasonably withheld, delayed, conditioned or burdened; provided, however, that no such consent of the Administrative Borrower shall be required if a Specified Event of Default has occurred and is continuing; and provided further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds, and contemporaneous assignments by a single assignor to affiliated Lenders or related Approved Funds, shall in each case be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement as to the Loans or Commitments so assigned; provided, that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect its Commitments or Loans;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and all required “know your customer” documentation, anti-money laundering rules and regulations, including the USA Patriot Act and Anti-Terrorism Laws, including an IRS Form W-9 and all applicable tax forms; provided, that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds; and

(D)         no assignments may be made to any Loan Party or any Subsidiary of any Loan Party, or to any Affiliate of any Loan party, and any such assignment shall be null and void ab initio.

(iii)        Subject to acceptance and recording thereof pursuant to Section 12.06(b)(v), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.06, 2.07, 4.04 and 12.05 to the extent of any amounts owed to such Lender under any of such provisions). Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(c).

(iv)        The Administrative Agent, acting solely as a non-fiduciary agent of the Borrowers for tax purposes and solely with respect the actions described in this Section 12.06(b)(iv), shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall contain the name and address of each Lender and the lending office through which each Lender acts under this Loan Agreement. The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by any Borrower and any Lender at any reasonable time and from time to time on any Business Day upon reasonable prior written notice; provided, that no Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent and the Administrative Borrower, each in its sole discretion. This Section 12.06(b)(iv) shall be construed such that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v)         Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any written consent to such assignment required by Section 12.06(b)(i), and all requested “know your customer” documents, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Loan Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(vi)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Loan Agreement until such compliance occurs.

(c)          (i)          Any Lender may, without the consent of the Borrowers or the Agents, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Loan Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Loan Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 12.01(b)(i), 12.01(b)(ii), 12.01(b)(iii) or 12.01(b)(iv). Subject to Section 12.06(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.06, 2.07 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.09(b) as if it were a Lender; provided, that such Participant agrees to be subject to Section 12.09(a) as if it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Sections 2.06, 2.07 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4.04 so long as the documentation required by Section 4.04(f) is delivered by the participant to the participating Lender.

(iii)        Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain at one of its offices in the United States a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such Lender’s Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in each Participant Register shall be conclusive absent manifest error, and the applicable Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Loan Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Administrative Agent shall have no responsibility for maintaining any Participant Register, and any notices or other documents required to be delivered by the Loan Parties shall be deemed to be delivered to a Participant upon actual delivery to the Lender that sold the participation to such Participant.

(d)          Nothing herein is intended to prevent, impair, limit or otherwise restrict the ability of a Lender to collaterally assign or pledge all or any portion of its interests in the Loans and the other rights and benefits under the Loan Documents to an unaffiliated third party lender of such Lender (each such Person, a “Collateral Assignee”); provided that unless and until any Borrower receives notification from a Collateral Assignee of such assignment directing payments to be made to such Collateral Assignee, any payment made by the Borrowers for the benefit of such Lender in accordance with the terms of the Loan Documents shall satisfy the Borrowers’ obligations thereunder to the extent of such payment. Any such Collateral Assignee, upon foreclosure of its security interests in the Loans pursuant to the terms of such assignment and in accordance with Applicable Law, shall succeed to all the interests of or shall be deemed to be a Lender, with all the rights and benefits afforded thereby, and such transfer shall not be deemed to be a transfer for purposes of and otherwise subject to the provisions of this Section 12.06. Notwithstanding the foregoing, each Lender shall remain responsible for all obligations and liabilities arising hereunder or under any other Loan Document, and, except as otherwise expressly set forth in any applicable pledge or assignment, nothing herein is intended or shall be construed to impose any obligations upon or constitute an assumption by a Collateral Assignee thereof.

Section 12.07         Replacements of Lenders under Certain Circumstances.

(a)          The Administrative Agent, at the Borrowers’ sole cost and expense, shall be permitted to replace any Lender or any Participant that (i) requests reimbursement for amounts owing pursuant to Section 2.06, Section 2.08, or Section 4.04 if such Lender has declined or is unable to designate a different lending office in accordance with Section 2.08, or (ii) is affected in the manner described in Section 2.06(a)(iii) and as a result thereof any of the actions described in such Section 2.06(a)(iii) is required to be taken or (ii) is a Defaulting Lender; provided, that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) all Loans and other amounts (including any applicable Prepayment Premium and any other fees other than any disputed amounts) owing to such replaced Lender pursuant to this Loan Agreement shall be paid or purchased at par, (D) the replacement bank or institution (if not already a Lender), and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Borrower (other than during the occurrence and continuation of a Specified Event of Default) (which consent shall not be unreasonably withheld, conditions, delayed or burdened) and the Administrative Agent, and the withholding of consent by the Administrative Agent to any Loan Party, any Subsidiary of any Loan Party or any Affiliate of any Loan Party becoming a replacement Lender shall be deemed to be reasonable and not unreasonable, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.06 (except that such replaced Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto), (F) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, any Agent or any other Lender shall have against the replaced Lender, and (G) in the case of any such assignment resulting from a claim for compensation under Section 2.06 or payments required to be made pursuant to Section 4.04, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment or delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(b)          If any Lender (a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 12.01 requires the consent of all Lenders or all of the Lenders affected thereby and with respect to which the Required Lenders or Required Revolving Lenders, as applicable, shall have granted their consent, then, provided that no Event of Default then exists, the Administrative Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at their own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, provided, that: (i) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, including any Prepayment Premium, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, the Agents, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.06 (except that such Non-Consenting Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto).

Section 12.08         [Reserved].

Section 12.09         Adjustments; Set-Off.

(a)          If any Lender at any time receives any payment of all or part of its Loans, interest thereon or Prepayment Premium in respect thereof, or receives any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(k), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans, interest thereon or Prepayment Premium in respect thereof, such recipient Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such recipient Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such recipient Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The foregoing provisions of this Section 12.09 shall not apply to payments made and applied in accordance with the terms of this Loan Agreement and the other Loan Documents.

(b)          Upon the occurrence and during the continuance of an Event of Default, to the extent consented to by the Administrative Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers or any other Loan Party, any such notice being expressly waived by the Loan Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding any Excluded Deposit Accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Administrative Borrower and the Agents after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.10         Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and signed and delivered by facsimile or other electronic means. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

Section 12.11         Counterparts. Any number of counterparts of this Loan Agreement and the other Loan Documents, including facsimiles and other electronic copies, may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

Section 12.12         Severability. All provisions of this Loan Agreement are severable, and the unenforceability or invalidity of any of the provisions of this Loan Agreement shall not affect the validity or enforceability of the remaining provisions of this Loan Agreement. Should any part of this Loan Agreement be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. In lieu of such invalid or unenforceable provision, the parties hereto will negotiate in good faith to add as a part of this Loan Agreement a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

Section 12.13         Integration. This Loan Agreement and the other Loan Documents contain the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Loan Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten or oral agreements between the parties. By executing and delivering this Loan Agreement, each Loan Party hereby fully and irrevocably releases and agrees not to assert in any manner any and all claims which such Loan Party may have at law or in equity in relation to all prior written and oral discussions and understandings relating to this Loan Agreement, the other Loan Documents, the subject matter hereof and thereof, and the Transactions. When this Loan Agreement or any other Loan Document refers to a party’s “sole discretion”, such phrase means that party’s sole and absolute discretion as to process and result, which shall be final for all purposes hereunder, to be exercised (to the fullest extent the law permits) for any reason, subject to no standard of reasonableness or review and part of no claim before any court, arbitrator or other tribunal or forum or otherwise.

Section 12.14         GOVERNING LAW. THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCEPT AS MAY OTHERWISE BE PROVIDED THEREIN), AND THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE HEREOF AND THEREOF SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ANY CLAIM BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK FOR CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS REQUIRING APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 12.15         Waiver of Certain Rights. Each Loan Party irrevocably and unconditionally waives, to the maximum extent not prohibited by Applicable Law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations. The Loan Parties shall not at any time, to the extent it is lawful, insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive any of the Loans and other Obligations hereunder, wherever such laws may be enacted, now or at any time hereafter in force, or which may limit the Loan Parties performance of this Loan Agreement; and, to the extent that it may lawfully do so, each Loan Party expressly waives and shall waive all benefits or advantages of any such law.

Section 12.16         Acknowledgments. Each Loan Party hereby acknowledges that:

(a)          it has been advised by counsel of its choice in the negotiation, execution and delivery of this Loan Agreement and the other Loan Documents, such counsel has reviewed this Loan Agreement and the other Loan Documents, this Loan Agreement and the other Loan Documents (including, without limitation, Section 12.14, Section 12.15 and Article XIII hereof) are the result of such advice and review, and neither this Loan Agreement nor any other Loan Document shall be construed against an Agent or any Lender merely because of such Agent’s or such Lender’s involvement in the preparation of any such document;

(b)          neither any Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Loan Agreement or any of the other Loan Documents, and the relationship between any Agent and any Lender, on one hand, and each Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Loan Parties and the Agents and the Lenders; and

(d)          this Loan Agreement does not give rise now or in the future to an agency or partnership relationship between any Loan Party on the one hand and any Agent, any Lender or any of their respective Affiliates on the other hand.

Section 12.17         No Arranger Duties. Notwithstanding anything herein or elsewhere to the contrary, the “Sole Lead Arranger” referred to on the cover page hereof does not, and shall not, have any powers, duties, responsibilities or liabilities to the Borrowers or any other Person under this Loan Agreement or any of the other Loan Documents in such capacity.

Section 12.18         Confidentiality. Each Agent and each Lender shall hold all non-public information relating to any Loan Party or any Subsidiary of any Loan Party obtained pursuant to the requirements of this Loan Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices; provided, however, that in any event any Agent or Lender may disclose Confidential Information:

(a)          as such Person reasonably believes is required by Law (including, without limitation, SEC rules and regulations);

(b)          pursuant to legal process or as is otherwise required or requested by any court, securities exchange, or any other judicial, governmental, supervisory or regulatory board or agency, or representative thereof (including, without limitation, the SEC);

(c)          in connection with, and following, the enforcement of any rights or exercise of any remedies by any Agent or Lender under this Loan Agreement or any other Loan Document, or any action or proceeding relating to this Loan Agreement or any other Loan Document;

(d)          to such Agent’s or Lender’s Affiliates, and to such Agent’s, Lender’s and Affiliates’ directors, officers, employees, agents, attorneys, accountants and other professional advisors, auditors, and financing sources;

(e)          in connection with:

(i)          the establishment of any special purpose funding vehicle with respect to the Loans,

(ii)         any prospective assignment of, or participation in, its rights and obligations pursuant to Section 12.06, to prospective assignees or Participants, as applicable, provided that such prospective assignees or Participants agree to treat such information as confidential substantially in accordance with the terms of this Section 12.18 as if such prospective assignees or Participants were Agents or Lenders hereunder; and

(iii)        any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of such Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person;

(f)          to any rating agency; and

(g)          to any other Person with the consent of the Borrowers.

Notwithstanding the foregoing, (A) each of the Agents, the Lenders and any Affiliate thereof is hereby expressly permitted by the Loan Parties to refer to any Loan Party and any of their respective Subsidiaries in connection with any promotion or marketing undertaken by such Agent, Lender or Affiliate and, for such purpose, such Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with such Loan Party or such Subsidiary or any of their businesses and (B) no Agent or Lender shall have any obligation to keep information confidential if such information: (i) is or becomes public or known to participants in the Borrowers’ industry from a source other than an Agent, a Lender or an Agent’s or a Lender’s legal or financial advisors; (ii) is, was or becomes known on a non-confidential basis to or discovered by an Agent, Lenders or any of their legal or financial advisors independently from communications by or on behalf of any Loan Party, provided that the source of such information was not actually known by the disclosing Agent, Lender or advisor to be bound by a confidentiality agreement with (or subject to any other contractual, legal or fiduciary obligation of confidentiality to) the relevant Loan Party; or (iii) is independently developed by an Agent or a Lender without use of such confidential information.

Section 12.19         Press Releases, etc. Each Loan Party will not, and will not permit any of its Affiliates or its or its Affiliates’ respective officers, directors, shareholders or employees to, directly or indirectly, (i) publish or permit to be published any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Loan Agreement, the other Loan Documents or any of the Transactions, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, or (ii) publish or permit to be published any Agent’s or Lender’s name or logo, or otherwise refer to any Agent or Lender or any of its Affiliates, in connection with this Loan Agreement, the other Loan Documents or any of the Transactions, without the prior written consent of such Agent or Lender, as applicable.

Section 12.20         Releases of Guaranties and Liens.

(a)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 12.01) to take any action requested by the Administrative Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 12.01 or (ii) under the circumstances described in Section 12.20(b).

(b)          At such time as the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full and all Commitments have been terminated, (i) the Collateral shall automatically be released from the Liens created by the Loan Documents and at Borrowers’ sole cost and expense, the Collateral Agent shall terminate the Security Documents and release the Collateral from the Liens created by the Security Documents, and (ii) all obligations of the Collateral Agent under the Security Documents shall terminate without delivery of any instrument or performance of any act by any Person.

(c)          Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 12.20. In each case as specified in this Section 12.20, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrowers’ sole cost and expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 12.20.

Section 12.21         USA Patriot Act. Each Lender hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. Each Loan Party agrees to provide all such information to the Lenders upon request by any Agent at any time, whether with respect to any Person who is a Loan Party on the Closing Date or who becomes a Loan Party thereafter.

Section 12.22         No Fiduciary Duty. Each Loan Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders, the other Secured Parties, and all of their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 12.23         Reliance on Certificates. Notwithstanding anything to the contrary herein, the Secured Parties shall be entitled to rely and act upon any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Loan Party, and shall have no duty to inquire as to the actual incumbency or authority of such Person.

Section 12.24         No Waiver. A Secured Party’s failure to insist at any time upon strict compliance with this Loan Agreement or with any of the terms of this Loan Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by such Secured Party of any of its rights or privileges. A waiver or consent, express or implied, of or to any breach or default by any party in the performance by that party of its obligations with respect to this Loan Agreement is not a waiver or consent of or to any other breach or default in the performance by that party of the same or any other obligations of that party.

Section 12.25         The Administrative Borrower as the Loan Parties’ Representative. Each Loan Party (other than the Administrative Borrower) hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all Loan Parties, which appointment is coupled with an interest and shall remain in full force and effect unless and until the Administrative Agent (i) in its sole discretion shall have consented in writing to the revocation of such appointment and (ii) received prior written notice signed by the Loan Parties that such appointment has been revoked and that another Loan Party has been appointed. Each Loan Party hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide the Agents and the Lenders with all notices with respect to all Loans and other extensions of credit obtained for the benefit of the Borrowers and all other notices and instructions under this Loan Agreement and the other Loan Documents, (b) amend, supplement or otherwise modify any term or condition of this Loan Agreement and the other Loan Documents in accordance with Section 12.01(b) without any requirement that such Loan Party also sign any documents or instruments to effectuate any such amendment, supplement or waiver, and (c) to take such action as the Administrative Borrower deems appropriate on such Loan Party’s behalf to exercise such powers as are reasonably incidental thereto to carry out the purposes of this Loan Agreement and the other Loan Documents. Each Loan Party acknowledges that the handling of this Loan Agreement, the other Loan Documents and the Collateral in a combined fashion, as more fully set forth herein and in the other Loan Documents, is done solely as an accommodation to the Loan Parties in order to utilize the collective borrowing powers of the Loan Parties in the most efficient and economical manner and at their request, and that no Agent or Lender shall incur liability to any Loan Party as a result thereof. Each Loan Party expects to derive substantial benefit, directly or indirectly, from the handling of this Loan Agreement, the other Loan Documents and the Collateral in a combined fashion because the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce the Agents and Lenders to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify each Agent and each Lender against, and hold each Agent and each Lender harmless from, any and all liability, expense, loss or claim of damage or injury made against any Agent or Lender by any Loan Party or by any third party whosoever, arising from or incurred by reason of (x) the handling of this Loan Agreement, the other Loan Documents and the Collateral as provided herein, or (y) an Agent or a Lender relying on any instructions of the Administrative Borrower, except that the Loan Parties will have no liability to any Agent or Lender pursuant to this Section 12.25 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent or such Lender, as applicable.

Section 12.26         Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any documented loss or expense (but excluding lost profits) which such Lender may sustain or incur as a direct consequence of:

(a)          the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan as and when due hereunder (including payments made after any acceleration thereof);

(b)          the failure of the Borrowers to borrow, continue or convert a Loan after the Administrative Borrower has given (or is deemed to have given) a Borrowing Notice or a Notice of Conversion/Continuation;

(c)          the failure of the Borrowers to make any prepayment after the Administrative Borrower has given a notice in accordance with Section 4.01(a)(i);

(d)          the prepayment (including pursuant to Section 4.02) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)          the conversion pursuant to Section 2.09 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 12.26 and under Section 2.06(a)(ii): each LIBOR Rate Loan that is made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

Section 12.27         Acknowledgement and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Loan Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.28         Parallel Debt. Notwithstanding any other provision of this Agreement, the Loan Parties hereby irrevocably and unconditionally undertake to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to Secured Parties under the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve its entitlement to be paid that amount (the “Parallel Debt”). The Administrative Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 12.28, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve their entitlement to be paid those amounts. Any amount due and payable by a Loan Party to the Administrative Agent under this Section 12.28 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.28. The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 12.28.

ARTICLE XIII

JURISDICTION; VENUE, SERVICE OF PROCESS; JURY TRIAL WAIVER

Section 13.01         JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION (EXCEPT AS SET FORTH IN SECTION 13.05 HEREOF) OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOANS, THIS LOAN AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS LOAN AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS AND LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE LOANS, THIS LOAN AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 13.02         VENUE. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOANS, THIS LOAN AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT IN ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 13.03         SERVICE OF PROCESS. EACH PARTY TO THIS LOAN AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER AND AT THE ADDRESSES PROVIDED FOR NOTICES IN SECTION 12.02 BY MAIL. NOTHING IN THIS LOAN AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS LOAN AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 13.04         JURY TRIAL WAIVER. EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THE LOANS, THIS LOAN AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THE LOANS, THIS LOAN AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY ACKNOWLEDGES THAT IT HAD THE OPPORTUNITY TO REVIEW THIS JURY TRIAL WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL. THIS SECTION 13.04 IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS GRANTING ANY FINANCIAL ACCOMMODATIONS TO THE LOAN PARTIES.

SECTION 13.05         No provision of, nor the exercise of any rights under, Section 13.01 or Section 13.02 shall limit the right of any Agent or any other Secured Party to (i) foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the UCC, or otherwise pursuant to applicable Law, (ii) exercise self-help remedies including but not limited to set-off and repossession, or (iii) request and obtain from a court having jurisdiction, any provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Loan Agreement as of the date first above written.

BORROWERS:	Spark Networks SE,
a Societas Europaea,
as a Borrower and as Administrative Borrower

	By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: Chief Financial Officer

	By:	/s/ Jeronimo Folgueira
Name: Jeronimo Folgueira
Title: Chief Executive Officer

Spark Networks, INC.,
a Delaware corporation

	By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: Chief Financial Officer

ZOOSK, INC.,
a Delaware corporation

	By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: Chief Financial Officer

Signature Page to Loan Agreement

GUARANTORS:	LOV USA, LLC,
a Delaware limited liability company

	By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: Chief Financial Officer

Minglematch, inc.,
a Utah corporation

	By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: Chief Financial Officer

smooch labs inc.,
a Delaware corporation

	By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: Chief Financial Officer

spark networks USA, LLC,
a Delaware limited liability company

	By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: Chief Financial Officer

spark networks services gmbh,
a Gesellschaft mit beschrankter Haftung

	By:	/s/ Gitte Bendzulla
Name: Gitte Bendzulla
Title: General Counsel

Signature Page to Loan Agreement

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	BLUE TORCH FINANCE LLC, a Delaware limited liability company

	By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Authorized Signer

Signature Page to Loan Agreement

LENDERS:

BTC Holdings Fund I, LLC,
as a Lender

	By:	Blue Torch Credit Opportunities Fund I LP,
its sole member

	By:	Blue Torch Credit Opportunities GP LLC,
its general partner

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Authorized Signer

BTC Holdings Fund I-B, LLC,
as a Lender

	By:	Blue Torch Credit Opportunities Fund I LP,
its sole member

	By:	Blue Torch Credit Opportunities GP LLC,
its general partner

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Authorized Signer

Blue Torch Credit Opportunities Fund I LP,
as a Lender

	By:	Blue Torch Credit Opportunities GP LLC,
its general partner

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Authorized Signer

Signature Page to Loan Agreement

Special Value Continuation Partners, LLC,
TCP Waterman CLO, LLC,
Tennenbaum Senior Loan Fund V, LLC,
TCP Direct Lending Fund, VIII-S, LLC,
TCP Direct Lending Fund VIII-T, LLC,
each as a Lender

On behalf of each of the above entities:
By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Director

TCP Whitney CLO, LTD,
TCP Rainer, LLC,
TCP DLF VIII 2018 CLO, LLC,
each as a Lender

By: SERIES 1 OF SVOF/MM, LLC
Its: Collateral Manager

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Director

TCP DLF VIII ICAV,
an umbrella type Irish collective asset management vehicle
acting solely for and on behalf of its sub-fund
TCP Direct Lending Fund VIII-U (Ireland),
as a Lender

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager acting as attorney-in-fact

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Director

Signature Page to Loan Agreement

TCP DLF VIII ICAV,
an umbrella type Irish collective asset management vehicle
acting solely for and on behalf of its sub-fund
TCP Direct Lending Fund VIII-L (Ireland),
as a Lender

By: SVOF/MM, LLC
Its: Sub-Advisor acting as attorney-in-fact

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Director

Signature Page to Loan Agreement